                                                                    Exhibit 99.1

      THE FOLLOWING INFORMATION WILL BE DISCLOSED BY THE COMPANY IN A PROPOSED PRIVATE PLACEMENT OF SENIOR DEBT SECURITIES.

      THE FINANCIAL INFORMATION PRESENTED IS FOR THE YEAR ENDED DECEMBER 31, 1999 OR THE NINE MONTHS OR TWELVE MONTHS ENDED SEPTEMBER 30, 2000 FOR ALL ENTITIES EXCEPT CRC HOLDINGS, INC. -- GAMING DIVISION, WHICH IS FOR THE YEAR ENDED NOVEMBER 30, 1999 OR THE NINE MONTHS OR TWELVE MONTHS ENDED AUGUST 31, 2000.

    UNLESS SPECIFICALLY PROVIDED ELSEWHERE TO THE CONTRARY, THIS DOCUMENT ASSUMES THAT OUR ACQUISITION OF THE GAMING DIVISION OF CRC HOLDINGS,
INC., INCLUDING THE ACQUISITION OF THE MINORITY INTEREST IN CRC'S MAJORITY OWNED SUBSIDIARY, AS DISCUSSED BELOW HAS BEEN COMPLETED. HOWEVER, WE CANNOT
BE SURE THAT THE CRC ACQUISITION WILL BE CONSUMMATED ON THE TERMS OR TIMETABLE CURRENTLY CONTEMPLATED, OR AT ALL.

    FOR PURPOSES OF THIS DOCUMENT, THE "OFFERING" SHALL MEAN OUR PROPOSED PRIVATE PLACEMENT OF $200 MILLION OF SENIOR DEBT SECURITIES AND THE "NOTES" SHALL MEAN THE NOTES ISSUED PURSUANT TO THE OFFERING.

                              RECENT DEVELOPMENTS

FINANCIAL PERFORMANCE

    On February 8, 2001, we reported our operating results for the fourth quarter ended December 31, 2000. As announced, our revenues for the fourth quarter of 2000 were approximately $91.9 million compared to approximately $45.7 million in the fourth quarter of 1999. EBITDA, before non-recurring charges, was approximately $17.1 million in the fourth quarter of 2000 compared to approximately $7.9 million in the fourth quarter of 1999. Revenues for the year ended December 31, 2000 increased to approximately $294.1 million, from approximately $171.5 million in 1999. EBITDA, before non-recurring charges, rose to approximately $60.0 million for the year ended December 31, 2000, from approximately $29.8 million for the year ended December 31, 1999.

    The results of operations by property level (excluding corporate overhead) for the years ended December 31, 1999 and 2000 are summarized as follows (in thousands):

                                                            REVENUES(1)            EBITDA(1)
                                                        -------------------   -------------------
                                                          1999       2000     1999(2)      2000
                                                        --------   --------   --------   --------
Charles Town Entertainment Complex....................  $ 80,015   $135,290   $16,023    $35,469
Casino Magic Bay St. Louis............................    88,895     87,561    21,923     20,489
Boomtown Biloxi.......................................    67,826     65,846    13,282     11,684
Penn National Race Course and its OTWs................    55,609     64,364     9,065     10,380
Pocono Downs and its OTWs.............................    36,324     37,573     8,955      7,792
Earnings from Pennwood Racing, Inc....................     1,098      2,832(3)   1,098     2,832
Corporate Eliminations................................    (1,588)    (1,630)       --         --
                                                        --------   --------   -------    -------
Total.................................................  $328,179   $391,836   $70,346    $88,646
                                                        ========   ========   =======    =======

------------

(1) The results for our Mississippi properties, Casino Magic Bay St. Louis and Boomtown Biloxi, give pro forma effect as if we had owned these properties on the first day of each period presented.

(2) EBITDA for the year-ended December 31, 1999 excludes non-recurring charges for litigation expense at Charles Town of $1.5 million; horsemen action expense at Penn National Race Course of $1.25 million; and site development and restructuring expenses of $0.5 million.

(3) Revenues for the year-ended December 31, 2000 exclude a non-recurring charge of $0.5 million for the termination of the Garden State Park lease.

    CRC's revenues for the year ended November 30, 2000 were approximately $104.8 million compared to approximately $100.4 million for the year ended November 30, 1999. CRC's EBITDA for the year ended November 30, 2000 was approximately $28.3 million compared to approximately $30.0 million for the year ended November 30, 1999.

EXECUTIVE MANAGEMENT ADDITION

    In February 2001, Kevin DeSanctis joined the company. He will assume the titles of President and Chief Operating Officer upon receipt of necessary licensing and regulatory approvals in applicable jurisdictions. Mr. DeSanctis has over 20 years of experience in managing and developing gaming operations in various jurisdictions including, Las Vegas, Atlantic City, New Orleans and Colorado. Prior to joining us, Mr. DeSanctis was Chief Operating Officer, North America for Sun International Hotels Limited from 1995 to 2000.

                                  RISK FACTORS


RISKS RELATED TO OUR BUSINESS

  WE HAVE LIMITED EXPERIENCE OPERATING CASINOS AND, PRIOR TO AUGUST 2000, HAVE NOT MANAGED CASINO OPERATIONS SUCH AS THOSE THAT ARE PART OF OUR MISSISSIPPI PROPERTIES OR THE CRC ACQUISITION.

    We have limited experience in operating full-scale casino operations like those associated with our Mississippi properties and the CRC acquisition. Our Charles Town Entertainment Complex features gaming machines, but does not include the full complement of casino, entertainment and other amenities available at Casino Magic Bay St. Louis, Boomtown Biloxi, Casino Rouge or Casino Rama. In addition, the Charles Town Entertainment Complex faces limited direct competition, unlike the substantial competition faced by the operations at Casino Magic Bay St. Louis, Boomtown Biloxi, Casino Rouge and Casino Rama. We cannot be sure that we will be successful in managing and operating our business in response to the new challenges of conducting full-scale casino operations in highly competitive gaming markets. The significant expansion of our business and the operational and geographic expansion associated with the Mississippi and CRC acquisitions will place demands on our administrative, operational and financial resources. Such strain, together with demands related to our contemplated expansion of the Charles Town Entertainment Complex and Casino Magic Bay St. Louis properties, may have a material adverse effect on our business, financial condition and results of operations.

  WE MAY FACE DISRUPTION IN INTEGRATING OUR OPERATIONS AFTER THE CRC ACQUISITION AND IN MANAGING FACILITIES WE MAY ACQUIRE OR EXPAND.

    The integration of the CRC operations following the acquisition will require the dedication of management resources that may temporarily detract attention from our day-to-day business. The process of integrating this organization may also interrupt the activities of that business, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will be able to manage the combined operations effectively or realize any of the anticipated benefits of the acquisition.

    Our ability to achieve our objectives in connection with the CRC acquisition is highly dependent on, among other things, our ability to maintain effective senior management teams at Casino Rouge and Casino Rama. We plan to maintain such management through the retention of certain current executives and the attraction of new executives. If, for any reason, these executives do not continue to be active in management after the acquisition or if we fail to attract new capable executives, our operations after consummation of the CRC acquisition could be materially adversely affected.

    In addition, we may pursue expansion and acquisition opportunities in the future and would face significant challenges not only in managing and integrating the combined operations, but also in managing our expansion projects and any other gaming operations that we might acquire in the future. Management of such new projects will require that we increase our managerial resources. If we fail to manage our growth effectively it could materially adversely affect our operating results.

  WE FACE RISKS RELATED TO THE DEVELOPMENT AND EXPANSION OF OUR CURRENT PROPERTIES.

    We will use a portion of our available cash for capital expenditures at the Charles Town Entertainment Complex and at Casino Magic Bay St. Louis, including the construction of new hotels at each of these facilities. The construction of hotels involves substantial risks, including the possibility of construction cost over-runs and delays due to various factors (including regulatory approvals, inclement weather, and labor or material shortages), market or site deterioration after construction has begun, and the emergence of competition from unanticipated sources. The opening of the new hotels will be contingent upon, among other things, receipt of all required licenses, permits and authorizations. The scope of the approvals required for a new hotel is extensive, including, without limitation, state and local land-use permits, building and zoning permits and health and safety permits. In addition, unexpected changes or concessions required by local, regulatory and state authorities could involve significant additional costs and could delay or prevent the completion of construction or the opening of a new hotel. We cannot be sure that we will obtain the necessary permits, licenses and approvals for the construction and operation of the new hotels, or that we will obtain such permits, licenses and approvals within the anticipated time frame.

    In addition to the new hotels, we are planning enhancements at the Charles Town Entertainment Complex, including the expansion of the gaming floor and the construction of a structured parking lot and an entertainment venue; at Casino Magic Bay St. Louis, we are planning to reconfigure the gaming floor and construct three new restaurants. These planned enhancements involve similar risks to hotel construction risks including cost over-runs, delays, market deterioration and receipt of required licenses, permits or authorizations, among others.

    The opening of the new hotels and the other proposed enhancements also will require the establishment of new work forces of significant sizes. We cannot be certain that management will be able to hire and retain a sufficient number of employees to operate these facilities at their optimum levels. The failure to employ the proper work force could result in inadequate customer service which could ultimately harm profitability.

  WE FACE SIGNIFICANT COMPETITION.

    GAMING OPERATIONS

    The gaming industry is highly fragmented and characterized by a high degree of competition among a large number of participants, many of which have financial and other resources that are greater than our resources. Competitive gaming activities include casinos, video lottery terminals and other forms of legalized gaming in the United States and other jurisdictions.

    Legalized gambling is currently permitted in various forms throughout the United States and in several Canadian provinces. Other jurisdictions may legalize gaming in the near future through the introduction of proposals to legalize gaming in their state legislatures. In addition, established gaming jurisdictions could award additional gaming licenses or permit the expansion of existing gaming operations. New or expanded operations by other persons can be expected to increase competition for our gaming operations and could have a material adverse impact on us.

    CHARLES TOWN, WEST VIRGINIA. Our gaming machine operations at the Charles Town Entertainment Complex face competition from other gaming machine venues in West Virginia and in neighboring states (including Dover Downs, Delaware Park and Harrington Raceway in Delaware and the casinos in Atlantic City, New Jersey). These venues also offer significantly higher stakes for their gaming machines than in West Virginia. Atlantic City, New Jersey does not have a per-pull limit on its gaming machines, while Delaware has a $25 per-pull limit. Per-pull limits in West Virginia are only $2 per gaming machine. In addition to existing competition, both Pennsylvania and Maryland have in the past considered legislation to expand gaming in their respective states. The failure to attract or retain gaming machine customers at the Charles Town Entertainment Complex, whether arising from such competition or from other factors, could have a material adverse effect on our business, financial condition and results of operations.

    MISSISSIPPI GULF COAST. Dockside gaming has grown rapidly on the Mississippi Gulf Coast, increasing from no dockside casinos in March 1992 to 12 operating dockside casinos at December 31, 2000. Nine of these facilities are located in Biloxi, two are located in Gulfport and one is located in Bay St. Louis. Our Mississippi casino operations have numerous competitors, many of which have greater name recognition and financial and marketing resources than we have. Competition in the Mississippi gaming market is significantly more intense than the competition our gaming operations face in West Virginia or our pari-mutuel operations face in Pennsylvania and New Jersey. We cannot be sure that we will succeed in the competitive Mississippi Gulf Coast gaming market. The failure to do so would have a material adverse effect on our business, financial condition and results of operations.

    LOUISIANA. Our operation of the Casino Rouge riverboat will face competition from land-based and riverboat casinos throughout Louisiana and on the Mississippi Gulf Coast, casinos on Native American lands and from non-casino gaming opportunities within Louisiana. The Louisiana Riverboat Economic Development and Gaming Control Act limits the number of gaming casinos in Louisiana to fifteen riverboat casinos statewide and one land-based casino in New Orleans. Fourteen of the fifteen available riverboat licenses are currently issued and the fifteenth license currently is under consideration.

    The principal competitor to the Casino Rouge is the Belle of Baton Rouge, owned by Argosy Gaming, which is the only other licensed riverboat casino in Baton Rouge. In February 2001, Argosy opened a new 300-room Sheraton hotel at the casino. We also will also face competition from three major riverboat casinos and one land-based casino in the New Orleans area, which is 75 miles from Baton Rouge, and from three Native American casinos in Louisiana. The two closest Native American casinos are land-based facilities located approximately 45 miles southwest and approximately 65 miles northwest of Baton Rouge. We also will face competition from several truck stop gaming facilities located in certain surrounding parishes that are authorized to operate up to 50 video poker machines each.

    ONTARIO. Our operation of Casino Rama through CHC Casinos Canada Limited will face competition in Ontario from a number of casinos and racetracks with gaming machine facilities. Currently, there are two other commercial casinos, five charity casinos and eleven racetracks with gaming machines in the province of Ontario. In 2001, four additional racetracks in Ontario are planning to open gaming machine facilities. All of the casinos and gaming machine facilities are operated on behalf of the Ontario Lottery and Gaming Corporation, an agency of the Province of Ontario. The Ontario Lottery and Gaming Corporation also operates several province-wide lotteries.

    Casino Rama is located near Orillia, Ontario, approximately 90 miles north of Toronto. There is one charity casino and five racetracks with gaming machine facilities within a 150-mile radius of Casino Rama. The charity casino has 40 gaming tables and 450 gaming machines. The number of gaming machines at the racetracks range from 100 to 1,700 each. Woodbine Racetrack, located approximately 95 miles from Casino Rama, near Toronto, has 1,700 gaming machines.

    There is an interim commercial casino located in Niagara Falls, Ontario, 80 miles southwest of Toronto with approximately 135 gaming tables and 2,000 gaming machines. It is contemplated that Niagara Falls will have a permanent casino with a similar number of gaming tables and gaming machines as the interim casino that is scheduled to be completed by the spring of 2002. In addition, it has been proposed in connection with the City of Toronto's waterfront revitalization project that a casino be located in downtown Toronto. However, there are no definitive plans for the development of such a casino.

    RACING AND PARI-MUTUEL OPERATIONS

    Our racing and pari-mutuel operations face significant competition for wagering dollars from other racetracks and OTWs (some of which also offer other forms of gaming), other gaming venues such as casinos and state-sponsored lotteries, including the Pennsylvania, New Jersey, Delaware and West Virginia lotteries. We may also face competition in the future from new OTWs or from new racetracks. From time to time, states consider legislation to permit other forms of gaming. If additional gaming opportunities become available in or near our racing and pari-mutuel operations, such gaming opportunities could have a material adverse effect on our business, financial condition and results of operations.

    Our OTWs compete with the OTWs of other Pennsylvania racetracks, and new OTWs may compete with our existing wagering facilities. Our competitors have a number of OTW facilities that are relatively close in distance to our OTWs. Although only two competing OTWs remain authorized by law for future opening, the opening of a new OTW in close proximity to our existing or future OTWs could have a material adverse effect on our business, financial condition and results of operations.

  WE FACE EXTENSIVE REGULATION FROM GAMING AUTHORITIES.

    LICENSING REQUIREMENTS. As owners and operators of gaming and pari-mutuel betting facilities, we are subject to extensive state, local and, in Canada, provincial regulation. State, local and provincial authorities require us and our subsidiaries to demonstrate suitability to obtain and retain various licenses and require that we have registrations, permits and approvals to conduct gaming operations. Various regulatory authorities, including the Pennsylvania State Horse Racing Commission, the Pennsylvania State Harness Racing Commission, the New Jersey Racing Commission, the New Jersey Casino Control Commission, the West Virginia Racing Commission, the West Virginia Lottery Commission, the Mississippi Gaming Commission, the Louisiana Gaming Control Board and the Alcohol and Gaming Commission of Ontario may, for any reason set forth in the applicable legislation, limit, condition, suspend or revoke a license or registration to conduct gaming operations or prevent us from owning the securities of any of our gaming subsidiaries. Like all gaming operators in the jurisdictions in which we operate, we must periodically apply to renew our gaming licenses or registrations. We cannot assure you that we will be able to obtain such renewals. Regulatory authorities may also levy substantial fines against or seize the assets of our company, our subsidiaries or the people involved in violating gaming laws or regulations. Any of these events could have a material adverse effect on our business, financial condition and results of operation.

    We have demonstrated suitability to obtain and have obtained all governmental licenses, registrations, permits and approvals necessary for us to operate our existing gaming facilities. We cannot assure you that we will be able to retain them or demonstrate suitability to obtain any new licenses, registrations, permits or approvals. If we expand our gaming operations in West Virginia, Mississippi, Pennsylvania, New Jersey or to new areas, we will have to meet suitability requirements and obtain additional licenses, registrations, permits and approvals from gaming authorities in these jurisdictions. The approval process can be time-consuming and costly and we cannot be sure that we will be successful.

      Gaming authorities in the United States can generally require that any beneficial owner of our securities, including holders of the new notes, file an application for a finding of suitability. If a gaming authority requires a record or beneficial owner of a new note to file a suitability application, the owner must apply for a finding of suitability within 30 days or at an earlier time prescribed by the gaming authority. The gaming authority has the power to investigate an owner's suitability and the owner must pay all costs of the investigation. If the owner is found unsuitable, then the owner may be required, either by law or the terms of the new notes, to dispose of the new notes. In addition, the issuance of the notes offered hereby is subject to approval by the West Virginia Racing Commission and the West Virginia Lottery Commission.

    POTENTIAL CHANGES IN REGULATORY ENVIRONMENT. From time to time, legislators and special interest groups have proposed legislation that would expand, restrict or prevent gaming operations in the jurisdictions in which we operate. Any expansion of gaming or restriction on or prohibition of our gaming operations could have a material adverse effect on our operating results.

    TAXATION. We believe that the prospect of significant additional revenue is one of the primary reasons that jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal, state, local and provincial income taxes, and such taxes and fees are subject to increase at any time. We pay substantial taxes and fees with respect to our operations. From time to time, federal, state, local and provincial legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. In early 2000, for example, a bill was introduced in the Louisiana state legislature that, had the bill been enacted into law, would have increased riverboat taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration of such laws. Such changes, if adopted, could have a material adverse effect on our business, financial condition and results of operations.

    COMPLIANCE WITH OTHER LAWS. We are also subject to a variety of other rules and regulations, including zoning, environmental, construction and land-use laws and regulations governing the serving of alcoholic beverages.

  WE DEPEND ON OUR KEY PERSONNEL.

    We are highly dependent on the services of Peter M. Carlino, our Chairman and Chief Executive Officer, and other officers and key employees. We have entered into employment agreements with Mr. Carlino and certain other officers. However, the loss of the services of any of these individuals could have a material adverse effect on our business, financial condition and results of operations.

  INCLEMENT WEATHER AND OTHER CONDITIONS COULD SERIOUSLY DISRUPT OUR OPERATIONS.

    The operations of our facilities are subject to disruptions or reduced patronage as a result of severe weather conditions. Our dockside facilities in Mississippi and the Casino Rouge riverboat to be obtained in the CRC acquisition are subject to risks in addition to those associated with land-based casinos, including loss of service due to casualty, mechanical failure, extended or extraordinary maintenance, flood, hurricane or other severe weather conditions. The Casino Rouge also is subject to risks associated with the movement of vessels on inland waterways, including risks of casualty due to river turbulence and severe weather conditions. Reduced patronage and the loss of a dockside casino or riverboat from service for any period of time due to severe weather could adversely affect our business, financial condition and results of operations.

  WE DEPEND ON AGREEMENTS WITH OUR HORSEMEN AND PARI-MUTUEL CLERKS TO OPERATE OUR BUSINESS.

    The Federal Horseracing Act, the West Virginia Racing Act and the Pennsylvania Racing Act require that, in order to simulcast races, we have written agreements with the horse owners and trainers at our West Virginia and Pennsylvania race tracks. In addition, in order to operate gaming machines in West Virginia, we are required to enter into written agreements regarding the proceeds of the gaming machines with a representative of a majority of the horse owners and trainers, a representative of a majority of the pari-mutuel clerks and a representative of a majority of the horse breeders. On March 23, 1999, we signed a new horsemen agreement with the Pennsylvania Thoroughbred Horsemen at Penn National Race Course with an initial term that expires on January 1, 2004. Our agreement with the Pennsylvania Harness Horsemen was entered into in November 1999 and expires on January 16, 2003. At the Charles Town Entertainment Complex, we have an agreement with the Charles Town Horsemen that expires on December 31, 2002. Our agreement with the pari-mutuel clerks at Charles Town expires on December 31, 2004.

    If we fail to maintain operative agreements with the horsemen at a track, we will not be permitted to conduct live racing and export and import simulcasting at that track, and, in West Virginia, we will not be permitted to operate our gaming machines. In addition, our simulcasting agreements are subject to the horsemen's approval. In February 1999, the Pennsylvania Thoroughbred Horsemen stopped racing at Penn National Race Course and withdrew their permission for us to import simulcast races from other racetracks, resulting in the closure of Penn National Race Course and its six OTWs. As a result of this action, our operations at Penn National Race Course and its OTWs were suspended for more than five weeks, we lost 46 race days at Penn National Race Course, and it took nearly six months from the beginning of the action before we returned to pre-action levels of racing and operations. If we fail to renew or modify existing agreements on satisfactory terms, this failure could have a material adverse effect on our business, financial condition and results of operations.

    In addition, pursuant to the New Jersey Simulcasting Racing Act, our New Jersey joint venture, Pennwood Racing, Inc., must maintain written agreements with the horsemen at Freehold Raceway and Garden State Park in order to simulcast races to the Atlantic City casinos. Horsemen agreements are currently in effect at both facilities.

RISKS RELATED TO THE PROPOSED ACQUISITION OF CRC HOLDINGS, INC.

  THE CONSUMMATION OF THE CRC ACQUISITION IS SUBJECT TO A NUMBER OF CLOSING CONDITIONS THAT COULD PREVENT US FROM CONSUMMATING THE TRANSACTION ON OUR CURRENT TIMETABLE, OR AT ALL.

    On July 31, 2000, we entered into an agreement to purchase by merger the gaming business of CRC Holdings. The agreement will terminate if we do not complete the acquisition by October 31, 2001, and we will forfeit all amounts in escrow. In addition to customary closing conditions, the consummation of the CRC acquisition is subject to the following conditions:

    - the completion of CRC's divestiture of its non-gaming assets;

    - the consent of the Louisiana Gaming Control Board to the change of control of CRC and LCCI;

    - the consent of the Ontario Lottery and Gaming Corporation, Mnjikaning First Nation and the Bank of Nova Scotia to the change in control of CRC; and

    - our ability to meet the minimum operating requirements contained in our existing credit facility.

    If any of the above conditions or the other customary closing conditions are not satisfied, we may not be able to consummate the CRC acquisition on the terms described in this offering memorandum and on our planned timetable, or at all.

  WE WILL OPERATE CASINO RAMA UNDER A DEVELOPMENT AND OPERATING AGREEMENT THAT IS TERMINABLE IF WE FAIL TO ATTAIN SPECIFIC OPERATING RESULTS.

    As the operator of Casino Rama under a Development and Operating Agreement, CHC Casinos, a subsidiary of CRC, is entitled to a base fee equal to two percent of gross revenues at Casino Rama and an incentive fee equal to five percent of the net operating margins at the casino. The term of the agreement extends until July 31, 2011, but may be terminated by the Ontario Lottery and Gaming Corporation prior to that date if certain events occur. Specifically, the Ontario Lottery and Gaming Corporation may terminate the agreement if, in any three of five consecutive years, Casino Rama's actual gross revenues for the year are less than 85% of budgeted gross revenue for the same period. The termination of the Development and Operating Agreement prior to July 31, 2011 could have a material adverse effect on our business, financial condition and results of operations.

                                 CAPITALIZATION

      The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2000, on a pro forma basis for this offering assuming the CRC acquisition is not consummated and on a pro forma basis for this offering giving effect to the consummation of the CRC acquisition, in each case including the application of the net proceeds of the offering. You should read this information in conjunction with the various sections generally entitled "Selected Consolidated Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this document.

                                                               AS OF SEPTEMBER 30, 2000
                                                -------------------------------------------------------
                                                            PRO FORMA FOR THIS
                                                           OFFERING AND ASSUMING    PRO FORMA FOR THIS
                                                            THE CRC ACQUISITION    OFFERING AND THE CRC
                                                 ACTUAL     IS NOT CONSUMMATED         ACQUISITION
                                                --------   ---------------------   --------------------
                                                                    (IN THOUSANDS)
Cash and cash equivalents.....................  $ 20,402         $ 20,402                $ 24,402
                                                ========         ========                ========
Long-term debt, including current portion
  Senior secured credit facility:
    Revolving credit facility.................  $ 36,000         $ 36,000                $ 10,459
    Term loans................................   272,625           79,625                 272,625
  Other long-term debt........................       174              174                   7,699
    % senior subordinated notes due 2009......        --          200,000                 200,000
                                                --------         --------                --------
    Total long-term debt......................   308,799          315,799                 490,783
Shareholders' equity..........................    76,163           76,163                  76,163
                                                --------         --------                --------
  Total capitalization........................  $384,962         $391,962                $566,946
                                                ========         ========                ========

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma consolidated statements of operations and the unaudited pro forma consolidated balance sheet present pro forma results assuming the issuance of these notes and assuming (1) the CRC acquisition is not consummated, and (2) the CRC acquisition is consummated. In the pro forma consolidated statements of operations, we have consolidated our historical results with the historical results of operations of the Mississippi properties acquired for such periods and reflected the issuance of the notes in this offering and the use of the majority of the proceeds of the notes to repay a portion of our outstanding term loan indebtedness senior secured credit facility, as if the CRC acquisition is not consummated. These results are then further adjusted to reflect an assumed reborrowing under the senior secured credit facility which, together with cash on LCCI's balance sheet, is used to finance the CRC acquisition, including the repayment of existing indebtedness of LCCI. See "Risk Factors--The consummation of the CRC acquisition is subject to a number of closing conditions that could prevent us from consummating the transaction on our current timetable, or at all."

    The accompanying unaudited pro forma consolidated statements of operations for the year ended December 31, 1999, for the nine months ended September 30, 2000 and for the twelve months ended September 30, 2000 were prepared giving effect to the acquisition of the Mississippi properties and CRC and the refinancing of our long-term debt as if the events occurred on January 1, 1999. The accompanying unaudited pro forma consolidated balance sheet has been prepared as if the acquisition of CRC occurred on September 30, 2000.

    You should read the following pro forma consolidated financial statements in conjunction with the historical consolidated financial statements of Penn National, Casino Magic Corp. (d/b/a/ Casino Magic Bay St. Louis), Mississippi-I Gaming, L.P. (d/b/a Boomtown Biloxi) and CRC Holdings, Inc.--Gaming Division included elsewhere in this document. This unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if all of the events as described above had occurred on the first day of the respective periods presented nor is it necessarily indicative of our future operating results or financial position.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                                                                      PRO FORMA
                                                                              PRO FORMA                                  FOR
                                                                                 FOR                                 MISSISSIPPI
                                                                             MISSISSIPPI                             PROPERTIES,
                                                      Mississippi            PROPERTIES                             THIS OFFERING
                                 PENN    Mississippi   Pro Forma     This     AND THIS        CRC       Pro Forma    AND THE CRC
                               NATIONAL  Properties   Adjustments  Offering   OFFERING    Acquisition  Adjustments   ACQUISITION
                                 (1)         (2)          (3)        (4)         (5)         (6a)          (7)           (8)
                               --------  -----------  -----------  --------  -----------  -----------  -----------  -------------
Revenues
  Gaming.....................  $ 55,415   $138,540     $     --    $    --    $193,955     $ 82,250     $     --       $276,205
  Racing.....................   102,827         --           --         --     102,827           --           --        102,827
  Management service fees....        --         --           --         --          --       15,790           --         15,790
  Other......................    13,216     18,181           --         --      31,397        2,408           --         33,805
                               --------   --------     --------    -------    --------     --------     --------       --------
Total revenues...............   171,458    156,721           --         --     328,179      100,448           --        428,627

Operating expenses
  Gaming.....................    34,952     76,812           --         --     111,764       38,439           --        150,203
  Racing.....................    68,808         --           --         --      68,808           --           --         68,808
  Other operating expenses...    11,173     16,459           --         --      27,632        1,659           --         29,291
  General and
    administrative...........    30,030     28,245           --         --      58,275       30,323       (1,186)(a)      87,412
  Depreciation and
    amortization.............     8,679      9,795          229 (a)     875 (a)    19,578     5,628        5,225 (b)      30,431
                               --------   --------     --------    -------    --------     --------     --------       --------
Total operating expenses.....   153,642    131,311          229        875     286,057       76,049        4,039        366,145

Income from operations.......    17,816     25,410         (229)      (875)     42,122       24,399       (4,039)        62,482
Interest income..............     1,368        110           --         --       1,478        2,200           --          3,678
Interest expense.............    (8,667)      (181)     (21,811)(b)  (1,000)(b)   (31,659)    (8,478)     (8,587)(c)     (48,724)
Other income (expense),
  net........................        (8)        66           --         --          58       (1,601)          --         (1,543)
                               --------   --------     --------    -------    --------     --------     --------       --------
Income before taxes, minority
  interest and extraordinary
  item.......................    10,509     25,405      (22,040)    (1,875)     11,999       16,520      (12,626)        15,893
Income tax expense...........     3,777      5,656       (4,160)(c)    (713)(c)     4,560     7,191       (5,712)(d)       6,039
                               --------   --------     --------    -------    --------     --------     --------       --------

Income before minority
  interest and extraordinary
  item.......................     6,732     19,749      (17,880)    (1,162)      7,439        9,329       (6,914)         9,854
Minority interest............        --         --           --         --          --          221         (221)(e)          --
                               --------   --------     --------    -------    --------     --------     --------       --------

Income before extraordinary
  item.......................  $  6,732   $ 19,749     $(17,880)   $(1,162)   $  7,439     $  9,108     $ (6,693)      $  9,854
                               ========   ========     ========    =======    ========     ========     ========       ========

EBITDA.......................  $ 26,495   $ 35,205     $     --    $    --    $ 61,700     $ 30,027     $  1,186       $ 92,913
                               ========   ========     ========    =======    ========     ========     ========       ========

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                                 (IN THOUSANDS)

                                                                                            PRO FORMA
                                                                                               FOR
                                                                                           MISSISSIPPI
                                                                  Mississippi              PROPERTIES
                                           PENN     Mississippi    Pro Forma      This      AND THIS         CRC        Pro Forma
                                         NATIONAL   Properties    Adjustments   Offering    OFFERING     Acquisition   Adjustments
                                           (1)          (2)           (3)         (4)          (5)          (6c)           (7)
                                         --------   -----------   -----------   --------   -----------   -----------   -----------
Revenues
  Gaming...............................  $ 99,895     $84,840       $     --    $    --     $184,735       $67,751       $    --
  Racing...............................    87,913          --             --         --       87,913            --            --
  Management service fees..............        --          --             --         --           --        10,177            --
  Other................................    14,453      12,362             --         --       26,815         1,577            --
                                         --------     -------       --------    -------     --------       -------       -------
Total revenues.........................   202,261      97,202             --         --      299,463        79,505            --

Operating expenses
  Gaming...............................    59,050      47,516             --         --      106,566        31,603            --
  Racing...............................    59,065          --             --         --       59,065            --            --
  Other operating expenses.............    11,980       9,961             --         --       21,941           908            --
  General and administrative...........    29,316      17,104             --         --       46,420        25,315        (2,170)(a)
  Depreciation and amortization........     8,457       5,070          2,659 (a)     656 (a)    16,842       3,833         4,308 (b)
                                         --------     -------       --------    -------     --------       -------       -------
Total operating expenses...............   167,868      79,651          2,659        656      250,834        61,659         2,138

Income from operations.................    34,393      17,551         (2,659)      (656)      48,629        17,846        (2,138)
Interest income........................     1,334           3             --         --        1,337         1,237            --
Interest expense.......................   (11,004)        (93)       (12,052)(b)    (750)(b)   (23,899)     (5,486)       (7,314)(c)
Other income (expense), net............         1        (301)            --         --         (300)         (364)          269(f)
                                         --------     -------       --------    -------     --------       -------       -------
Income before taxes, minority interest
  and extraordinary item...............    24,724      17,160        (14,711)    (1,406)      25,767        13,233        (9,183)

Income tax expense.....................     8,876       3,946         (2,496)(c)    (534)(c)     9,792       5,466        (3,928)(d)
                                         --------     -------       --------    -------     --------       -------       -------
Income before minority interest and
  extraordinary item...................    15,848      13,214        (12,215)      (872)      15,975         7,767        (5,255)
Minority interest......................        --          --             --         --           --         2,346        (2,346)(e)
                                         --------     -------       --------    -------     --------       -------       -------

Income before extraordinary item.......  $ 15,848     $13,214       $(12,215)   $  (872)    $ 15,975       $ 5,421       $(2,909)
                                         ========     =======       ========    =======     ========       =======       =======

EBITDA.................................  $ 42,850     $22,621       $     --    $    --     $ 65,471       $21,679       $ 2,170
                                         ========     =======       ========    =======     ========       =======       =======

                                           PRO FORMA
                                              FOR
                                          MISSISSIPPI
                                          PROPERTIES,
                                         THIS OFFERING
                                          AND THE CRC
                                          ACQUISITION
                                              (8)
                                         -------------
Revenues
  Gaming...............................     $252,486
  Racing...............................       87,913
  Management service fees..............       10,177
  Other................................       28,392
                                            --------
Total revenues.........................      378,968
Operating expenses
  Gaming...............................      138,169
  Racing...............................       59,065
  Other operating expenses.............       22,849
  General and administrative...........       69,565
  Depreciation and amortization........       24,983
                                            --------
Total operating expenses...............      314,631
Income from operations.................       64,337
Interest income........................        2,574
Interest expense.......................      (36,699)
Other income (expense), net............         (395)
                                            --------
Income before taxes, minority interest
  and extraordinary item...............       29,817
Income tax expense.....................       11,330
                                            --------
Income before minority interest and
  extraordinary item...................       18,487
Minority interest......................           --
                                            --------
Income before extraordinary item.......     $ 18,487
                                            ========
EBITDA.................................     $ 89,320
                                            ========

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDED SEPTEMBER 30, 2000
                                 (IN THOUSANDS)

                                                                  Mississippi
                                         PENN      Mississippi     Pro Forma       This
                                       NATIONAL    Properties     Adjustments    Offering
                                         (1)           (2)            (3)          (4)
                                       --------    -----------    -----------    --------
Revenues
  Gaming...........................    $115,241     $117,288       $     --      $    --
  Racing...........................     114,678           --             --           --
  Management service fees..........          --           --             --           --
  Other............................      18,061       16,741             --           --
                                       --------     --------       --------      -------
Total revenues.....................     247,980      134,029             --           --
Operating expenses
  Gaming...........................      68,800       66,028             --           --
  Racing...........................      77,090           --             --           --
  Other operating expenses.........      14,958       13,736             --           --
  General and administrative.......      38,466       24,174             --           --
  Depreciation and amortization....      10,667        7,487          1,221 (a)      875 (a)
                                       --------     --------       --------      -------
Total operating expenses...........     209,981      111,425          1,221          875
Income from operations.............      37,999       22,604         (1,221)        (875)
Interest income....................       1,727          113             --           --
Interest expense...................     (13,164)        (274)       (17,374)(b)   (1,000)(b)
Other income (expense), net........          --         (210)            --           --
                                       --------     --------       --------      -------
Income before taxes, minority
  interest and extraordinary item..      26,562       22,233        (18,595)      (1,875)
Income tax expense.................       9,382        4,534         (2,440)(c)     (713)(c)
                                       --------     --------       --------      -------
Income before minority interest and
  extraordinary item...............      17,180       17,699        (16,155)      (1,162)
Minority interest..................          --           --             --           --
                                       --------     --------       --------      -------
Income before extraordinary item...    $ 17,180     $ 17,699       $(16,155)     $(1,162)
                                       ========     ========       ========      =======
EBITDA.............................    $ 48,666     $ 30,091       $     --      $    --
                                       ========     ========       ========      =======

                                                                                    PRO FORMA
                                      PRO FORMA                                        FOR
                                         FOR                                       MISSISSIPPI
                                     MISSISSIPPI                                   PROPERTIES,
                                     PROPERTIES                                   THIS OFFERING
                                      AND THIS          CRC         Pro Forma      AND THE CRC
                                      OFFERING      Acquisition    Adjustments     ACQUISITION
                                         (5)           (6b)            (7)             (8)
                                     -----------    -----------    -----------    -------------
Revenues
  Gaming...........................   $232,529       $ 88,001       $     --         $320,530
  Racing...........................    114,678             --             --          114,678
  Management service fees..........         --         14,173             --           14,173
  Other............................     34,802          2,159             --           36,961
                                      --------       --------       --------         --------
Total revenues.....................    382,009        104,333             --          486,342
Operating expenses
  Gaming...........................    134,828         41,401             --          176,229
  Racing...........................     77,090             --             --           77,090
  Other operating expenses.........     28,694          1,206             --           29,900
  General and administrative.......     62,640         33,843         (2,448)(a)       94,035
  Depreciation and amortization....     20,250          5,328          5,525 (b)       31,103
                                      --------       --------       --------         --------
Total operating expenses...........    323,502         81,778          3,077          408,357
Income from operations.............     58,507         22,555         (3,077)          77,985
Interest income....................      1,840          1,726             --            3,566
Interest expense...................    (31,812)        (7,415)        (9,650)(c)      (48,877)
Other income (expense), net........       (210)          (914)           269             (855)
                                      --------       --------       --------         --------
Income before taxes, minority
  interest and extraordinary item..     28,325         15,952        (12,458)          31,819
Income tax expense.................     10,763          6,836         (5,508)(d)       12,091
                                      --------       --------       --------         --------
Income before minority interest and
  extraordinary item...............     17,562          9,116         (6,950)          19,728
Minority interest..................         --          2,397         (2,397)(e)           --
                                      --------       --------       --------         --------
Income before extraordinary item...   $ 17,562       $  6,719       $ (4,553)        $ 19,728
                                      ========       ========       ========         ========
EBITDA.............................   $ 78,757       $ 27,883       $  2,448         $109,088
                                      ========       ========       ========         ========

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

    The following notes describe the column headings in the pro forma consolidated statements of operations and the pro forma adjustments that have been made to the unaudited pro forma consolidated statements of operations:

    (1) Reflects the consolidated historical statement of operations of Penn National Gaming, Inc. and subsidiaries.

    (2) Represents the combined historical statements of operations for Casino Magic and Boomtown Biloxi for each of the periods presented. We acquired the Mississippi properties on August 8, 2000. As a result, the operating results of the Mississippi properties for the period from August 8, 2000 through September 30, 2000 are included in our operating results.

    (3) Reflects the following pro forma adjustments to the operating results:

       (a) Adjustments to reflect the acquisition of the Mississippi properties (dollars in thousands):

                                                                         TWELVE MONTHS
                                      YEAR ENDED       NINE MONTHS           ENDED
                                     DECEMBER 31,         ENDED          SEPTEMBER 30,
                                         1999       SEPTEMBER 30, 2000       2000
                                     ------------   ------------------   -------------
Net (decrease)/increase in expense
  resulting from the depreciation
  of $139.4 million of property
  using lives ranging from 5 to 39
  years............................     $(1,595)          $1,122             $ (882)
Amortization of goodwill of $56.8
  million using a life of 40
  years............................       1,420            1,064              1,420
Net increase in expense resulting
  from the amortization of $9.5
  million in deferred financing
  costs over the six-year term of
  the notes payable under the
  senior credit facility...........         404              473                683
                                        -------           ------             ------
                                        $   229           $2,659             $1,221
                                        =======           ======             ======

       (b) Increase in interest expense resulting from our entering into a $350 million senior secured credit facility. The proceeds of the credit facility were used to finance the Mississippi acquisitions, to pay off our existing bank debt, to tender for our 1997 senior notes and for working capital purposes.

       (c) Reflects the net income tax adjustments associated with the pro forma adjustments described in (a) and (b) above and to adjust for Boomtown Biloxi becoming a consolidated tax payor with Penn National upon consummation of the Mississippi acquisition.

    (4) Reflects the issuance of the senior subordinated notes and the application of the net proceeds therefrom to reduce outstanding indebtedness under our existing $350 million senior secured credit facility if we do not consummate the CRC acquisition.

       (a) Increase in expense resulting from the amortization of $7.0 million in deferred financing costs over the eight-year term of the notes.

       (b) Net increase in interest expense from the issuance of $200 million of senior subordinated notes and corresponding reduction of outstanding indebtedness under the

           $350 million senior secured credit facility. Assumes an interest rate of 10.25% on the notes. Interest expense would increase by $500,000 per annum for every 25 basis point increase in coupon.

       (c) Reflects the income tax adjustments associated with the pro forma adjustments described in (a) and (b) above.

    (5) Reflects the unaudited pro forma consolidated statement of operations of Penn National as adjusted for the Mississippi properties and this offering.

    (6) (a) Reflects the historical results of operations of CRC for the year ended November 30, 1999.

       (b) Reflects the unaudited historical results of operations of CRC for the twelve months ended August 31, 2000.

       (c) Reflects the unaudited historical results of operations of CRC for the nine months ended August 31, 2000.

    (7) Reflects pro forma adjustments relating to the CRC acquisition as follows:

       (a) Adjustments to reflect the elimination of (dollars in thousands):

                                                        NINE        TWELVE
                                                       MONTHS       MONTHS
                                       YEAR ENDED      ENDED        ENDED
                                      NOVEMBER 30,   AUGUST 31,   AUGUST 31,
                                          1999          2000         2000
                                      ------------   ----------   ----------
Management fees.....................     $  (538)      $  (455)     $  (574)
Royalty fees........................        (648)         (515)        (674)
Management bonus....................          --        (1,000)      (1,000)
Other charges.......................          --          (200)        (200)
                                         -------       -------      -------
                                         $(1,186)      $(2,170)     $(2,448)
                                         =======       =======      =======

       (b) Adjustments to reflect our acquisition of CRC (dollars in thousands):

                                                        NINE        TWELVE
                                                       MONTHS       MONTHS
                                       YEAR ENDED      ENDED        ENDED
                                      NOVEMBER 30,   AUGUST 31,   AUGUST 31,
                                          1999          2000         2000
                                      ------------   ----------   ----------
Net (decrease) in expense resulting
  from the depreciation of $97
  million of property using lives
  ranging from 5 to 39 years........     $ (778)       $ (195)      $ (478)
Amortization of goodwill of
  $80.2 million using a life of 40
  years, net of historical
  amortization related to
  $3.3 million of existing goodwill
  of CRC............................      1,908         1,432        1,908
Amortization of the fair value of a
  management contract of $43 million
  over its 10 1/2-year term.........      4,095         3,071        4,095
                                         ------        ------       ------
                                         $5,225        $4,308       $5,525
                                         ======        ======       ======

       (c) Reflects the net increase in interest expense resulting from reborrowings under the credit facility necessitated by the consummation of the CRC acquisition and repayment of existing debt of LCCI.

       (d) Adjustment to reflect the income tax adjustments associated with the pro forma adjustments other than in (e) and to adjust for LCCI becoming a consolidated tax payor with CRC/Penn upon consummation of the acquisition.

       (e) Adjustment to reflect elimination of minority interest in LCCI.

       (f) Adjustment to reflect elimination of $269,000 of legal fees and other expenses paid by CRC in connection with the acquisition.

    (8) Reflects the unaudited pro forma consolidated statement of operations of Penn National, as adjusted for the Mississippi properties, this offering and the CRC acquisition for the periods presented.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000
                                 (IN THOUSANDS)

                                                                                                    PRO FORMA
                                                                                                   AS ADJUSTED
                                                                                                     FOR THIS
                                                          PRO FORMA                                OFFERING AND
                                     PENN        This     FOR THIS        CRC        Pro Forma     FOR THE CRC
                                   NATIONAL    Offering   OFFERING    Acquisition   Adjustments    ACQUISITION
                                      (1)        (2)         (3)          (4)           (5)            (6)
                                   ---------   --------   ---------   -----------   -----------    ------------
ASSETS
Current assets
  Cash and cash equivalents......  $ 20,402     $   --    $ 20,402      $21,533       $(17,533)(a)    $ 24,402
  Accounts receivable............     8,494         --       8,494        9,719             --          18,213
  Prepaid expenses and other
    current assets...............     6,927         --       6,927        8,245             --          15,172
  Deferred income taxes..........        --         --          --          667             --             667
                                   --------     ------    --------      -------       --------        --------
Total current assets.............    35,823         --      35,823       40,164        (17,533)         58,454
                                   --------     ------    --------      -------       --------        --------
Property, plant and equipment,
  net............................   282,569         --     282,569       42,980         54,020 (b)     379,569
                                   --------     ------    --------      -------       --------        --------
Other assets
  Investments and advances to
    unconsolidated affiliate.....    14,507         --      14,507           --             --          14,507
  Cash in escrow.................     5,008         --       5,008           --         (5,008)(a)          --
  Intangible assets..............    79,660         --      79,660        3,293        119,915 (b)     202,868
  Deferred financing costs.......     9,860      7,000(a)   16,860          865           (865)(c)      16,860
  Miscellaneous..................     3,307         --       3,307        4,163         (2,665)(d)       4,805
                                   --------     ------    --------      -------       --------        --------
Total other assets...............   112,342      7,000     119,342        8,321        111,377         239,040
                                   --------     ------    --------      -------       --------        --------
Total assets.....................  $430,734     $7,000    $437,734      $91,465       $147,864        $677,063
                                   ========     ======    ========      =======       ========        ========

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000
                                 (IN THOUSANDS)

                                                                                                    PRO FORMA
                                                                                                   AS ADJUSTED
                                                                                                     FOR THIS
                                                          PRO FORMA                                OFFERING AND
                                    PENN        This      FOR THIS        CRC        Pro Forma     FOR THE CRC
                                  NATIONAL    Offering    OFFERING    Acquisition   Adjustments    ACQUISITION
                                     (1)        (2)          (3)          (4)           (5)            (6)
                                  ---------   --------    ---------   -----------   -----------    ------------
LIABILITIES AND SHAREHOLDERS'
  EQUITY

Current liabilities
  Current maturities of
    long-term debt..............  $ 10,563     $   --     $ 10,563      $ 6,275       $     --        $ 16,838
  Accounts payable..............    13,578         --       13,578        2,847             --          16,425
  Due to affiliates.............        --         --           --          168           (168)(d)          --
  Purses due horsemen...........     1,009         --        1,009           --             --           1,009
  Uncashed pari-mutuel
    tickets.....................     1,150         --        1,150           --             --           1,150
  Accrued expenses..............     7,555         --        7,555       13,024          5,000 (b)      25,579
  Accrued interest..............     1,372         --        1,372           --             --           1,372
  Accrued salaries and wages....     4,943         --        4,943           --             --           4,943
  Customer deposits.............     1,006         --        1,006           --             --           1,006
  Taxes, other than income
    taxes.......................     2,014         --        2,014           --             --           2,014
                                  --------     ------     --------      -------       --------        --------
Total current liabilities.......    43,190         --       43,190       22,314          4,832          70,336
                                  --------     ------     --------      -------       --------        --------
Long-term liabilities
  Long-term debt................   298,236      7,000(a)   305,236       54,250        114,459 (a)     473,945
  Deferred compensation plan
    benefits....................        --         --           --        2,085             --           2,085
  Deferred income taxes.........    13,145         --       13,145        4,478         36,868 (e)      54,491
  Other liabilities.............        --         --           --           43             --              43
                                  --------     ------     --------      -------       --------        --------
Total long-term liabilities.....   311,381      7,000      318,381       60,856        151,327         530,564
                                  --------     ------     --------      -------       --------        --------
Minority interest...............        --         --           --        1,365         (1,365)(d)          --
Shareholders' equity
  Common stock..................       154         --          154           54            (54)(d)         154
  Treasury stock................    (2,379)        --       (2,379)          --             --          (2,379)
  Additional paid-in capital....    39,152         --       39,152        2,268         (2,268)(d)      39,152
  Retained earnings.............    39,236         --       39,236        4,617         (4,617)(d)      39,236
  Cumulative translation
    adjustment..................        --         --           --           (9)             9 (d)          --
                                  --------     ------     --------      -------       --------        --------
Total shareholders' equity......    76,163         --       76,163        6,930         (6,930)         76,163
                                  --------     ------     --------      -------       --------        --------
Total liabilities and
  shareholders' equity..........  $430,734     $7,000     $437,734      $91,465       $147,864        $677,063
                                  ========     ======     ========      =======       ========        ========

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

    We will account for the acquisition of CRC under the purchase method of accounting for a business combination. The unaudited pro forma consolidated balance sheet is presented as if the acquisition of CRC, the issuance of the notes and the refinancing of certain existing debt obligations had taken place on September 30, 2000.

    The following notes describe the column headings in the unaudited pro forma consolidated balance sheet and the pro forma adjustments that have been made to the unaudited pro forma consolidated balance sheet:

(1) Reflects the balance sheet of Penn National Gaming, Inc. and subsidiaries as reported on Form 10-Q at September 30, 2000.

(2) Reflects the issuance of $200 million of the senior subordinated notes as if the entire proceeds of this offering were used to pay down
    $200 million of our existing indebtedness under our credit facility.

    (a) Financing fees of $7.0 million were paid using additional borrowings under our revolving portion of our senior credit facility.

(3) Reflects unaudited pro forma consolidated balance sheet as adjusted for this offering.

(4) Reflects the historical balance sheet of CRC as of August 31, 2000.

(5) Reflects pro forma adjustments of the CRC acquisitions as follows (numbers in thousands):

      (a)  Payment of CRC purchase price, net of cash in escrow of
           $5,008......................................................  $123,292
           Payment of tender offer premium on LCCI 11% senior secured
           notes.......................................................     7,700
           Payment of acquisition fees.................................     1,000
           Reclassification of CRC cash................................   (17,533)
                                                                         --------
           Net increase in borrowings under our credit facility........  $114,459
                                                                         ========

           We also anticipate repaying the LCCI $53 million 11% senior secured notes with borrowings from our revolving line of credit.

      (b)  Pro forma purchase price allocation

           CRC acquisition consideration...............................  $128,300
           Tender offer premium on LCCI 11% senior secured notes.......     7,700
           Other accrued acquisition costs.............................     5,000
           Acquisition fees............................................     1,000
                                                                         --------
           Pro forma purchase price....................................  $142,000
                                                                         ========
           Pro forma purchase price allocation:
           Property, plant and equipment...............................  $ 97,000
           Management contract.........................................    43,000
           Net operating liabilities...................................   (41,340)
           Goodwill....................................................    80,208
           Deferred income tax liability...............................   (36,868)
                                                                         --------
                                                                         $142,000
                                                                         ========

           Property, plant and equipment -- adjusted to fair value as follows:
           Property, plant and equipment acquired at cost..............  $ 42,980
           Adjustment to increase property, plant and equipment to fair
           value.......................................................    54,020
                                                                         --------
           Property, plant and equipment at fair value.................  $ 97,000
                                                                         ========

           All operating assets, net of certain liabilities, were recorded at historical cost at the acquisition date, which approximates their market value.

           Concurrent with the acquisition of CRC, we will pay off the LCCI 11% senior secured notes and a tender premium of $7,700.

           Intangible assets recorded in connection with CRC acquisition:

           Goodwill....................................................  $ 80,208
           Management contract.........................................    43,000
                                                                         --------
                                                                          123,208
           Less: Elimination of goodwill related to CRC................    (3,293)
                                                                         --------
                                                                         $119,915
                                                                         ========

           The goodwill will be amortized over a 40-year period. The management contract will be amortized over the life of the contract, which is 10.5 years.

      (c) To write off deferred financing costs related to repayment of the LCCI 11% senior secured notes.

      (d) To eliminate CRC's amount due to affiliate, minority interest and equity accounts.

      (e) To record Deferred Tax Liability of $36,868 attributable to the difference between the tax and accounting basis of the management contract and property, plant, and equipment acquired from CRC.

(6) Unaudited pro forma consolidated balance sheet as adjusted for this offering and the CRC acquisition.

        SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING DATA --
                                 PENN NATIONAL

    The following selected consolidated financial and operating data of Penn National for the years ended December 31, 1995, 1996, 1997, 1998 and 1999, except for Other data, are derived from financial statements that have been audited by BDO Seidman, LLP, independent certified public accountants, adjusted as described in the notes below. The selected consolidated financial and operating data of Penn National as of and for the nine months ended
September 30, 1999 and 2000 have been prepared on the same basis as the historical information derived from audited financial statements and, in the opinion of management, contains all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results of operations for such periods and financial positions as of such dates. The selected consolidated financial and operating data should be read in conjunction with the consolidated financial statements of Penn National and Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included herein.

                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                                YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                  ----------------------------------------------------   -------------------
                                                    1995       1996       1997       1998       1999       1999       2000
                                                  --------   --------   --------   --------   --------   --------   --------
                                                                                                             (UNAUDITED)
                                                                    (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
INCOME STATEMENT DATA:
Revenue
  Gaming.......................................   $    --    $    --    $  5,730   $37,665    $55,415    $40,069    $99,895
  Racing.......................................    50,772     55,066      98,402   106,850    102,827     76,062     87,913
  Other........................................     6,904      7,768       7,404     9,550     13,216      9,608     14,453
                                                  -------    -------    --------   -------    -------    -------    -------
Total revenues.................................    57,676     62,834     111,536   154,065    171,458    125,739    202,261
                                                  -------    -------    --------   -------    -------    -------    -------
Operating expenses:
  Gaming.......................................        --         --       4,134    26,544     34,952     25,202     59,050
  Racing.......................................    33,837     36,114      65,810    70,303     68,808     50,784     59,065
  Selling, general and administrative..........     8,214     13,881      26,234    29,680     38,709     27,348     37,773
  Other........................................     7,370      3,379       5,623     8,080     11,173      8,195     11,980
                                                  -------    -------    --------   -------    -------    -------    -------
Total operating expenses.......................    49,421     53,374     101,801   134,607    153,642    111,529    167,868
                                                  -------    -------    --------   -------    -------    -------    -------
Income from operations.........................     8,255      9,460       9,735    19,458     17,816     14,210     34,393
Other income (expenses)........................       208       (156)     (3,658)   (7,436)    (7,307)    (5,539)    (9,669)
                                                  -------    -------    --------   -------    -------    -------    -------
Income before income taxes and extraordinary
  item.........................................     8,463      9,304       6,077    12,022     10,509      8,671     24,724
Taxes on income................................     3,467      3,794       2,308     4,519      3,777      3,271      8,876
                                                  -------    -------    --------   -------    -------    -------    -------
Income before extraordinary item...............     4,996      5,510       3,769     7,503      6,732      5,400     15,848
Extraordinary item -- loss on early
  extinguishment of debt, net of income taxes
  of $1,001 in 1997 and $4,615 in 2000.........        --         --       1,482        --         --         --      6,583
                                                  -------    -------    --------   -------    -------    -------    -------
Net income.....................................   $ 4,996    $ 5,510    $  2,287   $ 7,503    $ 6,732    $ 5,400    $ 9,265
                                                  =======    =======    ========   =======    =======    =======    =======
OTHER DATA:
Depreciation and amortization..................   $   881    $ 1,433    $  4,040   $ 5,748    $ 8,679    $ 6,469    $ 8,457
Interest expense...............................        71        506       4,591     8,374      8,667      6,508     11,004
EBITDA.........................................     9,136     10,893      13,775    25,206     26,495     20,679     42,850
Non-recurring expenses:
  Horsemen action expenses.....................        --         --          --        --      1,250      1,250         --
  Litigation expenses..........................        --         --          --        --      1,500         --         --
  Site development and restructuring charges...        --         --       2,437        --        535         --         --
                                                  -------    -------    --------   -------    -------    -------    -------
Adjusted EBITDA................................   $ 9,136    $10,893    $ 16,212   $25,206    $29,780    $21,929    $42,850
Ratio of Adjusted EBITDA to interest expense...        NM         NM        3.5x      3.0x       3.4x       3.4x       3.9x
Capital expenditures...........................   $ 3,958    $ 6,995    $ 29,196   $22,333    $13,243    $ 5,002    $17,348
Ratio of earnings to fixed charges(1)..........        NM         NM        2.2x      2.3x       2.1x       2.2x       3.0x

                                                                                                            AS OF
                                                               AS OF DECEMBER 31,                       SEPTEMBER 30,
                                              ----------------------------------------------------   -------------------
                                                1995       1996       1997       1998       1999       1999       2000
                                              --------   --------   --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Cash and cash equivalents..................   $ 7,514    $ 5,634    $ 21,854   $  6,826   $  9,434   $  9,777   $ 20,402
Total assets...............................    27,532     96,723     158,878    160,798    190,600    177,856    430,734
Total debt.................................       390     47,517      80,336     78,256     91,213     83,702    308,799
Shareholders' equity.......................    20,802     27,881      53,856     59,036     66,272     64,938     76,163

---------------
(1) In computing the ratio of earnings to fixed charges: (i) earnings were calculated from income from continuing operations, before income taxes and fixed charges, and excluding capitalized interest; and (ii) fixed charges were computed from interest expense, amortization of debt issuance costs, capitalized interest and the estimated interest included in rental expense.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATIONS -- PENN NATIONAL

OVERVIEW

    We derive substantially all of our revenues from gaming and pari-mutuel operations. Since September 1997, revenues from our gaming machines at the Charles Town Entertainment Complex have accounted for an increasingly large share of our total revenues. Our pari-mutuel revenues have been derived from wagering on our live races, wagering on import simulcasts at our racetracks and OTWs and through telephone account wagering, and fees from wagering on export simulcasting our races at out-of-state locations. Our other revenues have been derived from admissions, program sales, food and beverage sales, concessions and certain other ancillary activities.

    Our acquisition of the Mississippi properties and the consummation of the CRC acquisition will impact our revenue mix between gaming and pari-mutuel revenues on a prospective basis. We expect that in future periods gaming revenue as a percentage of our total revenues will continue to increase as we continue to focus on our gaming operations. For the year ended December 31, 1999 and the twelve months ended September 30, 2000, gaming revenue represented approximately 32% and 47% of our total revenue, respectively. On a pro forma basis for the Mississippi and CRC acquisitions, gaming revenues for the year ended
December 31, 1999 and the twelve months ended September 30, 2000 would have been approximately 64% and 66% of total revenues, respectively.

THE PENDING CRC ACQUISITION

    On July 31, 2000, we entered into an agreement to acquire by merger all of the gaming assets of CRC Holdings, Inc. for approximately $181.3 million, including amounts required to refinance certain existing indebtedness and to acquire the minority interest in CRC's majority owned subsidiary. The closings of the agreements with the minority owners and CRC are conditioned upon one another. We expect to close the CRC acquisition by early 2001 and in no event later than October 31, 2001. We expect to incur approximately $15.7 million in one-time acquisition and financing related costs related to the closing of the CRC acquisition.

    The proceeds of this offering of notes will be used, in part, to finance the CRC acquisition; however, if we do not consummate the CRC acquisition by October 31, 2001, we will use the entire net proceeds of this offering to repay outstanding term loan indebtedness under our senior credit facility.

MISSISSIPPI ACQUISITION

    On August 8, 2000, we completed our acquisition of the Casino Magic Bay St. Louis casino and the Boomtown Biloxi casino from Pinnacle Entertainment for approximately $201.3 million in cash. The purchase price was funded with a portion of the proceeds from our $350 million senior secured credit facility. As a result of the refinancing and repayment of existing debt, the Company recorded an $11.2 million extraordinary charge which was included in the results of operations for the nine months ended September 30, 2000. The results of operations for these properties from the period August 8, 2000 to September 30, 2000 are included in the results of operations discussed below.

RESULTS OF OPERATIONS

    The results of operations by property level for the nine months ended September 30, 1999 and 2000 are summarized as follows:

                                                             REVENUES              EBITDA(1)
                                                        -------------------   -------------------
                                                          1999       2000       1999       2000
                                                        --------   --------   --------   --------
Charles Town Entertainment Complex....................  $ 58,267   $100,194   $11,986    $26,470
Casino Magic Bay St. Louis(2).........................        --     12,362        --      2,417
Boomtown Biloxi(2)....................................        --      9,474        --      1,419
Penn National Race Course and its OTWs................    39,471     49,939     6,210      8,537
Pocono Downs and its OTWs.............................    28,398     29,317     7,094      6,541
Earnings from Pennwood Racing, Inc....................       516      2,244       514      2,240
Corporate eliminations(3).............................      (913)    (1,269)       --         --
Corporate overhead....................................        --         --    (3,875)    (4,774)
                                                        --------   --------   -------    -------
  Total...............................................  $125,739   $202,261   $21,929    $42,850
                                                        ========   ========   =======    =======

    The results of operations by property level for the years ended December 31, 1997, 1998, 1999 are summarized as follows:

                                                       REVENUES                        EBITDA(1)
                                            ------------------------------   ------------------------------
                                              1997       1998       1999       1997       1998       1999
                                            --------   --------   --------   --------   --------   --------
Charles Town Entertainment Complex........  $ 16,483   $ 56,883   $ 80,015   $  (640)   $ 7,103    $16,023
Penn National Race Course and its OTWs....    63,563     63,620     55,609    12,419     13,039      9,065
Pocono Downs and its OTWs.................    33,458     35,576     36,324     7,471      8,719      8,955
Earnings from Pennwood Racing, Inc........        --         --      1,098        --         --      1,098
Corporate eliminations(3).................    (1,968)    (2,014)    (1,588)       --         --         --
Corporate overhead........................        --         --         --    (3,038)    (3,655)    (5,361)
                                            --------   --------   --------   -------    -------    -------
  Total                                     $111,536   $154,065   $171,458   $16,212    $25,206    $29,780
                                            ========   ========   ========   =======    =======    =======

------------

(1) Reflects property level EBITDA and excludes non-recurring expenses.

(2) Reflects results since the August 8, 2000 acquisition from Pinnacle Entertainment.

(3) Primarily reflects intracompany transactions related to import/export simulcasting.

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 1999

    Revenues for the nine-month period ended September 30, 2000 increased 60.9% to $202.3 million from $125.7 million during the first nine months of 1999. EBITDA rose 95.9% to $42.9 million from $21.9 million in the first nine months of 1999. Net income in the first nine months of 2000 was $15.8 million (before the extraordinary charge for the early extinguishment of debt) compared to net income of $5.4 million in the first nine months of 1999. Reflecting the third quarter 2000 extraordinary charge net of taxes of $6.6 million for the early extinguishment of debt, we recorded net income of $9.3 million in the first nine months of 2000.

  CHARLES TOWN ENTERTAINMENT COMPLEX

    Revenues increased at Charles Town by approximately $41.9 million, or 72.0%, to $100.2 million in 2000 from $58.3 million in 1999. Gaming revenue increased by $40.2 million, or 100.2%, to $80.3 million in 2000 from $40.1 million in 1999 due to the addition of 136 new video lottery machines and 565 new reel spinning, coin-out gaming machines since January of last year. The average number of machines in play increased to 1,432 in 2000 from 893 in 1999 and the average win per machine increased to $202 in 2000 from $164 in 1999. Racing revenue increased by $1.3 million or 9.1% to $15.6 million in 2000 from $14.3 million in 1999. The live meet consisted of 160 race days in both 2000 and 1999. This increase is due primarily to a change in the schedule from a Wednesday afternoon race program to a Thursday evening race program in 2000 to accommodate export simulcasting. Charles Town began exporting its live race program to tracks across the country on June 5, 1999 and generated export simulcasting revenues of $1.6 million in 2000 compared to $0.4 million in 1999. Concession revenues increased by approximately $2.3 million, or 59.0%, to $6.2 million in 2000 from $3.9 million in 1999 due to increased attendance for gaming and racing and the expansion of the concession areas, dining room and buffet area. Operating expenses increased by $21.6 million, or 45.3%, to $69.3 million in 2000 from $47.7 million in 1999. The increase was due to an increase in direct costs associated with additional wagering on horse racing and gaming machine play, the addition of gaming machines and floor space (new temporary facility for gaming machines), export simulcast expenses and expanded concession and dining capability and capacity. EBITDA attributable to Charles Town increased by $14.5 million, or 120.8%, to $26.5 million in 2000 from $12.0 million in 1999.

  MISSISSIPPI CASINOS

    The Casino Magic Bay St. Louis and Boomtown Biloxi acquisitions were completed on August 8, 2000. For the period August 8 to September 30, 2000, these two casinos had combined revenues of $21.8 million, operating expenses of $19.6 million and EBITDA of $3.8 million.

  PENN NATIONAL RACE COURSE AND ITS OTW FACILITIES

    Penn National Race Course had an increase in revenue of approximately $10.4 million, or 26.3%, to $49.9 million in 2000 from $39.5 million in 1999. Pari-mutuel wagering for the nine-month period was $297.2 million in 2000 compared to $229.0 million in 1999. The increase in wagering and revenues is attributed to Penn National Race Course running 153 live race days in 2000 compared to 101 live race days in 1999. Penn National only ran 101 live race days in 1999 due to the Horsemen action in the first quarter that resulted in the closure of all of the facilities from February 16 to March 24, 1999. Operating expenses increased by approximately $6.9 million, or 19.3%, to $42.7 million in 2000 from $35.8 million in 1999. Adjusting for the Horsemen action in 1999, EBITDA attributable to these properties increased by $2.3 million, or 37.1%, to $8.5 million in 2000 from $6.2 million in 1999.

  POCONO DOWNS AND ITS OTW FACILITIES

    Revenues at Pocono Downs increased by $0.9 million, or 3.2%, to $29.3 million in 2000 from $28.4 million in 1999. Pari-mutuel wagering was $126.8 million in 2000 and a refund from the Commonwealth of Pennsylvania for pari-mutuel taxes was paid in 1999 in the amount of $0.6 million. Expenses increased by approximately $1.5 million, or 6.6%, to $24.4 million in 2000 from $22.9 million in 1999. The opening of the new OTW facility in East Stroudsburg and the increase in purse expense per the terms of the new Horsemen's contract of January 2000 accounted for most of the increase in expenses. EBITDA decreased $0.6 million, or 8.5%, to $6.5 million in 2000 from $7.1 million in 1999.

  NEW JERSEY JOINT VENTURE

    We completed our investment in Pennwood Racing, Inc., our New Jersey joint venture, on July 29, 1999. Pennwood Racing operates Freehold Raceway and Garden State Park. Revenues of the joint venture increased to $45.1 million in 2000 from $10.5 million in 1999 as a result of the operating results in 2000 reflecting a full nine-month period. Net income was $4.5 million in 2000 compared to $1.0 million in 1999. Our 50% share of net income was $2.2 million in 2000 compared to $0.5 million in 1999 and was recorded as other income on the income statement.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    Revenues in 1999 increased by approximately $17.4 million, or 11.3%, to $171.5 million from $154.1 million in 1998. Operating expenses in 1999 increased by approximately $19.0 million, or 14.1%, to $153.6 million from $134.6 million in 1998. Included in operating expenses were nonrecurring expenses in 1999 for the Horsemen's strike ($1.3 million) at Penn National Race Course, Tennessee development and licensing expenses ($0.5 million) and litigation expenses
($1.5 million) to settle a lawsuit with a totalisator company. Income from operations decreased by $1.7 million, or 8.7%, to $17.8 million in 1999 from $19.5 million in 1998 due to the Horsemen's strike and nonrecurring expenses. Net interest expense for the years ended December 31, 1999 and 1998 consisted of approximately $7.3 million and $7.4 million, respectively, of net interest primarily due to the 10.625% senior notes and our existing credit facility. Taxes on income decreased by $0.7 million to $3.8 million in 1999 from $4.5 million in 1998 and net income decreased by $0.8 million, or 10.7%, to $6.7 million in 1999 from $7.5 million in 1998 due substantially to the factors described above.

  CHARLES TOWN ENTERTAINMENT COMPLEX

    Revenues increased at Charles Town by approximately $23.1 million, or 40.6%, to $80.0 million in 1999 from $56.9 million in 1998. Gaming revenue at Charles Town increased by $17.7 million, or 46.9%, to $55.4 million in 1999 from $37.7 million in 1998 due to the addition of 136 new video lottery machines and 565 new reel spinning, coin-out gaming machines during the year. At year-end there were 1,500 gaming machines in operation compared to 799 machines at year end in 1998. The average number of machines increased to 923 in 1999 from 704 in 1998 and the average win per machine increased to $163 in 1999 from $145 in 1998. Racing revenue increased by $3.8 million, or 24.5%, to $19.3 million in 1999 from $15.5 million in 1998. The live meet consisted of 213 race days in 1999 compared to 206 race days in 1998 and a change in the schedule from a Wednesday afternoon race program to a Thursday evening race program to accommodate export simulcasting. Charles Town began exporting its live race program to tracks across the country on June 5, 1999 and generated export simulcasting revenues of $0.9 million for the year. Concession revenues increased by approximately $1.5 million, or 39.5%, to $5.3 million in 1999 from $3.8 million in 1998 due to increased attendance for gaming and racing and the expansion of the concession areas, dining room and buffet area. Operating expenses increased by $14.2 million, or 28.6%, to $64.0 million in 1999 from $49.8 million in 1998 due to the increase in direct costs associated with additional wagering on horse racing and gaming machine play, the addition of gaming machines and floor space (new temporary gaming facility), export simulcast expenses and expanded concession and dining capability and capacity. In addition to the operating expenses, Charles Town had a non-recurring expense of $1.5 million in litigation settlement expenses for the settlement of a lawsuit involving a former totalisator company vendor.

  PENN NATIONAL RACE COURSE AND ITS OTW FACILITIES

    Penn National Race Course had a decrease in revenue of approximately
$8.0 million, or 12.6%, to $55.6 million in 1999 from $63.6 million in 1998. The decrease was primarily due to the expiration of the Horsemen's Agreement that resulted in the closure of the facilities from February 16 to March 24, 1999. Penn National re-opened for simulcast wagering on March 25, live racing on a limited basis on April 23 and resumed a full live racing schedule the week of June 26, 1999. For the year 1999, Penn National ran 153 live race days compared to 206 live race days in 1998 and ran nine-race cards instead of ten-race cards following the April reopening. Of the scheduled 210 live races for 1999, 46 race days were lost due to the strike and 11 days were cancelled due to weather compared to four days cancelled due to weather in 1998. Expenses decreased by approximately $2.7 million, or 5.2%, to $49.6 million in 1999 from $52.3 million in 1998. Included in the 1999 expenses is $1.3 million for the Horsemen's strike. The results of operations also includes the operation of the Johnstown OTW facility for 12 months in 1999 compared to three months in 1998.

  POCONO DOWNS AND ITS OTW FACILITIES

    Pocono Downs live race meet, which runs from April to November, consisted of 130 race days in 1999 compared to 135 races days in 1998. Revenues at Pocono Downs increased by $0.7 million, or 2.0%, to $36.3 million in 1999 from $35.6 million in 1998. The increase resulted from a full year of operations at the Carbondale ($1.4 million) and Hazleton ($0.8 million) OTWs, which was partially offset by a decrease in revenue at the Pocono Downs Racetrack
($1.0 million). The decrease was due to the close proximity of the two new OTWs to the track. Revenue also decreased at the racetrack due to a 7.1% decrease in export simulcast wagering on Pocono live races due to the temporary closing of the barn area during the winter to accommodate improvements we made to the track that resulted in starting the racing season with a shortage of horses. Expenses increased by approximately $0.7 million, or 2.4%, to $29.5 million in 1999 from $28.8 million in 1998.

  NEW JERSEY JOINT VENTURE

    On July 29, 1999, after receiving the necessary approvals from the New Jersey Racing Commission and the necessary consents from the holders of our 1997 senior notes, we completed our investment in Pennwood Racing, Inc., our New Jersey joint venture. Pennwood operates Freehold Raceway and Garden State Park. Summarized results of operations of the unconsolidated joint venture (commencing on July 30, 1999) for the period ended December 31, 1999 include $28.0 million in revenue, $23.0 million in operating expenses, $5.0 million in EBITDA and net income of $2.2 million. Our 50% share of the net income or $1.1 million is recorded as other revenues on the income statement.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    Revenue in 1998 increased by approximately $42.6 million, or 38.2%, to $154.1 million in 1998 from $111.5 million in 1997. Operating expenses in 1998 increased by approximately $32.8 million, or 32.2%, to $134.6 million from $101.8 million in 1997. Included in operating expenses were nonrecurring charges for site development and restructuring expenses of $2.4 million in 1997. Income from operations increased by approximately $9.8 million, or 101.0%, to $19.5 million in 1998 from $9.7 million in 1997. Net interest expense increased by approximately $3.7 million, or 100.0%, to $7.4 million in 1998 from $3.7 million in 1997, primarily due to the 10 5/8% senior notes issued in December 1997. Other income in 1998 consisted of a gain of $113,000 on the sale of Casino Magic Corporation stock of $148,000 offset by a loss on the repurchase of our 1997 senior notes in the amount of $35,000. Taxes on income increased by approximately $2.2 million to $4.5 million in 1998 from $2.3 million in 1997. The extraordinary item in 1997 consisted of a loss on the early extinguishment of debt in the amount of approximately $1.5 million, net of income taxes. The loss consists primarily of write-offs of deferred finance costs associated with the retired bank notes and legal and bank fees relating to the early extinguishment of the debt. Net income increased by approximately $5.2 million to $7.5 million in 1998 from $2.3 million in 1997 due to the factors described above.

  CHARLES TOWN ENTERTAINMENT COMPLEX

    Charles Town Entertainment Complex was purchased in January of 1997 and began racing operations on April 30, 1997 and gaming machine operations on September 10, 1997. Revenues at Charles Town increased by $40.4 million, or 244.8%, to $56.9 million in 1998 from $16.5 million in 1997. Revenues from gaming machines increased by $32.0 million as a result of a full year of operations in 1998 compared to three and one-half months of operations in 1997. Racing revenues increased by $6.2 million due to a racing season of 206 live race days at Charles Town in 1998 compared to 159 live races days in 1997 and the opening of the new simulcast-racing center in January 1998. Concession and other revenues increased by $2.2 million due to the increased attendance and the opening of the new buffet area during the year. Operating expenses increased at Charles Town by $32.5 million, or 173.8%, to $51.2 million in 1998 from $18.7 million in 1997. The increase was due primarily to the video lottery operations ($23.5 million), racing operations ($6.0 million) and concession and other operating expenses ($3.1 million).

  PENN NATIONAL RACE COURSE AND OTW FACILITIES

    Penn National Race Course had a small increase in revenue of approximately $57,000, or 0.1%, to $63.6 million in 1998 from $63.5 million in 1997. Revenues increased at the track ($0.3 million) due to an increase in on-track wagering and export simulcast wagering and the purchase and opening of the Johnstown OTW ($0.9 million) on September 1, 1998. The increases were offset by a decrease in revenues at the Chambersburg OTW ($0.6 million) due to the opening of the Charles Town Entertainment Complex, and Reading ($0.3 million) and York
($0.3 million) OTWs. Penn National Race Course had a net decrease in operating expenses of $0.8 million, or 1.5%, to $52.2 million in 1998 from $53.0 million in 1997. The net decrease in operating expenses was due to an increase in expenses at the new Johnstown OTW ($0.8 million) offset by a decrease in operating expenses at the racetrack and other OTW facilities ($1.4 million).

  POCONO DOWNS AND OTW FACILITIES

    Revenues at Pocono Downs increased by $2.1 million, or 6.3%, to $35.6 million in 1998 from $33.5 million in 1997. The increase in revenue was primarily due to the opening of new OTW facilities in Hazleton ($2.2 million) and Carbondale ($2.4 million). This increase was offset by a decrease at the Wilkes-Barre racetrack ($2.0 million) due to the proximity of the two new OTW facilities and decreases at Allentown OTW ($0.3 million) and the Erie OTW
($0.2 million). Pocono Downs had a net increase in operating expenses of $0.4 million, or 1.4%, to $28.8 million in 1998 from $28.4 million in 1997. The net increase in operating expenses was due to the opening of the Hazleton OTW ($1.9 million) and the Carbondale OTW ($1.8 million). The increase was offset by a decrease in operating expenses at the Wilkes-Barre racetrack ($1.8 million), Allentown OTW ($0.6 million) and the Erie OTW ($0.4 million).

LIQUIDITY AND CAPITAL RESOURCES

    Historically, our primary sources of liquidity and capital resources have been cash flow from operations, borrowings from banks and proceeds from the issuance of equity securities.

  CAPITAL EXPENDITURES

    The following table summarizes our planned capital expenditures, other than maintenance capital expenditures, by property level for fiscal years 2001 and 2002:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
PROPERTY                                                        2001       2002
--------                                                      --------   --------
                                                                (IN THOUSANDS)
Charles Town Entertainment Complex..........................  $ 9,200    $34,000
Casino Magic Bay St. Louis..................................   18,500     16,500
Boomtown Biloxi.............................................    2,000         --
Casino Rouge................................................    2,000      5,000
Pennsylvania Racetracks and OTW's...........................      800         --
                                                              -------    -------
    Totals..................................................  $32,500    $55,500
                                                              =======    =======

    Beginning in late 2000 and continuing through the end of 2002, we expect to expend significant amounts on capital expenditures at the Charles Town Entertainment Complex and Casino Magic Bay St. Louis. At Charles Town, we expect to spend approximately $43.2 million on capital expenditures through 2002. Specifically, we expect to construct a structured parking facility, at an estimated cost of

$9.0 million, and a 300-room hotel with meeting and conference facilities, at an estimated cost of $25.0 million, and expand the gaming and entertainment facility at Charles Town, at an estimated cost of $9.2 million.

    At Casino Magic Bay St. Louis, our capital expenditures in 2001 and 2002 are anticipated to be approximately $35.0 million. We expect to construct a 300-room hotel with meeting and conference facilities, at an estimated cost of $30.0 million and three new restaurant venues, renovations to the existing buffet restaurant, and certain amenities to the gaming floor, at an estimated cost of $5.0 million.

    At the Boomtown Biloxi property, we do not expect to incur significant capital expenditures. However, we are presently exploring a buy-out of the existing ground lease at the Boomtown Biloxi property; if we are successful, we would consider additional expansion opportunities, which could include structured parking at the facility and a hotel. At Casino Rouge, we anticipate spending approximately $6.5 million to construct an entertainment facility at the property. At our Pennsylvania racetracks and OTWs, we do not expect to incur significant capital expenditures.

  CREDIT FACILITY

    On August 8, 2000, we entered into a $350 million senior secured credit facility with a syndicate of lenders led by Lehman Brothers Inc. and CIBC World Markets Corp. that replaced our then-existing credit facilities. The credit facility is comprised of a $75 million revolving credit facility maturing on August 8, 2005, a $75 million Tranche A term loan maturing on August 8, 2005 and a $200 million Tranche B term loan maturing on August 8, 2006. Up to $10 million of the revolving credit facility may be used for the issuance of standby letters of credit, of which $2.0 million was outstanding as of September 30, 2000. In addition, up to $10 million of the revolving credit facility may be used for short-term credit to be provided to us on a same-day basis, which must be repaid within five days.

    At our option, the revolving credit facility and the Tranche A term loan may bear interest at (1) the highest of 1/2 of 1% in excess of the federal funds effective rate or the rate that the bank group announces from time to time as its prime lending rate plus an applicable margin of up to 2.25%, or (2) a rate tied to a eurodollar rate plus an applicable margin up to 3.25%, in either case with the applicable rate based on our total leverage. At our option, the Tranche B term loan may bear interest at (1) the highest of 1/2 of 1% in excess of the federal funds effective rate or the rate that the bank group announces from time to time as its prime lending rate plus an applicable margin of up to 3.25%, or
(2) a rate tied to a eurodollar rate plus an applicable margin up to 4.00%, in either case with the applicable rate based on our total leverage. The eurodollar rate is defined as the rate that appears on page 3750 of the Dow Jones Telerate Screen as of 11:00 a.m. London time two days before the applicable funding date (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months, as selected by us, are offered in the interbank eurodollar market. At December 31, 2000, the applicable Tranche A and Tranche B loan rates were 9.89% and 10.64%, respectively. In addition, as of December 22, 2000, we have entered into a $100.0 million interest rate swap contract obligating us to pay a fixed rate of 5.825% for three years against the 90-day eurodollar rate.

    As of December 31, 2000, $71.3 million was outstanding on the Tranche A term loan, $199.0 million was outstanding on the Tranche B term loan and $39.0 million was outstanding under the revolving credit portion of the facility. Proceeds from the credit facility to date have been used to finance the acquisition of the Mississippi properties, to replace our existing term loan and revolving credit facilities, to complete a tender offer for our 1997 senior notes and for working capital purposes.

  CONTINGENT OBLIGATIONS

    In connection with our 50% ownership interest in Pennwood Racing, we have agreed to guarantee up to 50% of certain obligations of the New Jersey joint venture. These obligations include, but are not limited to, rent, real estate taxes, insurance and utilities under a seven year lease at Garden State Park expiring January 2006, subject to the termination of the lease on May 31, 2001; a $10 million contingent purchase price due to International Thoroughbred Breeders, former owner of certain of the joint venture's assets, if the joint venture receives various approvals for off-track wagering or phone betting in New Jersey; and the obligations of the joint venture under its $23 million credit facility with Commerce Bank, N.A.

    Based on our current level of operations, and anticipated revenue growth, we believe that cash generated from operations and amounts available under our credit facility will be adequate to meet our anticipated debt service requirements, capital expenditures and working capital needs for the foreseeable future. We cannot assure you, however, that our business will generate sufficient cash flow from operations, that our anticipated revenue growth will be realized, or that future borrowings will be available under the new credit facility or otherwise will be available to enable us to service our indebtedness, including the credit facility and the notes, to retire or redeem the notes when required or to make anticipated capital expenditures. In addition, if we consummate significant acquisitions in the future, our cash requirements may increase significantly. We may need to refinance all or a portion of our debt, including the notes, on or before maturity. Our future operating performance and our ability to service or refinance the notes and to service, extend or refinance the new credit facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. See "Risk Factors."

                   SELECTED CONSOLIDATED HISTORICAL FINANCIAL
                       DATA -- CASINO MAGIC BAY ST. LOUIS

    The following selected consolidated historical financial data of Mardi Gras Casino Corp. (d/b/a Casino Magic Bay St. Louis) for the years ended
December 31, 1997, 1998 and 1999 is derived from financial statements that have been audited by Arthur Andersen LLP, independent certified public accountants. The selected historical interim financial data of Casino Magic Bay St. Louis for the nine months ended September 30, 1999 and 2000 were derived from the unaudited consolidated financial statements of Casino Magic Bay St. Louis for such periods and reflect all adjustments necessary to present fairly the financial position and results of operations for the periods presented. The selected consolidated historical financial data should be read in conjunction with the consolidated financial statements of Casino Magic Bay St. Louis and notes thereto, and the other financial information included herein.

    On August 8, 2000, we completed our acquisition of Casino Magic Bay St. Louis. In the table below, we have presented operating results for this property for the period January 1, 2000 to September 30, 2000 to aid in comparison of its results for the same period in 1999. Revenues of $12.4 million and EBITDA of $2.4 million at Casino Magic Bay St. Louis for the period August 8, 2000 to September 30, 2000 also are included in Penn National's operating results for the nine months ended September 30, 2000 presented elsewhere herein.

                                                                                   NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                 ------------------------------   -------------------
                                                   1997       1998       1999       1999       2000
                                                 --------   --------   --------   --------   --------
                                                                                      (UNAUDITED)
                                                                    (IN THOUSANDS)
Revenue
  Gaming.......................................  $81,103    $81,890    $80,349    $61,808    $60,545
  Hotel, recreational vehicle park and golf....    3,133      3,417      3,491      2,826      2,935
  Other........................................    4,178      4,897      5,055      3,846      4,873
                                                 -------    -------    -------    -------    -------
Total revenues.................................   88,414     90,204     88,895     68,480     68,353
                                                 -------    -------    -------    -------    -------
Operating expenses:
  Gaming.......................................   47,268     48,174     47,446     36,203     36,131
  Hotel, recreational vehicle park and golf....    2,406      2,400      2,469      1,912      2,272
  Selling, general and administrative..........   11,356     12,789     12,291      9,079     10,152
  Other........................................   10,896     10,923     10,715      8,053      6,719
                                                 -------    -------    -------    -------    -------
Total operating expenses.......................   71,926     74,286     72,921     55,247     55,274
                                                 -------    -------    -------    -------    -------
Income from operations.........................   16,488     15,918     15,974     13,233     13,079
Other income (expenses)........................   (8,008)   (10,948)       145        104     (2,425)
                                                 -------    -------    -------    -------    -------
Income before income taxes and extraordinary
item...........................................    8,480      4,970     16,119     13,337     10,654
Taxes on income................................    3,217      1,922      5,656      5,068      3,745
                                                 -------    -------    -------    -------    -------
Income before extraordinary item...............    5,263      3,048     10,463      8,269      6,909
Extraordinary item -- loss on early
  extinguishment of debt, net of tax...........       --      2,116         --         --         --
                                                 -------    -------    -------    -------    -------
Net income.....................................  $ 5,263    $   932    $10,463    $ 8,269    $ 6,909
                                                 =======    =======    =======    =======    =======

               SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA --
                                BOOMTOWN BILOXI

    The following selected consolidated historical financial data of Mississippi-I Gaming, L.P. (d/b/a Boomtown Biloxi) for the years ended
December 31, 1997, 1998 and 1999 is derived from financial statements that have been audited by Arthur Andersen LLP, independent certified public accountants. The selected historical interim financial data of Boomtown Biloxi for the nine months ended September 30, 1999 and 2000 were derived from the unaudited consolidated financial statements of Boomtown Biloxi for such periods and reflect all adjustments necessary to present fairly the financial position and results of operations for the periods presented. The selected consolidated historical financial data should be read in conjunction with the consolidated financial statements of Boomtown Biloxi and notes thereto, and the other financial information included herein.

    On August 8, 2000, we completed our acquisition of Boomtown Biloxi. In the table below, we have presented operating results for this property for the period January 1, 2000 to September 30, 2000 to aid in comparison of its results for the same period in 1999. Revenues of $9.5 million and EBITDA of $1.4 million at Boomtown Biloxi for the period August 8, 2000 to September 30, 2000 also are included in Penn National's operating results for the nine months ended September 30, 2000 presented elsewhere herein.

                                                                                   NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                 ------------------------------   -------------------
                                                   1997       1998       1999       1999       2000
                                                 --------   --------   --------   --------   --------
                                                                                      (UNAUDITED)
                                                                    (IN THOUSANDS)
Revenue
  Gaming.......................................  $52,022    $57,054    $58,191    $44,284    $43,930
  Other........................................    6,114      8,030      9,635      7,130      6,755
                                                 -------    -------    -------    -------    -------
Total revenues.................................   58,136     65,084     67,826     51,414     50,685
                                                 -------    -------    -------    -------    -------
Operating expenses:
  Gaming.......................................   28,391     29,598     29,366     22,097     22,694
  Selling, general and administrative..........   15,012     16,088     15,954     12,096     11,825
  Other........................................    9,260     11,650     13,070     10,097      9,435
                                                 -------    -------    -------    -------    -------
Total operating expenses.......................   52,663     57,336     58,390     44,290     43,954
                                                 -------    -------    -------    -------    -------
Income from operations.........................    5,473      7,748      9,436      7,124      6,731
Other income (expenses)........................   (5,354)    (4,319)      (150)      (129)    (1,268)
Net tax benefit................................       --         --         --         --        153
                                                 -------    -------    -------    -------    -------
Net income.....................................  $   119    $ 3,429    $ 9,286    $ 6,995    $ 5,616
                                                 =======    =======    =======    =======    =======

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS -- MISSISSIPPI PROPERTIES

COMBINATION OF RESULTS

    We acquired two casinos in Mississippi, Casino Magic Bay St. Louis and Boomtown Biloxi, on August 8, 2000. In the table below, we have presented operating results for these properties for the period January 1, 2000 to September 30, 2000 to aid in comparison of their results for the same period in 1999. The results for the period August 8, 2000 to September 30, 2000 also are included in Penn National's operating results for the nine months ended September 30, 2000 presented elsewhere herein.

    The Mississippi properties have substantially increased our size and the percentage of our revenues and operating profits derived from gaming operations. In light of this, we are providing a Management's Discussion and Analysis of Financial Condition and Results of Operations for these recently acquired properties. For purposes of this discussion, we have combined the separate statements of operations for the Mississippi properties for each of the years and nine-month periods presented in the selected historical financial and operating data tables on the preceding pages. These data are as follows:

                                                                                    NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                  ------------------------------   -------------------
                                                    1997       1998       1999       1999       2000
                                                  --------   --------   --------   --------   --------
                                                                     (IN THOUSANDS)
Revenue
  Gaming........................................  $133,125   $138,944   $138,540   $106,092   $104,475
  Hotel, recreational vehicle park and golf.....     3,133      3,417      3,491      2,826      2,935
  Other.........................................    10,292     12,927     14,690     10,976     11,628
                                                  --------   --------   --------   --------   --------
Total revenues..................................   146,550    155,288    156,721    119,894    119,038
                                                  --------   --------   --------   --------   --------
Operating expenses:
  Gaming........................................    75,659     77,772     76,812     58,300     58,825
  Hotel, recreational vehicle park and golf.....     2,406      2,400      2,469      1,912      2,272
  Selling, general and administrative...........    26,368     28,877     28,245     21,175     21,977
  Other.........................................    20,156     22,573     23,785     18,150     16,154
                                                  --------   --------   --------   --------   --------
Total operating expenses........................   124,589    131,622    131,311     99,537     99,228
                                                  --------   --------   --------   --------   --------
Income from operations..........................    21,961     23,666     25,410     20,357     19,810
Other income (expenses).........................   (13,362)   (15,267)        (5)       (25)    (3,693)
                                                  --------   --------   --------   --------   --------
Income before income taxes and extraordinary
  item..........................................     8,599      8,399     25,405     20,332     16,117
Taxes on income.................................     3,217      1,922      5,656      5,068      3,592
                                                  --------   --------   --------   --------   --------
Income before extraordinary item................     5,382      6,477     19,749     15,264     12,525
Extraordinary item -- loss on early
  extinguishment of debt, net of tax............        --      2,116         --         --         --
                                                  --------   --------   --------   --------   --------
Net income......................................  $  5,382   $  4,361   $ 19,749   $ 15,264   $ 12,525
                                                  ========   ========   ========   ========   ========

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 1999

    Total revenues for the nine months ended September 30, 2000 were $119.0 million, as compared to $119.9 million for the nine months ended September 30, 1999, a decrease of $0.9 million, or 0.7%. Gaming revenues decreased by $1.6 million, or 1.5%, as a result of increased market competition and a lower hold percentage at Casino Magic Bay St. Louis. Other revenue increased by $0.7 million, or 5.9%, primarily due to the receipt of $1.1 million in proceeds from a hurricane business interruption insurance claim, which was offset by a decrease of $0.3 million in food and beverage revenues at the Mississippi properties.

    Total operating expenses decreased by $0.3 million, or 0.3%, during the nine months ended September 30, 2000, as compared to the nine months ended
September 30, 1999. Gaming expenses increased by $0.5 million, or 0.9%, primarily due to the increased cost of complimentary giveaways provided to induce gaming play and counter competitors' marketing efforts at the Boomtown facility. Other expenses decreased by $2.0 million, or 10.9%, during the nine months ended September 30, 2000 as compared to the nine months ended
September 30, 1999. At the Boomtown facility, other expenses decreased
$0.7 million, or 6.6% primarily due to a decline of $0.3 million, or 5.9%, in food and beverage expenses resulting from the volume decreases. Additionally, expenses related to the Family Fun Center at the Boomtown facility were down $0.2 million, or 17.4%, also as a result of volume declines. At the Casino Magic Bay St. Louis facility, other expenses decreased approximately $1.3 million from the same period last year, due primarily to a $0.6 million decrease in depreciation expenses resulting from assets becoming fully depreciated in 1999.

    Other income (expenses) increased by $3.7 million over the nine months ended September 30, 1999, primarily due to interest expense related to the debt that we incurred to acquire the Mississippi properties in August 2000.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    Total revenues for the year ended December 31, 1999 increased by $1.4 million, or 0.9%, to $156.7 million in 1999 from $155.3 million in 1998. Gaming revenues decreased by $0.4 million, or 0.3%, due in part to a decrease in revenue of $1.5 million at Casino Magic Bay St. Louis caused by increasing market competition and a lower hold percentage. This decline was partially offset by an increase in gaming revenues at Boomtown of $1.1 million resulting from increased customer volume driven by additional marketing efforts. Other revenue increased by $1.8 million, or 13.6%, due to a $1.2 million increase in food and beverage revenues at Boomtown, which was also driven by additional marketing, and the receipt of $0.9 million in proceeds from a hurricane business interruption and property insurance claim.

    Total operating expenses decreased by $0.3 million, or 0.3%, during the year ended December 31, 1999, as compared to the year ended December 31, 1998. Gaming expenses decreased by $1.0 million, or 1.2%, primarily due to the decrease in gaming revenues at Casino Magic Bay St. Louis. Selling, general and administrative expenses decreased by $0.6 million, or 2.2%, over the same period last year as a result of a 1998 charge of $0.5 million at Casino Magic Bay St. Louis for a US Treasury Department Currency Transaction Reporting fine and a decrease in overall expenses of $0.1 million at Boomtown in 1999. Other expenses increased by $1.2 million, or 5.4%, during the year ended December 31, 1999 as compared to the year ended December 31, 1998. At the Boomtown facility, other expenses increased by $1.4 million, or 12.2%, primarily due to an increase in food and beverage expenses resulting from the volume increases driven by additional marketing efforts.

    Other income (expenses) decreased by $15.0 million in 1999 due to the predecessor parent company of Casino Magic and Boomtown not charging interest on inter-company notes in 1999.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    Total revenues for the year ended December 31, 1998 increased by $8.7 million, or 6.0%, to $155.3 million in 1998 from $146.6 million in 1997. Gaming revenues increased by $5.8 million, or 4.4%, due in part to an increase in gaming revenues at Boomtown of $5.0 million, stemming from increased customer volume driven by additional marketing efforts. There was also an increase in gaming revenues of $0.8 million at Casino Magic Bay St. Louis caused by a higher hold percentage on table games. Other revenue increased by $2.6 million, or 25.0%, due in part to a $2.2 million increase in food and beverage revenues resulting from additional marketing at Boomtown and Casino Magic Bay St. Louis.

    Total operating expenses increased by $7.0 million, or 5.6%, during the year ended December 31, 1998, as compared to the year ended December 31, 1997. Gaming expenses increased by $2.1 million, or 2.8%, primarily due to the increase in gaming revenues at both Boomtown and Casino Magic Bay St. Louis. Selling, general and administrative expenses increased by $2.5 million, or 9.5%, over the same period last year as a result of: a 1998 charge of $0.5 million at Casino Magic Bay St. Louis for a US Treasury Department Currency Transaction Reporting fine; $0.7 million additional expenses at Casino Magic Bay St. Louis relating to Hollywood Park's acquisition of the property in 1998; and an increase in property rent, real estate taxes and medical cost totaling approximately
$1.1 million at Boomtown. Other operating expenses increased by $2.4 million, or 12.0%, during the year ended December 31, 1998 as compared to the year ended December 31, 1997. The increase in other operating expenses was attributable to an increase in Boomtown's food and beverage expenses and expenses related to the Family Fun Center resulting from the volume increases driven by additional marketing efforts.

    Other income (expenses) increased by $1.9 million in 1998 due to a loss on the sale of fixed assets of $1.9 million and a loss in earnings from an unconsolidated affiliate of $2.9 million at Casino Magic Bay St. Louis. These losses were offset by a decrease in interest expense of $2.4 million related to debts associated with inter-company notes at both properties.

                     SELECTED HISTORICAL FINANCIAL DATA --
                     CRC HOLDINGS, INC. -- GAMING DIVISION

    The following selected financial data of CRC Holdings, Inc. -- Gaming Division for the years ended November 30, 1997, 1998 and 1999 is derived from financial statements that have been audited by PricewaterhouseCoopers LLP, independent certified public accountants. The selected financial data of CRC Holdings, Inc. -- Gaming Division as of and for the nine months ended
August 31, 1999 and 2000 is derived from unaudited financial statements that have been prepared on the same basis as the historical information derived from audited financial statements and, in the opinion of management, contains all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results of operations for such periods and financial positions as of such dates. The selected financial data should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements of CRC Holdings, Inc. -- Gaming Division and notes thereto, and the other financial information included herein.

                                                                                   NINE MONTHS ENDED
                                                    YEAR ENDED NOVEMBER 30,           AUGUST 31,
                                                 ------------------------------   -------------------
                                                   1997       1998       1999       1999       2000
                                                 --------   --------   --------   --------   --------
                                                                                      (UNAUDITED)
                                                                    (IN THOUSANDS)
Revenue
  Casino.......................................  $67,694    $68,845    $82,250    $62,001    $67,751
  Food and beverage............................    7,266      6,174      7,465      5,434      6,083
  Management service fees......................   11,976     14,800     15,790     11,796     10,177
  Less: promotional allowances.................   (5,216)    (4,174)    (5,057)    (3,611)    (4,506)
                                                 -------    -------    -------    -------    -------
Net revenues...................................   81,720     85,645    100,448     75,620     79,505
                                                 -------    -------    -------    -------    -------
  Operating expenses:
  Casino.......................................   31,826     33,302     38,439     28,641     31,603
  Food and beverage............................    1,317      1,539      1,659      1,361        908
  Management service and operating costs.......   29,540     28,850     30,323     21,795     25,315
  Depreciation and amortization................    4,571      5,004      5,628      4,133      3,833
                                                 -------    -------    -------    -------    -------
Total operating expenses.......................   67,254     68,695     76,049     55,930     61,659
                                                 -------    -------    -------    -------    -------
Income from operations before equity in net
  losses of affiliates.........................   14,466     16,950     24,399     19,690     17,846
Equity in net losses of affiliates.............      (27)      (174)        --         --         --
                                                 -------    -------    -------    -------    -------
Income from operations.........................   14,439     16,776     24,399     19,690     17,846
Other expenses (net of other income)...........   (6,329)    (6,069)    (7,879)    (5,889)    (4,613)
                                                 -------    -------    -------    -------    -------
Income before income taxes, minority interest
  and extraordinary loss.......................    8,110     10,707     16,520     13,801     13,233
Provision for income taxes.....................    3,861        719      7,191      5,821      5,466
                                                 -------    -------    -------    -------    -------
Income before minority interest and
  extraordinary loss...........................    4,249      9,988      9,329      7,980      7,767
Minority interest..............................       --       (108)       221        170      2,346
                                                 -------    -------    -------    -------    -------
Income before extraordinary loss...............    4,249     10,096      9,108      7,810      5,421
Extraordinary item -- loss on early
  extinguishment of debt, net of income tax
  benefit of $1,115 and $1,106 in 1997 and
  1999, respectively...........................   (1,385)        --     (1,731)    (1,731)        --
                                                 -------    -------    -------    -------    -------
Net income.....................................  $ 2,864    $10,096    $ 7,377    $ 6,079    $ 5,421
                                                 =======    =======    =======    =======    =======

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
              OPERATIONS -- CRC HOLDINGS, INC. -- GAMING DIVISION

    CRC Holdings, Inc. -- Gaming Division, d/b/a Carnival Resorts & Casinos, owns, operates and develops casino properties. CRC consists principally of a 59.9% interest in Louisiana Casino Cruises, Inc., which owns the Casino Rouge riverboat casino based in Baton Rouge, Louisiana; the operation of Casino Rama, located north of Toronto, Canada, on behalf of the Ontario Lottery and Gaming Corporation; and other casino development activities.

    Casino and food and beverage revenues are from the operations of the Casino Rouge which commenced operations on December 28, 1994. Management service fee revenues consist of management fees earned based on gross revenues and operating results of managed casinos and technical service fees earned in connection with pre-opening activities. CRC was selected by the Ontario Casino Corporation, the predecessor of the Ontario Lottery and Gaming Corporation, and the Mnjikaning First Nation to develop, operate and partially finance the development of Casino Rama. CRC loaned $25,000,000 to partially finance the development of Casino Rama. CRC is under contract to operate the casino until July 31, 2011. CRC is paid a base management fee in the amount of 2% of gross revenues and an incentive management fee of 5% of operating profit.

    Casino and food and beverage expenses are from the operations of the Casino Rouge. Management service and operating costs consist primarily of the operating and selling, general and administrative expenses of the Casino Rouge, management support services and costs related to casino development activities.

NINE MONTHS ENDED AUGUST 31, 2000 COMPARED TO NINE MONTHS ENDED AUGUST 31, 1999

    LCCI's casino revenues were $67,751,000 and $62,001,000 for the nine-month periods ended August 31, 2000 and 1999, respectively. The increase in casino revenue was due to an increase in customer counts and increase in win per passenger for the nine months ended August 31, 2000 of $3.72 to $56.29 compared to $52.57 for the nine months ended August 31, 1999.

    Management service fees for the nine months ended August 31, 2000 and 1999 were $10,177,000 and $11,796,000, respectively. The decrease is due to the reduction in Casino Rama management service fees of $1,619,000 during the nine months ended August 31, 2000 compared to the nine months ended August 31, 1999 as a result of the decline in Casino Rama's operating performance. The reduction in Casino Rama's operating performance is primarily due to increased competition in the market from the addition of slot machines at certain area race tracks.

    Casino expenses for the nine months ended August 31, 2000 and 1999, were $31,603,000 and $28,641,000, respectively, which represented 46.6% and 46.2% of casino revenues for each period, respectively. Overall casino expenses increased during the 2000 period primarily due to the Baton Rouge market's increased gaming activity and LCCI's increase in patrons, resulting in increased gaming and patron taxes.

    Management services and operating costs were $25,315,000 and $21,795,000 for the nine months ended August 31, 2000 and 1999, respectively, including Casino Rouge selling, general and administrative expenses of $16,993,000 and $15,962,000 for the nine months ended August 31, 2000 and 1999, respectively; and management support services costs and casino development costs of $8,322,000 and $5,833,000 for the nine months ended August 31, 2000 and 1999, respectively. Casino Rouge selling, general and administrative expenses for 2000 were greater than 1999 due primarily to an increase in revenue based rent, management fees, and marketing expenses. Management support services costs increased primarily due to bonus compensation resulting from the extension of the Development and Operating Agreement for Casino Rama in 2000 and the recovery related to the cancelled development of new permanent limited stakes charitable casinos at various locations throughout Ontario, Canada in 1999. Casino development costs increased due to the recognition of the recovery of a pre-opening loan related to the development, under a management contract of a proposed gaming facility, near Spokane, Washington in 1999 partially offset by a reduction in casino development expenditures in 2000.

    Depreciation and amortization for the nine months ended August 31, 2000, were $3,833,000 compared to $4,133,000 for the nine months ended August 31, 1999. The decrease in depreciation and amortization expenses was mainly due to certain equipment becoming fully depreciated.

    Interest income was $1,237,000 and $1,711,000 for the nine months ended August 31, 2000 and 1999, respectively. The decrease in interest income is primarily due to repayments of the project receivable from Casino Rama partially offset by an increase in the variable interest rate on the project receivable.

    Interest expense was $5,486,000 and $6,549,000 for the nine months ended August 31, 2000 and 1999, respectively. The decrease in interest expense is primarily due to LCCI's refinancing its variable rate senior secured increasing rate notes during the 1999 period and the reduction in the balance outstanding under a variable rate term loan.

    Common stock dividends of subsidiary were $1,050,000 for the nine months ended August 31, 1999. As LCCI's accumulated losses and dividends had previously eliminated the minority interest, $1,050,000 of LCCI common stock dividends paid to minority common stockholders were charged to operations during the nine months ended August 31, 1999.

    The provision for income taxes was $5,466,000 and $5,821,000 for the nine months ended August 31, 2000 and 1999, respectively. The decrease is attributable primarily to a decrease in taxable income during the nine months ended August 31, 2000.

    The extraordinary loss from early extinguishment of debt of $1,731,000 during the nine months ended August 31, 1999 is due to the early repayment in January 1999 of the LCCI 1998 notes, which resulted in the incurrence of a $2,837,000 extraordinary loss less an income tax benefit of $1,106,000.

YEAR ENDED NOVEMBER 30, 1999 COMPARED TO YEAR ENDED NOVEMBER 30, 1998

    Casino revenues for LCCI were $82,250,000 and $68,845,000 for the years ended November 30, 1999, and 1998, respectively. Casino revenues consist of gaming machine and table revenues. Revenues from casino operations were 81.0% from gaming machines and 19.0% from table games in 1999 compared to 78.0% and 22.0%, respectively, for 1998. Such mix for gaming machines and gaming table win is attributable to the continuing popularity of gaming machines among LCCI's base casino patrons and generally conforms to that experienced by riverboats throughout Louisiana. Gaming machine revenues increased 24.1% in 1999 compared to 1998 primarily due to a 22.8% increase in coin in. Table revenues increased 3.1% in 1999 compared to 1998 due to an increase in table game drop. For the year ended November 30, 1999, LCCI's win per passenger increased 5.9% to $52.40 compared to $49.46 in the same period of 1998.

    Management service fees for the year ended November 30, 1999 and 1998 were $15,790,000 and $14,800,000, respectively. The increase is due to the increase in Casino Rama management service fees of $1,134,000 during the year ended November 30, 1999 compared to the year ended November 30, 1998 as a result of Casino Rama's improved operating performance as gross gaming revenues increased to $353,600,000 during the year ended November 30, 1999 from $321,100,000 during the year ended November 30, 1998.

    Casino expenses for the year ended November 30, 1999 and 1998 were $38,439,000 and $33,302,000, respectively, which represents 46.7% and 48.4% of casino revenues in each period. Overall casino expenses increased during 1999 primarily due to the market's increased gaming activity and

LCCI's increase in market share in both casino revenue and patrons, which resulted in increased gaming and patron taxes. Overall casino expenses as a percent of casino revenue decreased during 1999 primarily due to the elimination of various special events and promotions.

    Management services and operating costs were $30,323,000 and $28,850,000 for the years ended November 30, 1999 and 1998, respectively, primarily including Casino Rouge selling, general and administrative expenses of $21,558,000 and $18,753,000 for the years ended November 30, 1999 and 1998, respectively; and management support services costs and casino development costs of $8,765,000 and $10,097,000 for the years ended November 30, 1999 and 1998, respectively. Casino Rouge selling, general and administrative expenses for 1999 were greater than 1998 due primarily to an increase in revenue based rent and increased legal fees. Casino development costs decreased during the year ended November 30, 1999 due to the termination of funding and recognition of the recovery of a pre-opening loan related to the development, under a management contract with the Kalispel Tribe of Indians, of a proposed gaming facility near Spokane, Washington. Management support services costs also decreased in 1999 due to the recovery of an allowance provided for in 1998 related to the cancelled development of new permanent limited stakes charitable casinos at various locations throughout Ontario, Canada.

    Interest income was $2,200,000 and $2,249,000 for the years ended November 30, 1999 and 1998, respectively. The decrease in interest income is primarily due to the reduction in the balance outstanding under the project receivable from Casino Rama partially offset by an increase in the variable interest rate on the project receivable.

    Interest expense was $8,478,000 and $8,896,000 for the years ended
November 30, 1999 and 1998, respectively. The decrease in interest expense is primarily due to the reduction in the balance outstanding under a variable rate term loan partially offset by an increase in interest expense due to the repayment of LCCI's variable rate senior secured increasing rate notes and additional debt outstanding resulting from the January 1999 issuance of LCCI's 11% senior secured notes.

    Foreign currency gains were $157,000 and $1,418,000 for the years ended November 30, 1999 and 1998, respectively. The decrease in foreign currency gains is primarily the result of an amendment to the term loan to Casino Rama, which denominated the loan in U.S. dollars from Canadian dollars thereby reducing foreign currency exposure.

    Common and redeemable preferred stock dividends of subsidiary were $1,253,000 and $1,094,000 for the years ended November 30, 1999 and 1998, respectively. As LCCI's accumulated losses and dividends had previously eliminated the minority interest, $1,253,000 and $962,000 of LCCI common stock dividends paid to minority common stockholders and to the LCCI common stock warrantholders were charged to operations during the years ended November 30, 1999 and 1998, respectively. In addition, $132,000 of LCCI redeemable preferred stock dividends were charged to operations in the year ended November 30, 1998.

    The provision for income taxes was $7,191,000 and $719,000 for the years ended November 30, 1999 and 1998, respectively. The increase is attributable to an increase in taxable income during the year ended November 30, 1999 and the release during the year ended November 30, 1998 of a previously established $4,243,000 deferred income tax valuation allowance.

    The extraordinary loss from early extinguishment of debt of $1,731,000 during the year ended November 30, 1999 is due to the early repayment in January 1999 of the 1998 senior secured increasing rate notes, which resulted in the incurrence of a $2,837,000 loss less an income tax benefit of $1,106,000.

YEAR ENDED NOVEMBER 30, 1998 COMPARED TO YEAR ENDED NOVEMBER 30, 1997

    Casino revenues for LCCI were $68,845,000 and $67,694,000 for the years ended November 30, 1998 and 1997, respectively. Casino revenues consist of gaming machine and table revenues. Revenues from casino operations were 78.0% from gaming machines and 22.0% from table games in 1998 compared to 75.2% and 24.8%, respectively, for 1997. Such mix of gaming machines and gaming table win is attributable to the continuing popularity of gaming machines among LCCI's base casino patrons and generally conforms to that experienced by riverboats throughout Louisiana. Table revenues, excluding poker, decreased 11.2% in 1998 compared to 1997 due to a 16.7% decrease in table game drop offset by an improvement of the hold percentage from 20.1% to 21.2% on an annual basis. Gaming machine revenues increased 5.5% in 1998 compared to 1997 primarily due to a 5.6% increase in coin in. Poker win for 1998 and 1997 was $494,000 and $300,000, respectively. CRC management believes that the decline in table game drop is a direct result of patrons converting to gaming machines due to new, exciting and innovative gaming equipment being introduced by the casino industry. For the year ended November 30, 1998, LCCI's win per passenger increased 8.3% to $49.46 compared to $45.69 in the same period of 1997.

    Management service fees for the year ended November 30, 1998 and 1997 were $14,800,000 and $11,976,000, respectively. The increase is primarily due to the increase in Casino Rama management service fees to $14,656,000 during the year ended November 30, 1998 from $11,508,000 during the year ended November 30, 1997 as a result of Casino Rama's improved operating performance as gross gaming revenues increased to $321,100,000 during the year ended November 30, 1998 from $261,400,000 during the year ended November 30, 1997.

    Casino expenses for the year ended November 30, 1998 and 1997 were $33,302,000 and $31,826,000, respectively, which represents 48.4% and 47.0% of casino revenues in each period. Overall casino expenses increased primarily due to the introduction of CRC's Rouge Arena, a temporary facility used for concerts, sporting activities, customer parties and other promotional activities. The facility was in use through July 1998.

    Management services and operating costs were $28,850,000 and $29,540,000 for the years ended November 30, 1998 and 1997, respectively, including Casino Rouge selling, general and administrative expenses of $18,753,000 and $18,825,000 for the years ended November 30, 1998 and 1997, respectively; and management support services costs and casino development costs of $10,097,000 and $10,715,000 for the years ended November 30, 1998 and 1997, respectively. Casino Rouge selling, general and administrative expenses for 1998 were lower than 1997 due primarily to a decrease in risk management costs partially offset by an increase in legal expenses. Casino development costs decreased due to the termination of funding of a pre-opening loan related to the development, under a management contract with the Wampanoag Tribe of Indians, of a proposed gaming facility and entertainment complex in Southeastern Massachusetts. Management support services costs increased due to a provision for bad debts incurred in 1998 as a result of an allowance provided related to the cancelled development of new permanent limited stakes charitable casinos at various locations throughout the Province of Ontario, Canada.

    Interest income was $2,249,000 and $1,842,000 for the years ended November 30, 1998 and 1997, respectively. The increase in interest income is primarily due to the increase in the variable interest rate on CRC's project receivable from Casino Rama partially offset by the reduction in the balance outstanding under the project receivable.

    Interest expense was $8,896,000 and $8,824,000 for the years ended November 30, 1998 and 1997, respectively. The increase in interest expense is primarily due to interest and related financing costs being charged on both LCCI's 11.5% first mortgage notes and LCCI's variable rate senior secured increasing rate notes for a six day period during which proceeds were escrowed to repay LCCI's 11.5% first mortgage notes. This increase was partially offset by lower interest due to the refinancing of a term credit facility in December 1996 with a variable rate term loan on more favorable terms.

    Foreign currency gains were $1,418,000 and $1,029,000 for the years ended November 30, 1998 and 1997, respectively, due to the effect of the strengthening United States dollar in relation to the Canadian dollar on the term loan which was denominated in Canadian dollars.

    Common and redeemable preferred stock dividends of subsidiary were $1,094,000 and $364,000 for the years ended November 30, 1998 and 1997, respectively. As LCCI's accumulated losses and dividends had previously eliminated the minority interest, $962,000 and $232,000 of LCCI common stock dividends paid to minority common stockholders and to the LCCI common stock warrantholders were charged to operations during the years ended November 30, 1998 and 1997, respectively. In addition, $132,000 of LCCI redeemable preferred stock dividends were charged to operations in each of the years ended
November 30, 1998 and 1997.

    The provision for income taxes was $719,000 and $3,861,000 for the years ended November 30, 1998 and 1997, respectively. The decrease is attributable to the release during the year ended November 30, 1998 of a previously established $4,243,000 deferred income tax valuation allowance partially offset by an increase in taxable income.

    The extraordinary loss from early extinguishment of debt of $1,385,000 during the year ended November 30, 1997 is due to the early repayment in December 1996 of a term credit facility, which resulted in the incurrence of a $2,500,000 prepayment penalty less an income tax benefit of $1,115,000.

                                    BUSINESS

INTRODUCTION

    We are a diversified gaming and pari-mutuel wagering company with facilities in West Virginia, Mississippi and Pennsylvania. On July 31, 2000, we entered into an agreement to acquire all of the gaming assets of CRC Holdings, Inc. for approximately $181.3 million, including amounts required to refinance certain existing indebtedness, which will expand our gaming operations into Louisiana and Ontario, Canada. On a pro forma basis reflecting our Mississippi properties and the CRC acquisition, our revenues and Adjusted EBITDA would have been $486.3 million and $111.1 million, respectively, for the twelve months ended September 30, 2000.

    The following table sets forth certain features and property-level EBITDA (excluding corporate overhead) of our owned (or leased) and managed properties, after giving effect to the CRC acquisition:

                                                                        AT DECEMBER 31, 2000        PROPERTY-LEVEL
                                                                   ------------------------------     EBITDA FOR
                                                                    GAMING                            LTM ENDED
                                                   TYPE OF          SQUARE     GAMING     TABLE     SEPTEMBER 30,
PROPERTY                     LOCATION              FACILITY        FOOTAGE    MACHINES    GAMES          2000
--------               --------------------  --------------------  --------   --------   --------   --------------
                                                                                                    (in thousands)
CURRENTLY OWNED OR LEASED:
Charles Town           Charles Town, WV      Land-based gaming/     58,000     1,974        --         $ 27,854
  Entertainment                              Thoroughbred racing
  Complex
Casino Magic Bay St.   Bay St. Louis, MS     Dockside gaming        39,500     1,158        38           21,129
  Louis
Boomtown Biloxi        Biloxi, MS            Dockside gaming        33,600     1,060        27           12,815
Penn National Race     Harrisburg, PA(1)     Thoroughbred racing        --        --        --           11,391
  Course
Pocono Downs           Wilkes-Barre, PA(1)   Harness racing             --        --        --            8,408
CRC OWNED:
Casino Rouge           Baton Rouge, LA       Cruising riverboat     28,000       980        42           24,975(2)
                                                                   -------     -----       ---         --------
      TOTALS                                                       159,100     5,172       107         $106,572
                                                                   =======     =====       ===         ========
CRC OPERATED:
Casino Rama            Orillia, Ontario      Land-based gaming      75,000     2,202       122         $ 14,173(3)

-------------
(1) In addition to our racetracks, Penn National Race Course and Pocono Downs have six and five off-track wagering facilities, respectively, located throughout Pennsylvania.

(2) Adjusted to add back management fee paid to prior owners.

(3) Amount represents management services revenues from the operation of Casino Rama.

    Our Charles Town Entertainment Complex in Charles Town, West Virginia features 1,974 gaming machines, a thoroughbred racetrack, simulcast wagering, entertainment and dining. The facility is located within easy driving distance of Baltimore, Maryland and Washington, D.C. and is the leading gaming property serving those areas. There is a total population of approximately 3.1 million persons within a 50-mile radius, and approximately 10.0 million persons within a 100-mile radius of the Charles Town Entertainment Complex, of which approximately 7.2 million persons are over the age of 20. We have experienced strong growth at the facility and have increased the number of gaming machines from 400 machines in September 1997 to 1,974 machines as of December 31, 2000. We recently expanded the gaming area to nearly 60,000 square feet and opened a 150-seat restaurant and bar. In addition, since receiving regulatory approval permitting the operation of reel-spinning, coin-out machines in April 1999, we have increased the number of reel-spinning machines relative to the number of paper ticket video lottery terminals, or VLTs. As a result of these initiatives, our monthly gaming revenues at Charles Town have grown from approximately
$5.8 million in January 2000 to approximately $10.3 million in January 2001.

    Our business strategy is focused on exploiting the higher margins and more stable cash flows associated with gaming operations compared to pari-mutuel operations. As part of this strategy, on August 8, 2000, we completed our acquisition of the Casino Magic Bay St. Louis casino and the Boomtown Biloxi casino from Pinnacle Entertainment, Inc. for an aggregate purchase price of approximately $201.3 million. Both properties operate in the Gulf Coast gaming market and are within easy driving distance of New Orleans, Louisiana, Mobile, Alabama and other points in the Southeast. We refer to these two casinos as the "Mississippi properties." Casino Magic Bay St. Louis in Bay St. Louis, Mississippi, offers approximately 39,500 square feet of gaming space, with approximately 1,158 slot machines and 38 table games, a 201-room hotel, an 1,800 seat arena, a recreational vehicle park and an 18-hole Arnold Palmer-designed championship golf course. Boomtown Biloxi in Biloxi, Mississippi, offers approximately 33,600 square feet of gaming space, with 1,060 slot machines, 27 table games and other gaming amenities including restaurants and a 20,000 square foot entertainment center.

    The acquisition by merger of CRC Holdings, Inc., which does business as Carnival Resorts and Casinos, is expected to close in the first half of 2001. Immediately prior to CRC will divest itself of all of its non-gaming assets. CRC is the operator and 59.9% shareholder of Louisiana Casino Cruises, Inc., or LCCI, the owner of Casino Rouge, the leading riverboat gaming facility in Baton Rouge, Louisiana. We also have entered into a definitive agreement with the minority holders of LCCI to acquire their 40.1% interest of the business. Casino Rouge features a four-story riverboat casino with approximately 28,000 square feet of gaming space, 980 gaming machines and 42 table games. In addition to the Casino Rouge property, a wholly owned subsidiary of CRC operates Casino Rama on behalf of the Ontario Lottery and Gaming Corporation, an agency of the Province of Ontario. Casino Rama is a casino and full-service entertainment facility located approximately 90 miles north of Toronto, Canada, with approximately 75,000 square feet of gaming space, 2,202 gaming machines and 122 table games. We believe the CRC acquisition will build the critical mass of our gaming operations, further enhance our position in the gaming sector and diversify the geographic reach of our properties.

    In addition to our gaming facilities, we own and operate Penn National Race Course, located outside of Harrisburg, one of two thoroughbred racetracks in Pennsylvania, and Pocono Downs, located outside of Wilkes-Barre, one of two harness racetracks in Pennsylvania. We also operate eleven off-track wagering facilities, or OTWs, in Pennsylvania and hold a 50% interest in Pennwood Racing, Inc., a joint venture that owns and operates Freehold Raceway and will operate Garden State Park in New Jersey through May 31, 2001.

BUSINESS STRATEGY

    Our business strategy is to create a broad, diversified base of gaming and pari-mutuel properties that provides our customers with high quality experiences that build significant customer loyalty. We continue to improve our gaming operations to take advantage of their higher margins and less seasonal cash flow compared to our pari-mutuel operations, while we seek expansion in the more profitable areas of the pari-mutuel business, such as OTWs and at-home wagering. We intend to integrate our gaming properties to exploit operating synergies and marketing and promotional activities. We have focused strategies for Charles Town, the Mississippi properties, the racetracks and related assets, and CRC as follows:

    - CHARLES TOWN ENTERTAINMENT COMPLEX--The Charles Town Entertainment Complex has provided us with substantial internal growth over the past two years. Revenue at the property grew from $80.0 million for the year ended December 31, 1999 to $135.3 million for the year ended December 31, 2000. Charles Town currently has 1,974 gaming machines and a customer database with over 126,000 people. We intend to continue to capitalize on the strong demographics of the mid-Atlantic gaming market and the property's leading position in the Baltimore and Washington D.C. markets by adding amenities such as a hotel, entertainment venue, showroom and structured parking facility. A hotel at Charles Town should allow us to create a regional destination that will attract customers from a broader geographic area. Additionally, we believe we can increase the length of stay from existing customers with these additional amenities. Finally, we are pursuing legislative initiatives to increase the maximum $2 per pull West Virginia wagering limit, which we believe will positively impact our cash flow.

    - CASINO MAGIC BAY ST. LOUIS AND BOOMTOWN BILOXI--Casino Magic Bay St. Louis and Boomtown Biloxi provide us with the opportunity to cross-sell to a large database of local casino customers. Each of the properties has operated in the Gulf Coast market for over 6 years. We believe the properties have loyal employee and local customer bases, and offer superior customer service through focused marketing and promotional campaigns. While both properties are primarily aimed at local residents, we feel that Casino Magic Bay St. Louis provides us with the ability to create a regional destination property where we can reward loyal customers from any Penn National facility with a quality casino, hotel and golf experience. We are planning to construct a new 300-room hotel, new restaurants and a reconfigured gaming floor collectively anticipated to cost $35 million and be completed within two years. We intend to drive our returns on invested capital at Casino Magic Bay St. Louis by cross-selling the expanded property to customers in the databases of all the Penn National facilities.

    - PENN NATIONAL RACE COURSE AND POCONO DOWNS AND THEIR OTWS--We believe that our racetracks and OTWs will continue to provide us with strong, stable cash flows. While pari-mutuel operations are an increasingly smaller component of our business, the pari-mutuel business may provide us with significant upside if certain legislative initiatives are adopted. These initiatives include permitting OTW and account wagering in New Jersey and at-home wagering, including telephone wagering, throughout the country. Coupled with our existing OTWs, these initiatives would provide us with significant high growth, high margin opportunities. Additionally, we have implemented a casino style customer tracking system throughout our pari-mutuel facilities that should permit us to increase customer loyalty and attract new customers.

    - CASINO ROUGE AND CASINO RAMA--The anticipated purchase of the CRC gaming division continues our strategy of acquiring strong assets in emerging gaming markets at attractive valuations. The Casino Rouge caters to a local and, we believe, loyal customer base. The property continues to be the market leader in Baton Rouge in gaming revenue and admissions. We intend to cross-sell the Casino Magic Bay St. Louis property to the Casino Rouge's customer base as a regional destination opportunity thereby generating additional returns on our Bay St. Louis investment. Casino Rama draws its customers from the Toronto metropolitan area and has been successful in drawing patrons through targeted bussing and marketing programs. A 5,000-seat entertainment complex and 300-room hotel are currently under construction at the property. We anticipate that this expansion will increase the average customer's length of stay, as there is a lack of overnight accommodations in the area. The Casino Rama management contract provides us with an additional source of income without any capital requirements by us.

THE CHARLES TOWN ENTERTAINMENT COMPLEX

    The Charles Town Entertainment Complex is located in Charles Town, West Virginia, and is a leading gaming facility in the Baltimore, Maryland and Washington, D.C. area. The facility is approximately a 60-minute drive from Baltimore and a 70-minute drive from Washington, D.C. There is a total population of approximately 3.1 million persons within a 50-mile radius, and approximately 10.0 million persons within a 100-mile radius of the Charles Town Entertainment Complex, of which approximately 7.2 million persons are over the age of 20. The average household income within this 100-mile radius is approximately $66,000 a year.

    The Charles Town Entertainment Complex features gaming machines, live racing, simulcast wagering and dining. Since we began operating gaming machines at the facility in September 1997, we have experienced strong growth at the facility and have increased the number of gaming machines from 400 machines at September 1997 to 1,974 at December 2000. Currently, there is no statutory cap on the number of gaming machines that may be installed at a location, although any increases in the number of gaming machines is subject to regulatory approval. Given the success of the Charles Town Entertainment Complex, we have undertaken certain property enhancements and have formulated plans for other improvements. Specifically, in November 2000, we completed our expansion of the gaming facility to nearly 60,000 square feet of gaming space, opened a new 150-seat restaurant and bar and increased the number of gaming machines at the facility from 1,500 to approximately 2,000 machines. In the next phase of the expansion, which we anticipate completing by early 2003, we intend to construct additional gaming space, a structured parking facility, a 300-room hotel with meeting rooms and conference space and an entertainment venue, at an estimated cost of $55 million.

    Of the 1,974 machines at December 31, 2000, approximately 1,300 machines are coin out gaming machines that we installed since the passage of legislation in West Virginia in April 1999 permitting this type of gaming machine. The remaining gaming machines are dollar bill-fed video gaming machines that replicate traditional spinning reel gaming machines and video card games, such as blackjack and poker. We intend to convert some or all of the remaining video gaming machines to coin out spinning reel machines and hope to increase the total number of gaming machines beyond our current level, pending approval by the West Virginia Lottery Commission.

    Our marketing efforts at the Charles Town Entertainment Complex include print and radio advertising and are focused on the Washington, D.C., Baltimore, Maryland, Northern Virginia, Eastern West Virginia and Southern Pennsylvania markets. In 1999, we installed a computerized player tracking system called Player's Choice at the Charles Town Entertainment Complex. This system has helped to further refine our marketing efforts and our database now consists of approximately 126,000 players as of February 1, 2001. Our marketing efforts also include a bus program and cash and merchandise give-aways.

THE MISSISSIPPI PROPERTIES

    The Mississippi Gulf Coast has a long tradition as a vacation destination. Boomtown Biloxi and Casino Magic Bay St. Louis are within 65 and 46 miles of New Orleans, Louisiana and 63 and 90 miles of Mobile, Alabama, respectively. The Gulf Coast area draws an estimated two million visitors annually, primarily from Louisiana, Mississippi, Alabama, Florida and Georgia. The Gulf Coast area also boasts a local population of approximately 350,000, of which 66% are over the age of 20, an average household income of approximately $33,000 and a median age of 33. Approximately 6.3 million people live within a 200-mile radius around Biloxi and Bay St. Louis with an average age of 32. Gross casino gaming revenues on the Mississippi Gulf Coast totaled approximately $1,030 million and $814 million in 1999 and 1998, respectively, a year over year increase of approximately 27%.

  CASINO MAGIC BAY ST. LOUIS CASINO AND RESORT

    The Casino Magic Bay St. Louis casino and resort commenced operation in September 1992, as the first dockside casino in Mississippi to operate on a barge rather than a traditional riverboat. The casino is located on a 17-acre marina with the adjoining land-based facilities situated on 591 acres. Casino Magic Bay St. Louis offers approximately 39,500 square feet of gaming space, with approximately 1,158 slot machines and 38 table games. The three story land-based building houses a steak and seafood restaurant, buffet-style restaurant, cafe, gift shop and live entertainment lounge. The property has a 200-room hotel that includes 24 suites, banquet and meeting space and an outdoor pool. The Casino Magic Bay St. Louis complex also includes an 1,800 seat arena for concerts and sporting events, a 100-space recreational vehicle park, a child entertainment center, and the Bridges Golf Resort, an 18-hole Arnold Palmer-designed championship golf course that includes a clubhouse, pro shop, and a casual dining restaurant.

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
    We are planning a number of focused enhancements to the Casino Magic Bay St. Louis property, including plans to construct a 300-room hotel adjacent to the property that we anticipate could be completed by mid 2002. We believe that the new hotel will enhance mid-week business at the facility and will geographically extend the casino's target market. We also are planning to add two new restaurant venues to the property to meet customer needs, to improve access to the gaming floor by adding new escalators and elevators and to expand available parking facilities.

    Casino Magic Bay St. Louis is located 1.5 miles north of U.S. Highway 90, approximately nine miles south of Interstate 10, the main thoroughfare connecting New Orleans, Louisiana and Mobile, Alabama.

  BOOMTOWN BILOXI CASINO

    Boomtown Biloxi commenced operations in July 1994 and occupies nine acres on Biloxi, Mississippi's historic back bay. The dockside property consists of a land-based facility which houses all non-gaming operating space and an approximately 33,600 square foot casino constructed on a 400 by 100-foot barge permanently moored to the land-based building. There is approximately 14,000 square feet on the barge that remains available for development. The casino offers 1,060 gaming machines, 27 table games and other non-gaming amenities including a full service buffet/menu service restaurant, a 120 seat deli-style restaurant, a full-service bakery, a western dance hall/cabaret and a 20,000 square foot family entertainment center. The western-themed family entertainment center, complete with a dynamic motion theater, distinguishes Boomtown Biloxi from other casinos on the Mississippi Gulf Coast as a destination offering entertainment for the entire family.

    Boomtown Biloxi offers gaming and entertainment amenities to primarily middle income, value-oriented customers. The casino has an "old west" theme with western memorabilia in its interior decor, country/western music and employees dressed in western attire. We believe Boomtown Biloxi has a relaxed and friendly environment and a broad and loyal customer base. We intend to continue to focus on this target market by providing moderately priced, high value amenities and by utilizing a broad array of marketing programs, including charter flights and bus programs, among others.

    Boomtown Biloxi is located one-half mile from Interstate 110, the main highway connecting Interstate 10 and the Gulf of Mexico. Interstate 10 is the main thoroughfare connecting New Orleans, Louisiana and Mobile, Alabama. According to the Mississippi Department of Transportation, over 12 million vehicles travel past the Boomtown Biloxi site on Interstate 110 each year. The site is easily accessible by car when approaching from the north due to its immediate proximity to the Interstate 110 spur from Interstate 10, which provides the bulk of traffic to the Gulf Coast region. Boomtown Biloxi is constructed in the Back Bay and is the first casino visible to auto traffic traveling south on Interstate 110.

    We have an exclusive license to use the Boomtown Biloxi name, logo and internet world wide web address. The term of the license is contingent upon certain events, but in no event will it be for less than two years from August 2000. If our license to use the Boomtown Biloxi name expires, we would have to identify an alternative name for this casino.

CRC HOLDINGS, INC.

    CRC Holdings, Inc., owns 59.9% of Louisiana Casino Cruises, Inc., or LCCI, which owns and operates Casino Rouge, a Baton Rouge, Louisiana, riverboat gaming facility. We intend to acquire the other 40.1% of LCCI concurrently with the acquisition of CRC. In addition, CHC Casinos Canada Limited, a wholly owned subsidiary of CRC, operates Casino Rama on behalf of the Ontario Lottery and Gaming Corporation under a Development and Operating Agreement with Mnjikaning First Nation, the Ontario Lottery and Gaming Corporation and certain other parties.

  CASINO ROUGE

    The Casino Rouge opened on December 28, 1994, and is one of two riverboat gaming facilities authorized to operate in Baton Rouge. For fiscal year 1999, LCCI's share of the Baton Rouge gaming market was 61.7% of casino revenues and 59.2% of admissions, as reported by the Louisiana Gaming Control Board.

    The Casino Rouge features a four-story, 47,000 square foot riverboat casino, replicating a 19th century Mississippi River paddlewheel steamboat, and a two-story, 58,000 square foot dockside embarkation building. The riverboat has a capacity of 1,800 customers and emphasizes spaciousness with its ample aisle space, 15-foot ceilings, a large central atrium and specially designed lighting. The overall effect avoids the cramped atmosphere found in many riverboat casinos. Patrons are offered a selection of 980 gaming machines and 42 table games in 28,000 square feet of gaming space spread over three decks. The dockside embarkation facility offers a panoramic view of the Mississippi River and features a variety of amenities, including a 268-seat "International Marketplace Buffet," an array of food, bar and lounge areas, meeting and planning space and a gift shop. All of the facilities are open seven days a week, 24 hours a day, with eight cruises scheduled daily.

    The 23-acre site is located on the east bank of the Mississippi River in the East Baton Rouge Downtown Development District less than one-quarter mile from the state capital complex. The site is within approximately one mile of both Interstate 10 and Interstate 110, two major highways in the area. In addition, the site has convenient parking for approximately 1,650 cars adjacent to the embarkation facility.

  CASINO RAMA

    CRC's wholly owned subsidiary, CHC Casinos, operates Casino Rama, a full service gaming and entertainment facility, on behalf of the Ontario Lottery and Gaming Corporation. This casino is located on the lands of Mnjikaning First Nation near Orillia, Ontario approximately 90 miles north of Toronto, Ontario. Casino Rama consists of 75,000 square feet of gaming space that includes 2,202 gaming machines and 122 table games. The casino opened in July of 1996 and is open 24 hours a day, 7 days a week. There is an adult population of approximately 1.1 million persons within 100-miles of Casino Rama.

    CHC Casinos operates the facility on behalf of the Ontario Lottery and Gaming Corporation pursuant to the Development and Operating Agreement among the Ontario Lottery and Gaming Corporation, Mnjikaning First Nation, CRC, CHC Casinos and certain other parties. The Development and Operating Agreement sets out the duties, rights and obligations of CHC Casinos, as the operator of Casino Rama. As the operator, CHC Casinos is entitled to a base fee equal to two percent of gross revenues of the casino and an incentive fee equal to five percent on the casino's net operating margin. The agreement terminates on July 31, 2011, unless otherwise terminated earlier in accordance with the termination provisions of the Development and Operating Agreement. The Ontario Lottery and Gaming Corporation has the option to extend the term of the Development and Operating Agreement and CHC Casinos' appointment as operator for two successive periods of five years commencing on August 1, 2011.

    Under the Development and Operating Agreement, our acquisition of CRC is an event that requires the consent of the Ontario Lottery and Gaming Corporation and Mnjikaning First Nation. If we consummated the CRC acquisition without the Ontario Lottery and Gaming Corporation consent, the Ontario Lottery and Gaming Corporation could terminate the Operating Agreement or replace CHC Casinos as operator of Casino Rama with 90 days notice. If Mnjikaning First Nation does not provide its consent and the acquisition materially and adversely affects it, then Mnjikaning First Nation can terminate the agreement with the approval of the Ontario Lottery and Gaming Corporation.

    Under a Casino Rama Expansion Project and Development Agreement dated
June 12, 2000 among the Ontario Lottery and Gaming Corporation, Mnjikaning First Nation, CRC, CHC Casinos and certain other parties, the parties have agreed that certain components of Casino Rama will be renovated and expanded, including the construction of a 5,000 seat entertainment center expected to open in May 2001 and a 300-room hotel expected to open in spring 2002 located near the casino. The majority of the capital necessary for this expansion will be financed by an affiliate of Mnjikaning First Nation to be repaid out of the revenue of Casino Rama pursuant to the terms of the Development and Operating Agreement.

RACING AND PARI-MUTUEL OPERATIONS

    Our racing and pari-mutuel revenues are derived from:

    - wagering on our live races at our racetracks, at our OTWs, at other Pennsylvania racetracks and their OTWs and through telephone account wagering, as well as wagering at our racetracks on certain stakes races run at out-of-state racetracks;

    - wagering on full-card import simulcasts at our racetracks and OTWs and through telephone account wagering; and

    - fees from wagering on export simulcasting our races at out-of-state locations.

    We also derive revenues from admissions, program sales, food and beverage sales and concessions and certain other ancillary activities.

    Pari-mutuel wagering on thoroughbred or harness racing is pooled wagering in which a pari-mutuel wagering system totals the amounts wagered and adjusts the payouts to reflect the relative amounts bet on different horses and various possible outcomes. The pooled wagers are paid out to bettors as winnings in accordance with the payoffs determined by the pari-mutuel wagering system, paid to the applicable regulatory or taxing authorities and distributed to the track's horsemen in the form of "purses" which encourage owners and trainers to enter their horses in that track's live races. The balance of the pooled wagers is retained by the wagering facility. Pari-mutuel wagering is currently authorized in more than 40 states in the United States, all provinces in Canada and approximately 100 other countries around the world.

    We are seeking to increase wagering by broadening our customer base and increasing the wagering activity of our existing customers. To attract new customers, we seek to increase the racing knowledge of our customers through our television programming, and by providing "user friendly" automated wagering systems and comfortable surroundings. We also seek to attract new customers by offering various types of promotions including family fun days, premium give-away programs, contests and handicapping seminars.

  LIVE RACING

    THE PENN NATIONAL RACE COURSE. The Penn National Race Course is located on approximately 225 acres approximately 15 miles northeast of Harrisburg, 100 miles west of Philadelphia and 200 miles east of Pittsburgh. There is a total population of approximately 1.4 million persons within a radius of approximately 35 miles around the Penn National Race Course and approximately 2.2 million persons within a 50-mile radius. The property includes a one-mile all-weather thoroughbred racetrack and a 7/8-mile turf track. The property also includes approximately 400 acres surrounding the Penn National Race Course that are available for future expansion or development.

    POCONO DOWNS. Pocono Downs is located on approximately 400 acres in Plains Township, outside Wilkes-Barre, Pennsylvania. There is a total population of approximately 785,000 persons within a

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
radius of approximately 35 miles around Pocono Downs and approximately
1.5 million persons within a 50-mile radius. The property includes a 5/8-mile all-weather, lighted harness track.

    THE CHARLES TOWN RACES. The Charles Town Races at the Charles Town Entertainment Complex is located on a portion of a 250-acre parcel in Charles Town, West Virginia. The property includes a 3/4-mile thoroughbred racetrack. The property surrounding the Charles Town Entertainment Complex, including the site of the former Shenandoah Downs Racetrack, is available for future expansion or development. In addition, we have a right of first refusal for an additional 250 acres that are adjacent to the Charles Town Entertainment Complex.

  OTWS

    Our OTWs provide areas for viewing import simulcasts and televised sporting events, placing pari-mutuel wagers and dining. The facilities also provide convenient parking. We presently operate 11 of the 20 OTWs now open in Pennsylvania. There are two remaining OTWs that have been authorized in Pennsylvania for our competitors. Some states, such as New York, operate off-track betting locations that are independent of racetracks. Under the Pennsylvania Racehorse Industry Reform Act, only licensed racing associations, such as Penn National, can operate OTWs or accept customer wagers on simulcast races at Pennsylvania racetracks. The following is a list of our OTW locations:

FACILITY/LOCATION                  DATE OPENED
-----------------                  -----------
PENN NATIONAL FACILITIES:
Reading, PA                        May 1992
Chambersburg, PA                   April 1994
York, PA                           March 1995
Lancaster, PA                      July 1996
Williamsport, PA                   February 1997
Johnstown, PA                      September 1998
POCONO DOWNS FACILITIES:
Erie, PA                           May 1991
Allentown, PA                      July 1993
Carbondale, PA                     March 1998
Hazleton, PA                       March 1998
East Stroudsburg, PA               July 2000

    We have been transmitting simulcasts of our races to other wagering locations and receiving simulcasts of races from other locations for wagering by our customers at our facilities year-round for more than seven years. During the year ended December 31, 1999, we received import simulcasts from approximately 89 racetracks, including premier racetracks such as Belmont Park, Church Hill Downs, Gulfstream Park, Hollywood Park, Santa Anita and Saratoga and transmitted export simulcasts of our races to approximately 108 locations.

TELEPHONE ACCOUNT WAGERING/INTERNET WAGERING

    In 1983, we pioneered Telebet-Registered Trademark-, Pennsylvania's first telephone account wagering system. A Telebet customer opens an account by depositing funds with us. Account holders can then place wagers by telephone on Penn National races and import simulcast races to the extent of the funds on deposit in the account; any winnings are posted to the account and are available for withdrawal or future wagers. In December 1995, Pocono Downs instituted Dial-A-Bet-Registered Trademark-, a similar telephone account betting system.

    eBetUSA.com, Inc., our wholly owned subsidiary, is a closed-loop, subscriber-based system that operates a pari-mutuel wagering platform accross the Internet. eBetUSA.com operates in selected jurisdictions with the approval of the Pennsylvania State Horse Racing Commission and the

Pennsylvania State Harness Racing Commission. The website technology is provided under a license agreement with eBet Limited of Australia.

NEW JERSEY JOINT VENTURE -- PENNWOOD RACING, INC.

    On October 30, 1998, we formed a 50%-50% joint venture with Greenwood New Jersey, Inc., a subsidiary of Greenwood Racing, Inc. (the owner of Philadelphia Park Race Track) to acquire certain assets of Garden State Park and Freehold Raceway from International Thoroughbred Breeders, Inc. In January 1999, Greenwood New Jersey consummated the acquisition on behalf of the joint venture. On July 29, 1999, after receiving New Jersey Racing Commission approval, we completed our investment in the New Jersey joint venture through our interest in Pennwood Racing, Inc. The purchase price for the acquisition was $46 million, however, if the joint venture receives various approvals for off-track wagering or phone betting in New Jersey, it will be required to pay additional purchase price of up to $10 million.

    Through our interest in Pennwood Racing, Inc., we own Freehold Raceway in Freehold, New Jersey and hold a leasehold interest in Garden State Park in Cherry Hill, New Jersey. Freehold Raceway is located on a 51-acre site in western Monmouth County, New Jersey and is the nation's oldest harness track. Daytime racing has been conducted at Freehold Raceway since 1853; pari-mutuel wagering commenced in 1941. The grandstand at Freehold Raceway is an approximately 150,000 square foot, five level, steel frame, enclosed, fully heated and air conditioned facility constructed in 1986 that can accommodate up to 10,000 spectators. The grandstand also has a sit-down restaurant and seven concession stands. Freehold Raceway is located less than 50 miles from New York City and less than 30 miles from Princeton and Trenton, New Jersey.

    Garden State Park is located on approximately 220 acres of land in Cherry Hill, New Jersey. Cherry Hill forms part of the Philadelphia metropolitan area and is approximately eight miles from downtown Philadelphia. The grandstand at Garden State Park is an approximately 50,000 square foot facility that can accommodate up to 24,000 spectators. On November 30, 2000, the owner of Garden State Park, International Thoroughbred Breeders, Inc., announced that it had completed the sale of the Garden State Park property, excluding a 10-acre parcel owned by our joint venture, to Turnberry/ Cherry Hill, LLC. As a result of the sale and a decision by the new owner to develop the property for non-racing uses, our joint venture's lease at Garden State Park will be terminated on May 31, 2001. We do not believe that the termination of the Garden State Park lease and the cessation of racing at that facility will have a material adverse effect on our business, financial conditions or results of operations.

    We have agreed to guarantee up to 50% of the obligations of the New Jersey joint venture, including but not limited to: rent, real estate taxes, insurance and utilities under a seven year lease at Garden State Park expiring
January 2006, subject to the termination of the lease discussed above; the $10 million contingent purchase price due to International Thoroughbred Breeders if the joint venture receives various approvals for off-track wagering or phone betting in New Jersey; and the obligations of the joint venture under its original $23 million credit facility with Commerce Bank, N.A.

AGREEMENTS WITH HORSEMEN AND PARI-MUTUEL CLERKS

    We have agreements with the horsemen at each of our racetracks. The continuation of these agreements is required to allow us to conduct live racing and export and import simulcasting. In addition, our simulcasting agreements are subject to the horsemen's approval.

    In February 1999, the Pennsylvania Thoroughbred Horsemen stopped racing at Penn National Race Course and withdrew their permission for us to import simulcast races from other racetracks, resulting in the closure of Penn National Race Course and six of our OTW facilities. As a result of the closure, our operations at Penn National Race Course were suspended for more than five weeks, we lost 46 race days at Penn National Race Course, and it took nearly six months from the beginning of the action before we returned to pre-action levels of operations. In
March 1999, we signed a new agreement with the Pennsylvania Thoroughbred Horsemen that has an initial term that expires on January 1, 2004.

    In December 1999, we signed a new horsemen agreement with the Pennsylvania Harness Horsemen that expires on January 16, 2003. We also have an agreement with the Charles Town Horsemen that expires on December 31, 2002.

    In addition to our horsemen agreements, in order to operate gaming machines in West Virginia, we are required to enter into written agreements regarding the proceeds of our gaming machines at the Charles Town Entertainment Complex with the pari-mutuel clerks at Charles Town. Our agreement with the pari-mutuel clerks at Charles Town expires on December 31, 2004.

    In addition, our New Jersey joint venture, Pennwood Racing, must maintain written agreements with the horsemen at Freehold Raceway and Garden State Park in order to simulcast races to the Atlantic City casinos. Horsemen agreements are currently in effect at both facilities.

OPTION TO MANAGE THE CHARLESTOWN ENTERTAINMENT COMPLEX

    We acquired the Charles Town Entertainment Complex by exercising an option previously held by a subsidiary of Showboat, Inc., now a wholly owned subsidiary of Harrah's Entertainment, Inc. In assigning the option, Showboat retained the right to operate a casino at the Charles Town Entertainment Complex in return for a management fee, to be negotiated at the time of exercise, based on reasonable rates payable for similar properties. The express terms of the Showboat option do not specify what activities at the Charles Town Entertainment Complex would constitute operation of a casino. We do not believe that our installation and operation of gaming devices linked to the West Virginia lottery at the Charles Town Entertainment Complex constitutes the operation of a casino under the Showboat option or under West Virginia law or triggers Showboat's right to exercise the Showboat option. The rights under the Showboat option extend until November 2001.

EMPLOYEES AND LABOR RELATIONS

    As of December 31, 2000, we had 4,310 permanent employees, of whom 3,261 were full-time and 1,049 were part-time. On a combined basis for the CRC acquisition, we would have had at December 31, 2000, 8,481 employees. Our employees in the admissions department and pari-mutuel department at Penn National Race Course, Pocono Downs and our OTWs are represented under collective bargaining agreements between us and the Sports Arena Employees' Union Local
137. The agreements extend until September 30, 2002 for track employees and September 30, 2001 for OTW employees. The pari-mutuel clerks at Pocono Downs voted to unionize in June 1997. We have held negotiations with this union, but do not have a contract to date. The failure to reach an agreement with this union would not result in the suspension or termination of our license to operate live racing at Pocono Downs or to conduct simulcast or OTW operations.

    In order to operate gaming machines in West Virginia, we are required to enter into written agreements regarding the proceeds of the gaming machines with a representative of a majority of the horse owners and trainers, a representative of a majority of the pari-mutuel clerks and a representative of a majority of our horse breeders. We have an agreement with the Charles Town Horsemen that expires on December 31, 2002. The pari-mutuel clerks at Charles Town are represented under a collective bargaining agreement with the West Virginia Division of Mutuel Clerks, which expires on December 31, 2004.

COMPETITION

    GAMING OPERATIONS

    The gaming industry is highly fragmented and characterized by a high degree of competition among a large number of participants, many of which have financial and other resources that are greater than our resources. Competitive gaming activities include casinos, video lottery terminals and other forms of legalized gaming in the United States and other jurisdictions.

    Legalized gambling is currently permitted in various forms throughout the United States and in several Canadian provinces. Other jurisdictions may legalize gaming in the near future through the introduction of proposals to legalize gaming in their state legislatures. In addition, established gaming jurisdictions could award additional gaming licenses or permit the expansion of existing gaming operations. New or expanded operations by other persons can be expected to increase competition for our gaming operations and could have a material adverse impact on us.

    CHARLES TOWN, WEST VIRGINIA. Our gaming machine operations at the Charles Town Entertainment Complex face competition from other gaming machine venues in West Virginia and in neighboring states (including Dover Downs, Delaware Park and Harrington Raceway in Delaware and the casinos in Atlantic City, New Jersey). These venues also offer significantly higher stakes for their gaming machines than in West Virginia. Atlantic City, New Jersey does not have a per-pull limit on its gaming machines, while Delaware has a $25 per-pull limit. Per-pull limits in West Virginia are only $2 per gaming machine. In addition to existing competition, both Pennsylvania and Maryland have in the past considered legislation to expand gaming in their respective states. The failure to attract or retain gaming machine customers at the Charles Town Entertainment Complex, whether arising from such competition or from other factors, could have a material adverse effect on our business, financial condition and results of operations.

    MISSISSIPPI GULF COAST. Dockside gaming has grown rapidly on the Mississippi Gulf Coast, increasing from no dockside casinos in March 1992 to 12 operating casinos as of December 31, 2000. Nine of these facilities are located in Biloxi, two are located in Gulfport and one is located in Bay St. Louis. Our Mississippi casino operations have numerous competitors, many of which have greater name recognition, and financial and marketing resources than we have. Competition in the Mississippi gaming market is significantly more intense than the competition our gaming operations face in West Virginia or our pari-mutuel operations face in Pennsylvania and New Jersey. We cannot be sure that we will succeed in the competitive Mississippi Gulf Coast gaming market. The failure to do so would have a material adverse effect on our business, financial condition and results of operations.

    Mississippi law does not limit the number of gaming licenses that may be granted. A number of operators have completed or announced new construction or expansions of existing casinos that will directly compete with us. The development of the Biloxi and Gulf Coast gaming markets has resulted in market dilution and any additional casinos could dilute gaming win even further, each of which could have a material adverse effect on our operations.

    LOUISIANA. Our operation of the Casino Rouge riverboat will face competition from land-based and riverboat casinos throughout Louisiana and on the Mississippi Gulf Coast, casinos on Native American lands and from non-casino gaming opportunities within Louisiana. The Louisiana Riverboat Economic Development and Gaming Control Act limits the number of gaming casinos in Louisiana to fifteen riverboat casinos statewide and one land-based casino in New Orleans. Fourteen of the fifteen available riverboat licenses are currently issued and the fifteenth license is currently under consideration.

    The principal competitor to the Casino Rouge is the Belle of Baton Rouge, owned by Argosy Gaming, which is the only other licensed riverboat casino in Baton Rouge. In February 2001, Argosy opened a new 300-room Sheraton hotel at the casino. We also will face competition from three major riverboat casinos and one land-based casino in the New Orleans area, which is 75 miles from Baton Rouge, and from three Native American casinos in Louisiana. The two closest Native American casinos are land-based facilities located approximately 45 miles southwest and approximately 65 miles northwest of Baton Rouge. We also will face competition from several truck stop gaming facilities located in certain surrounding parishes that are authorized to operate up to 50 video poker machines each.

    ONTARIO. Our operation of Casino Rama through CHC Casinos Canada Limited will face competition in Ontario from a number of casinos and racetracks with gaming machine facilities. Currently, there are two other commercial casinos, five charity casinos and eleven racetracks with gaming machines in the Province of Ontario. In 2001, four additional racetracks in Ontario are planning to open gaming machine facilities. All of the casinos and gaming machine facilities are operated on behalf of Ontario Lottery and Gaming Corporation, an agency of the Province of Ontario. The Ontario Lottery and Gaming Corporation also operates several province-wide lotteries.

    Casino Rama is located near Orillia, Ontario approximately 90 miles north of Toronto. Currently, there are five racetracks with gaming machine facilities and one charity casino within a 150-mile radius of Casino Rama. The charity casino has 40 gaming tables and 450 gaming machines. The number of gaming machines at the racetracks range from 100 to 1,700 each. Woodbine Racetrack, located approximately 95 miles from Casino Rama, near Toronto has 1,700 gaming machines.

    There is an interim commercial casino located in Niagara Falls, Ontario, 80 miles southwest of Toronto with approximately 135 gaming tables and 2,000 gaming machines. It is contemplated that Niagara Falls will have a permanent casino with a similar number of gaming tables and gaming machines as the interim casino that is scheduled to be completed by the spring of 2002. In addition, it has been proposed in connection with the City of Toronto's waterfront revitalization project that a casino be located in downtown Toronto. However, there are no definitive plans for the development of such a casino.

  RACING AND PARI-MUTUEL OPERATIONS

    Our racing and pari-mutuel operations face significant competition for wagering dollars from other racetracks and OTWs (some of which also offer other forms of gaming), other gaming venues such as casinos and state-sponsored lotteries, including the Pennsylvania, New Jersey, Delaware and West Virginia lotteries. We may also face competition in the future from new OTWs or from new racetracks. From time to time, states consider legislation to permit other forms of gaming. If additional gaming opportunities become available in or near our racing and pari-mutuel operations, such gaming opportunities could have a material adverse effect on our business, financial condition and results of operations.

    Our OTWs compete with the OTWs of other Pennsylvania racetracks, and new OTWs may compete with our existing wagering facilities. Our competitors have a number of OTW facilities that are relatively close in distance to our OTWs. Although only two competing OTWs remain authorized by law for future opening, the opening of a new OTW in close proximity to our existing or future OTWs could have a material adverse effect on our business, financial condition and results of operations.

PROPERTIES

    The following describes our principal real estate properties, both now and after giving effect to the CRC acquisition:

    CHARLES TOWN ENTERTAINMENT COMPLEX. We own a 250-acre parcel in Charles Town, West Virginia, a portion of which contains the Charles Town Entertainment Complex. The property also includes a

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3/4-mile thoroughbred racetrack and an enclosed grandstand/clubhouse. We have a right of first refusal for an additional 250 acres that are adjacent to the facility.

    CASINO MAGIC BAY ST. LOUIS. We own approximately 591 acres in the city of Bay St. Louis, Mississippi, including the 17-acre marina where the gaming barge is moored. The property includes an 18-hole golf course, a hotel, and other land-based facilities, all of which we own.

    BOOMTOWN BILOXI. We lease substantially all of the 19 acres on which Boomtown Biloxi is located under a 99-year lease that began in 1994. The lease stipulates base rent based on gaming revenue with a minimum of $500,000 and a maximum of $2 million annually, plus 5 percent of gaming revenues in excess of $25 million but less than $50 million. If gaming revenue exceeds $50 million dollars, the percentage rent increases to 11% of all gaming revenue over $50 million. For the year ended December 31, 2000, rental payments totaled $3.8 million. In addition, we lease property for parking under several lease agreements ranging from 10 to 25 years. We also lease approximately 5.1 acres of submerged tidelands at the casino site from the State of Mississippi under a ten-year lease with a five-year option to renew. We own the barge on which the casino is located and all of the land-based facilities.

    CASINO ROUGE. LCCI owns five acres of a 23-acre site on the east bank of the Mississippi River in the East Baton Rouge Downtown Development District less than one-quarter mile from the state capital complex. The remaining 18 acres of the site are currently leased. The property site serves as the dockside embarkation for the Casino Rouge and features a two-story, 58,000 square foot building. The Casino Rouge also features a four-story 47,000 square foot riverboat casino.

    CASINO RAMA. Under the Development and Operating Agreement among the Ontario Lottery and Gaming Corporation, Mnjikaning First Nation, CRC, CHC Casinos and certain other parties, CHC Casinos operates Casino Rama on behalf of the Ontario Lottery and Gaming Corporation. CRC and its wholly owned subsidiary, CHC Casinos, the operator of Casino Rama, do not own any of the land located at or near the casino. In addition, Casino Rama's facilities and equipment are owned by the Ontario Lottery and Gaming Corporation. The Ontario Lottery and Gaming Corporation has a long-term ground lease with an affiliate of Mnjikaning First Nation, for the land on which Casino Rama is situated. Under the Development and Operating Agreement, CHC Casinos has been granted a license coupled with an interest in land pursuant to which it, as the operator, has been granted full access to Casino Rama during the term of the Development and Operating Agreement to perform its services under the Agreement.

    PENN NATIONAL RACE COURSE. We own approximately 225 acres in Grantville, Pennsylvania where the Penn National Race Course is located. The property includes a one mile all-weather thoroughbred racetrack and a 7/8-mile turf track. The property also includes approximately 400 acres surrounding the Penn National Race course that are available for future expansion or development.

    POCONO DOWNS. We own approximately 400 acres in Plains Township, outside of Wilkes-Barre, Pennsylvania where Pocono Downs is located. The property includes a 5/8-mile all weather, lighted harness track, a grandstand and a clubhouse. A two-story 14,000 square foot building that houses the Pocono Downs office is also located on the property.

    FREEHOLD RACEWAY. Through our joint venture, we own a 51-acre site in Western Monmouth County, New Jersey where Freehold Raceway in located. The property features a half-mile oval harness track and a 150,000 square foot grandstand.

    GARDEN STATE PARK. Through our joint venture, we lease approximately 220 acres of land in Cherry Hill, New Jersey. The property includes a one-mile racetrack and a 50,000 square foot grandstand. On November 29, 2000, the owner of Garden State Park, International Thoroughbred Breeders, Inc., announced that it had completed the sale of the Garden State Park property, excluding a 10-acre parcel

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owned by our joint venture, to Turnberry/Cherry Hill, LLC. As a result of the sale, our lease at Garden State Park will be terminated on May 31, 2001. We do not believe that the termination of the Garden State Park lease and the cessation of racing at that facility will have a material adverse effect on our business, financial conditions or results of operations.

    OTWS. We own four of our existing OTW facilities and lease the remaining seven facilities.

    OTHER. We lease 6,674 square feet of office space in an office building in Wyomissing, Pennsylvania for our executive offices. The office building is owned by an affiliate of Peter M. Carlino, our Chairman and Chief Executive Officer. We also lease an aircraft from a company owned by one of our directors. We believe that the lease terms for both the executive office and aircraft are not less favorable than such lease terms that could have been obtained from unaffiliated third parties.

LEGAL PROCEEDINGS

    We are from time to time involved in litigation that we believe is ordinary and customary in our industry. We do not believe that any of our pending or threatened litigation will result in an outcome that will materially affect our business, financial condition or results of operations.

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                                   REGULATION

GENERAL

    We are subject to federal, state, local and, in Canada, provincial regulations related to our current and proposed live racing, pari-mutuel, gaming machine and casino operations. The following description of the regulatory environment in which we operate is only a summary and not a complete recitation of all applicable regulatory laws. Moreover, our current and proposed operations could be subjected at any time to additional or more restrictive regulations, or banned entirely.

WEST VIRGINIA RACING AND GAMING REGULATION

    Our operations at the Charles Town Entertainment Complex are subject to regulation by the West Virginia Racing Commission under the West Virginia Horse and Dog Racing Act, and by the West Virginia Lottery Commission under the West Virginia Racetrack Video Lottery Act. The powers and responsibilities of the West Virginia Racing Commission under the West Virginia Horse and Dog Racing Act extend to the approval and/or oversight of all aspects of racing and pari-mutuel wagering operations. We have obtained from the West Virginia Racing Commission a license to conduct racing and pari-mutuel wagering at the Charles Town Entertainment Complex. Pursuant to the West Virginia Racetrack Video Lottery Act, we have obtained approval for and currently are operating approximately 2,000 gaming machines and video lottery terminals at the Charles Town Entertainment Complex. In addition to licensing, in West Virginia, the legality of gaming machine operation in a particular county is determined by local option election in the county where the racetrack is located. The West Virginia Racetrack Video Lottery Act further provides that 5% of the qualified voters in the county where gaming machines have been permitted by local option election can petition for another election that may be held no sooner than five years after the first election.

    The West Virginia Racetrack Video Lottery Act provides that the transfer of more than 5% of the voting stock of a corporation that holds a gaming machine license, or that controls another entity that holds such a license, or the transfer of the assets of a license holder may only be to persons who have met the licensing requirements of the West Virginia Racetrack Video Lottery Act or which transfer has been pre-approved by the West Virginia Lottery Commission. Any transfer that does not comply with this requirement voids the license.

MISSISSIPPI REGULATORY COMPLIANCE

    Our operation of the Casino Magic Bay St. Louis casino and Boomtown Biloxi casino is subject to Mississippi regulatory compliance, a summary of which is provided below.

    The ownership and operation of casino gaming facilities in Mississippi are subject to extensive state and local regulation primarily through the licensing and regulatory control of the Mississippi Gaming Commission and the Mississippi State Tax Commission. We must register and be licensed under the Mississippi Gaming Control Act, or the Mississippi Act, and our gaming operations are subject to the regulatory control of the Mississippi Gaming Commission and various local, city and county regulatory agencies. The Mississippi Act, which legalized dockside casino gaming in Mississippi, was enacted on June 29, 1990 and, effective October 29, 1991, the Mississippi Gaming Commission adopted regulations in furtherance of the Mississippi Act.

    The laws, regulations and supervisory procedures of Mississippi and the Mississippi Gaming Commission seek to: (1) prevent unsavory or unsuitable persons from having direct or indirect involvement with gaming at any time or in any capacity; (2) establish and maintain responsible accounting practices and procedures; (3) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding assets

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and revenues, providing reliable record keeping and making periodic reports to the Mississippi Gaming Commission; (4) prevent cheating and fraudulent practices; (5) provide a source of state and local revenues through taxation and licensing fees; and (6) ensure that gaming licensees, to the extent practicable, employ Mississippi residents. The regulations are subject to amendment and interpretation by the Mississippi Gaming Commission.

    The Mississippi Act provides for legalized dockside gaming at the discretion of the 14 counties that either border the Gulf Coast or the Mississippi River but only if the voters in such counties have not voted to prohibit gaming in that county. Dockside gaming is permissible in nine of the 14 eligible counties in the state and gaming operations have commenced in Adams, Coahoma, Hancock, Harrison, Tunica, Warren and Washington counties. The law permits unlimited stakes gaming on permanently moored vessels on a 24-hour basis and does not restrict the percentage of space that may be utilized for gaming. There are no limitations on the number of gaming licenses which may be issued in Mississippi. The legal age for gaming in Mississippi is 21.

    We are required to submit detailed financial, operating and other reports to the Mississippi Gaming Commission and Mississippi State Tax Commission. We must report or seek approval for substantially all loans, leases, sales of securities and similar financing transactions.

    We have been investigated and on August 8, 2000, the Mississippi Gaming Commission issued us a gaming operator's license for Boomtown Biloxi and for Casino Magic Bay St. Louis. In addition, the Mississippi Gaming Commission has found certain of our key principals suitable.

    Each of our directors, officers and key employees who are actively and directly engaged in the administration or supervision of gaming, or who have any other significant involvement with our activities must be found suitable therefor, and may be required to be licensed by the Mississippi Gaming Commission. The finding of suitability is comparable to licensing, and both require submission of detailed personal financial information followed by a thorough investigation. In addition, any individual who is found to have a material relationship to, or material involvement with, us may be investigated in order to be found suitable or to be licensed as a business associate of ours. Key employees, controlling persons or others who exercise significant influence upon our management or affairs may also be deemed to have such a relationship or involvement. There can be no assurance that such persons will be found suitable by, and maintain such a suitability finding from, the Mississippi Gaming Commission. An application for licensing may be denied for any cause deemed reasonable by the Mississippi Gaming Commission. Changes in licensed positions must be reported to the Mississippi Gaming Commission. In addition to its authority to deny an application for a license, the Mississippi Gaming Commission has jurisdiction to disapprove a change in a corporate position. If the Mississippi Gaming Commission were to find a director, officer or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to suspend, dismiss and sever all relationships with such person. We would have similar obligations with regard to any person who refuses to file appropriate applications. Each gaming employee must obtain a work permit that may be revoked upon the occurrence of certain specified events.

    Mississippi statutes and regulations give the Mississippi Gaming Commission the discretion to require a suitability finding with respect to anyone who acquires any of our securities, regardless of the percentage of ownership. The current policy of the Mississippi Gaming Commission is to require anyone acquiring 5% or more of any voting securities of a public company with a licensed subsidiary or private company licensee to be found suitable. However, the Mississippi Gaming Commission generally permits certain "institutional" investors to beneficially own up to 15% of the voting securities of a registered public company without a finding of suitability. If the owner of voting securities who is required to be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

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
    Any owner of voting securities found unsuitable and who holds, directly or indirectly, any beneficial ownership of our equity interests beyond such period of time as may be prescribed by the Mississippi Gaming Commission may be guilty of a misdemeanor. Any person who fails or refuses to apply for a finding of suitability or a license within 30 days of being ordered to do so by the Mississippi Gaming Commission may be found unsuitable. We are subject to disciplinary action if we, after receiving notice that a person is unsuitable to be an owner of or to have any other relationship with us, (1) pay the unsuitable person any dividends or interest upon any of our securities or any payments or distribution of any kind whatsoever, (2) recognize the exercise, directly or indirectly, of any voting rights of our securities by the unsuitable person, or
(3) pay the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances. In addition, if the Mississippi Gaming Commission finds any owner of voting securities unsuitable, such owner must immediately surrender all securities to us, and we must purchase the securities so offered for cash at fair market value within 10 days.

    We will be required to maintain current ownership ledgers in the State of Mississippi that may be examined by the Mississippi Gaming Commission at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Gaming Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. We may be required to disclose to the Mississippi Gaming Commission, upon request, the identities of the holders of certain of our indebtedness. In addition, the Mississippi Gaming Commission under the Mississippi Act may, in its discretion,
(1) require holders of debt securities, including these notes, to file applications, (2) investigate such holders, and (3) require such holders to be found suitable to own such debt securities. Although the Mississippi Gaming Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Gaming Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of the debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Gaming Commission in connection with such an investigation.

    The regulations provide that we may not engage in any transaction that would result in a change of our control without the prior approval of the Mississippi Gaming Commission. Mississippi law prohibits us from making a public offering or private placement of our securities without the approval of or waiver of approval by the Mississippi Gaming Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi, or to retire or extend obligations incurred for one or more of such purposes. The Mississippi Gaming Commission has the authority to grant a continuous approval of securities offerings and has granted us such approval, subject to an annual renewal.

    Regulations of the Mississippi Gaming Commission prohibit certain repurchases of securities of publicly traded corporations registered with the Mississippi Gaming Commission without prior approval of the Mississippi Gaming Commission. Transactions covered by these regulations are generally aimed at discouraging repurchases of securities at a premium over market price from certain holders of greater than 3% of the outstanding securities of the registered publicly traded corporation. The regulations of the Mississippi Gaming Commission also require prior approval for a "plan of recapitalization" as defined in such regulations.

    The Mississippi Act requires that certificates representing our securities bear a legend to the general effect that the securities are subject to the Mississippi Act and regulations of the Mississippi Gaming Commission. The Mississippi Gaming Commission through the power to regulate licensees, has the power to impose additional restrictions on the holders of our securities at any time.

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
    We may not engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Gaming Commission. Such approvals were initially granted to us by the Mississippi Gaming Commission as part of the original licensure process, and additional approvals must be obtained on a jurisdiction-by-jurisdiction basis. The failure to obtain or retain any such approval could have a material adverse effect on us.

    We may not transfer any of our licenses and we must renew each license every three years. There can be no assurance that any of our renewal applications will be approved. The Mississippi Gaming Commission may at any time dissolve, suspend, condition, limit or restrict a license or approval to own equity interests in us for any cause it deems reasonable. We may have substantial fines levied against us in Mississippi for each violation of gaming laws or regulations. A violation under any gaming license held by us may be deemed a violation of the Mississippi licenses held by us. Suspension or revocation of the Mississippi licenses or of the Mississippi Gaming Commission's approval of us would have a material adverse effect upon our business.

    In October 1994, the Mississippi Gaming Commission adopted a regulation requiring, as a condition of licensure or license renewal, that a gaming establishment's site development plan include an approved 500-car parking facility in close proximity to the casino complex, and infrastructure facilities that amount to at least 25% of the casino cost. Such facilities may include any of the following: a 250-room hotel of at least a two star rating, as defined by the current edition of the Mobil Travel Guide; a theme park; a golf course; marinas; a tennis complex; entertainment facilities; or any other such facility as approved by the Mississippi Gaming Commission as infrastructure. Parking facilities, roads, sewage and water systems or facilities normally provided by governmental entities are excluded. The Mississippi Gaming Commission may, in its discretion, reduce the number of hotel rooms required where it is shown, to the satisfaction of the Mississippi Gaming Commission, that sufficient rooms are available to accommodate the anticipated visitor load. Such reduction in the number of rooms does not affect the 25% investment requirement imposed by the regulation. Casino Magic Bay St. Louis, Boomtown Biloxi and related facilities have complied with these requirements. In January 1999, the Mississippi Gaming Commission amended its infrastructure regulation thereby increasing the minimum level of infrastructure investment from 25% to 100% of the casino cost. However, the 100% infrastructure investment requirement would apply only to new casino developments and existing casino developments that are not in operation at the time of their acquisition or purchase, and therefore does not apply to Casino Magic Bay St. Louis and Boomtown Biloxi. In any event, Casino Magic Bay St. Louis and Boomtown Biloxi will attempt to comply with such requirements.

    License fees and taxes are payable to the State of Mississippi and to the counties and cities in which our Mississippi subsidiaries operate. One of the license fees payable to the state of Mississippi is based upon gross revenue of the licensee (generally defined as gaming receipts less payout to customers as winnings) and equals 4% of gross revenue of $50,000 or less per month, 6% of gross revenue over $50,000 and less than $134,000 per calendar month, and 8% of gross revenue over $134,000 per calendar month. The foregoing license fees are allowed as a credit against the licensee's Mississippi income tax liability for the year paid. Additionally, a licensee must pay a $5,000 annual license fee and an annual fee based upon the number of games it operates. Mississippi communities and counties may impose fees on licensees equaling 0.4% of gross revenue of $50,000 or less per calendar month, 0.6% of gross revenue over $50,000 and less than $134,000 per calendar month and 0.8% of gross revenue over $134,000 per calendar month. These fees have been imposed in, among other cities and counties, Biloxi, Vicksburg, Tunica County and Coahoma County. Certain local and private laws of the State of Mississippi may impose fees or taxes on our Mississippi subisidiaries in addition to the fees described above.

    The Mississippi Gaming Commission requires, as a condition of licensure or license renewal, that casino vessels on the Mississippi Gulf Coast that are not self-propelled must be moored to withstand a

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Category 4 hurricane with 155 mile-per-hour winds and 15-foot tidal surge. We believe that all of our Mississippi gaming operations currently meet this requirement. A 1996 Mississippi Gaming Commission regulation prescribes the hurricane emergency procedure to be used by the Mississippi Gulf Coast casinos.

    The sale of alcoholic beverages, including beer and wine, at Casino Magic Bay St. Louis and Boomtown Biloxi is subject to licensing, control and regulation by the Mississippi State Tax Commission. The Miscellaneous Tax Division of the Mississippi State Tax Commission regulates the sale of beer and light wine. The Alcoholic Beverage Control Division of the Mississippi State Tax Commission, or the ABC, regulates the sale of alcoholic beverages containing more than 5% alcohol by weight. The ABC requires that all equity owners and managers file personal record forms and fingerprint cards for their licensing process. In addition, owners of more than 5% of Casino Magic Bay St. Louis or Boomtown Biloxi equity as well as officers and managers must submit detailed financial information to the ABC for licensing. All such licenses are revocable and are non-transferable. The Mississippi State Tax Commission has full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could, and revocation would, have a material adverse effect on the operations of Casino Magic Bay St. Louis and Boomtown Biloxi.

PENNSYLVANIA RACING REGULATIONS

    Our horse racing operations at Penn National Race Course and Pocono Downs are subject to extensive regulation under the Pennsylvania Racing Act, which established the Pennsylvania State Horse Racing Commission and the Pennsylvania State Harness Racing Commission (referred to herein as the Pennsylvania Racing Commissions) which are responsible for, among other things:

    - granting permission annually to maintain racing licenses and schedule races;

    - approving, after a public hearing, the opening of additional OTWs;

    - approving simulcasting activities;

    - licensing all officers, directors, racing officials and certain other employees of a company; and

    - approving all contracts entered into by a company affecting racing, pari-mutuel wagering and OTW operations.

    As in most states, the regulations and oversight applicable to our operations in Pennsylvania are intended primarily to safeguard the legitimacy of the sport and its freedom from inappropriate or criminal influences. The Pennsylvania Racing Commissions have broad authority to regulate in the best interests of racing and may, to that end, disapprove the involvement of certain personnel in our operations, deny approval of certain acquisitions following their consummation or withhold permission for a proposed OTW site for a variety of reasons, including community opposition. The Pennsylvania legislature also has reserved the right to revoke the power of the Pennsylvania Racing Commissions to approve additional OTWs and could, at any time, terminate pari-mutuel wagering as a form of legalized gaming in Pennsylvania or subject such wagering to additional restrictive regulation; such termination would, and any further restrictions could, have a material adverse effect upon our business, financial condition and results of operations.

    We may not be able to obtain all necessary approvals for the continued operation or expansion of our business. Even if all such approvals are obtained, the regulatory process could delay implementation of our plans to open additional OTWs. We have had continued permission from the Pennsylvania State Horse Racing Commission to conduct live racing at the Penn National Race Course since we commenced operations in 1972, and have obtained permission from the Pennsylvania State Harness Racing Commission to conduct live racing at Pocono Downs. Currently, we have approval from the Pennsylvania Racing Commissions to operate the eleven OTWs that are currently open. A Commission may refuse to grant permission to open additional OTWs or to continue to operate existing facilities. The failure to obtain or maintain required regulatory approvals would have a material adverse effect upon our business, financial condition and results of operations.

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    The Pennsylvania Racing Act requires that any shareholder proposing to transfer beneficial ownership of 5% or more of our shares file an affidavit with us setting forth certain information about the proposed transfer and transferee, a copy of which we are required to furnish to the Pennsylvania Racing Commissions. The certificates representing our shares owned by 5% beneficial shareholders are required to bear certain legends prescribed by the Pennsylvania Racing Act. In addition, under the Pennsylvania Racing Act, the Pennsylvania Racing Commissions have the authority to order a 5% beneficial shareholder of a company to dispose of his common stock of such company if it determines that continued ownership would be inconsistent with the public interest, convenience or necessity or the best interest of racing generally.

NEW JERSEY REGULATION

    Our joint venture's operations at Garden State Park and Freehold Raceway in New Jersey are subject to regulation (i) by the New Jersey Racing Commission under the Racing Act of 1940, as amended and supplemented and the rules and regulations of the Racing Commission and (ii) by the New Jersey Casino Control Commission under the Casino Control Act and Casino Simulcasting Act.

    Under the Racing Act, all pari-mutuel employees and all others who are connected with the training of horses or the conduct of races, must be licensed by the Racing Commission. In addition, no person may hold or acquire, directly or indirectly, beneficial ownership of 5% or more of the voting securities of the joint venture without the prior approval of the Racing Commission.

    At least 85% of the persons employed by the New Jersey joint venture at Garden State Park and Freehold Raceway must be residents of New Jersey (excluding jockeys, drivers or apprentices, exercise boys, owners, trainers, clockers, governing and managing officials and heads of departments of the track). The Racing Commission has the authority to require that the joint venture discharge any employee who: (i) fails or refuses for any reason to comply with the rules and regulations of the Racing Commission; (ii) in the opinion of the Racing Commission is guilty of fraud, dishonesty or incompetency;
(iii) has been convicted of a crime involving moral turpitude; or (iv) fails or refuses for any reason to comply with any of the provisions of the Racing Act.

    Additional restrictions and/or requirements imposed by the Racing Commission on the joint venture's racetrack operations include, but are not limited to, the setting of the admission price required to be charged by the joint venture, a requirement that the joint venture (and all other racetracks operating in New Jersey) must schedule at least one race per day limited to registered New Jersey-bred foals and the methods the joint venture may use to distribute pari-mutuel pools and "breaks" (the odd cents remaining after computing the amount due holders of winning pari-mutuel tickets). The Racing Commission also regulates the manner of keeping of certain of the joint venture's books and records.

    The Racing Commission is also responsible for the allocation of racing dates based upon the annual application of the permit holder. The joint venture is entitled to race the same number of dates as in the preceding year, when it is in the public interest to do so, or for such other dates, not exceeding
100 days in the aggregate for harness racing and 75 days in the aggregate for thoroughbred racing, as the Racing Commission shall designate; provided, however that if another permit holder rejects any of the dates to which they may be entitled the Racing Commission may allot those dates among other permitholders. The Racing Commission has discretion to allot harness race permitholders an additional 200 days and thoroughbred race permitholders an additional 100 days.

    The failure to comply with the Racing Act and the rules and regulations of the Racing Commission could result in monetary fines, operations restrictions or the loss of our license.

    Because the joint venture simulcasts to Atlantic City casinos, the joint venture's simulcasting agreements are required to be filed with and approved by the Casino Control Commission and the

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New Jersey Racing Commission. In addition, the joint venture is required to be approved and licensed by the Casino Control Commission as a non-gaming casino service industry. Certain of the joint venture's employees and its directors and significant stockholders are also required to be approved by the Casino Control Commission. As of the date hereof, all of the joint venture's employees and directors required to be approved have been approved by the Casino Control Commission or have filed applications seeking such approval. There can be no assurance that all parties seeking Casino Control Commission approval will obtain such approval or the effect on the joint venture if such approvals are not obtained.

LOUISIANA REGULATION

    We will be subject to regulation by the State of Louisiana as a result of our proposed ownership of LCCI, the operator of the Casino Rouge riverboat.

    In July 1991, the Louisiana legislature adopted legislation permitting certain types of gaming activity on certain rivers and waterways in Louisiana. Since May 1, 1999, the Louisiana Gaming Control Board, or the Louisiana Board, has regulated such gaming activities.

    The Louisiana Riverboat Economic Development and Gaming Control Act authorized the issuance of up to fifteen licenses to conduct gaming activities on a riverboat of new construction in accordance with applicable law. However, no more than six licenses may be granted to riverboats operating from any one parish. Of the fifteen available licenses, thirteen are currently in operation, one is being relocated and one has been returned to the state.

    Riverboat gaming licenses in Louisiana are issued for an initial five-year term with five year renewals thereafter. In issuing or renewing a license, the Louisiana Board must find that the applicant is a person of good character, honesty and integrity and that the applicant is a person whose prior activities, criminal record, if any, reputation, habits and associations do not pose a threat to the public interest of the State of Louisiana or to the effective regulation and control of gaming, or create or enhance the dangers of unsuitable, unfair or illegal practices, methods and activities in the conduct of gaming or the carrying on of business and financial arrangements in connection therewith. The Louisiana Board will grant or renew a license if it finds that: (a) the applicant can demonstrate the capability, either through training, education, business experience, or a combination of the above, to operate a gaming casino; (b) the proposed financing of the riverboat and the gaming operation is adequate for the nature of the proposed operation and from a source suitable and acceptable to the Louisiana Board; (c) the applicant demonstrates a proven ability to operate a vessel of comparable size, capacity and complexity to a riverboat so as to ensure the safety of its passengers, with each employee being appropriately United States Coast Guard certified; (d) the applicant submits a detailed plan of design of the riverboat in its application for a license; (e) the applicant designates the docking facilities to be used by the riverboat; (f) the applicant shows adequate financial ability to construct and maintain a riverboat; and (g) the applicant has a good faith plan to recruit, train and upgrade minorities in all employment classifications.

    LCCI's original five-year gaming license for the Casino Rouge expired in July 1999. On June 15, 1999, LCCI received conditional license approval from the Louisiana Board until the completion of the investigation and approval by the Board with respect to the renewal. On or about July 25, 2000, the Gaming Division of the Louisiana Attorney General's Office submitted a Report on Conditional License Renewal of LCCI, in which the division outlined three conditions which it and the Louisiana State Police recommended placing on the license renewal of LCCI. The first condition involved LCCI minority shareholder Jerry Bayles. The division recommended in the Report that in order to renew the license of LCCI, that Mr. Bayles have no more direct day to day involvement in the management or operations of Casino Rouge than he currently maintained. The second condition related to CRC President Robert Sturges. The division suggested in the report that LCCI's license also be conditioned upon the status quo relating to Mr. Sturges' day to day management and operation of Casino Rouge.

Finally, the report discussed the landlord of the property where Casino Rouge is located. The landlord of the property, Capitol Lake Properties, Inc., or CLP, currently receives 1.25% of gross revenues generated on the property from LCCI. The division's third condition on the license renewal of LCCI is the requirement that CLP submit itself to the suitability investigation of the division. The report has not been formally acted upon by the Louisiana Gaming Control Board. Attorneys for the Louisiana Gaming Control Board have indicated that the Louisiana Gaming Control Board will decide the issue of renewal of LCCI and any potential conditions along with the decision to allow the transfer of stock to Penn National. On or about November 29, 2000, LCCI filed suit for Declaratory Judgment in the 19th Judicial District Court of Louisiana against CLP seeking a determination whether CLP, as a matter of law, must submit to the suitability investigation of the division, and what, if any, obligation CLP has under the lease agreement, to submit to suitability. It is expected that the litigation will, when complete, decide whether the Louisiana Gaming Control Board will condition LCCI's license on the suitability of CLP. It is not expected that the conditions relating to the day to day involvement of Mr. Bayles or Mr. Sturges will be challenged by LCCI or Penn National.

    In addition, the Louisiana Gaming Control Board could consider other items in its decision whether to renew the license of LCCI. Each of LCCI, CRC and its officers, directors, managers, principal shareholders and their officers and directors and key gaming employees will be subject to strict scrutiny and full suitability and approval by the Louisiana Board. The factors that the Louisiana Board has stated it will consider, among others, in order to renew LCCI's license, include compliance with all the requirements of the Louisiana Act, the approval of various systems and procedures, the demonstration of good character (including an examination of criminal and civil records) and methods of business practice. As a result of the Justice Department's recent convictions of former Louisiana Governor Edwin Edwards and certain other persons, none of whom are affiliated with LCCI, on charges relating to, among other things, gaming licenses in Louisiana, the Louisiana regulators are applying greater scrutiny to the suitability and business practices of the licensee. LCCI believes it will be successful in receiving a renewal of its license from the Louisiana Board, but no assurance can be given as to whether or when the license will be extended, or the extent of any restrictions that may be imposed as a condition to the issuance thereof. The Louisiana Board may also seek to impose, as a condition of the license renewal, certain Louisiana, minority and female employment and procurement goals. The loss, suspension or failure to obtain a renewal of such license, or the renewal of the license subject to burdensome conditions, would have a material adverse effect on the Company. Finally, it is likely that if LCCI's license is ultimately renewed, the license will be dated from July 1999, requiring an additional renewal as early as June 2004.

    Other regulations imposed by the Louisiana Act or rules adopted pursuant thereto include, but are not limited to, the following: (a) LCCI, which includes CRC, must periodically submit financial and operating reports to the Louisiana Board; (b) owners holding greater than a 5% interest in LCCI must be found suitable by the Louisiana Board; (c) any individual who is found to have a material relationship to, or involvement with, LCCI may be required to be investigated for suitability; (d) if a director, officer, or key employee were found to be unsuitable, LCCI would have to sever all relationships with that person; (e) the transfer of a license or permit or an interest in a license or permit is prohibited without prior approval; (f) LCCI must notify the Louisiana Board of any withdrawals of capital, loans, advances, or distributions in excess of 5% of retained earnings upon completion of such transaction; and (g) LCCI must give prior notification to the Louisiana Board if it applies or receives, accepts or modifies the terms of any loan or other financing transaction. In some cases, the Louisiana Board will be required to investigate the reported transaction and to either approve or disapprove the transaction.

    The Louisiana Act or rules adopted pursuant thereto place certain restrictions and conditions relating to the operation of riverboat gaming, including the following: (a) gaming is not permitted while a riverboat is docked, other than the forty-five minutes between excursions, and during times when dangerous weather or water conditions exist, as certified by the riverboat's master; (b) each round-trip riverboat cruise may not be less than three nor more than eight hours in duration, subject to specified exceptions; (c) agents of the Louisiana Board are permitted on board at any time during gaming operations; (d) gaming devices, equipment and supplies may only be purchased or leased from permitted suppliers;
(e) gaming may only take place in the designated gaming area while the riverboat is upon a designated river or waterway; (f) gaming equipment may not be possessed, maintained or exhibited by any person on a riverboat except in the specifically designated gaming area, or a secure area used for inspection, repair or storage of such equipment; (g) wagers may be received only from a person present on a licensed riverboat; (h) persons under 21 are not permitted on gaming vessels; (i) except for slot machine play, wagers may be made only with tokens, chips or electronic cards purchased from the licensee aboard a riverboat; (j) licensees may only use docking facilities and routes for which they are licensed and may only board and discharge passengers at the riverboat's licensed berth; (k) licensees must have adequate protection and indemnity insurance; (l) licensees must have all necessary federal and state licenses, certificates and other regulatory approvals prior to operating a riverboat; and
(m) gaming may only be conducted in accordance with the terms of the license, the Louisiana Act and the rules and regulations adopted by the Louisiana Board.

    Fees for conducting gaming activities on a riverboat pursuant to the Louisiana Act include (i) $50,000 per riverboat for the first year of operation and $100,000 per year per riverboat thereafter plus (ii) 18.5% of net gaming proceeds. The Louisiana Act also authorizes the local governing body to assess a boarding fee up to $2.50 in East Baton Rouge Parish. The City of Baton Rouge has imposed an admission fee of $2.50 for each patron boarding the vessel. For fiscal year ended November 30, 1999, LCCI's boarding fee expense was $3,924,000. For competitive reasons, LCCI and its Baton Rouge competitor have elected not to collect boarding fees from patrons and instead pay those fees from their respective earnings.

    Proposals to amend or supplement the Louisiana Act are frequently introduced in the Louisiana State legislature. In addition, the state legislature from time to time considers proposals to repeal the Louisiana Act, which would effectively prohibit riverboat gaming in the State of Louisiana. Although LCCI does not believe that a prohibition of riverboat gaming in Louisiana is likely, no assurance can be given that changes in the Louisiana gaming law will not occur or that such changes will not have a material adverse affect on LCCI's business. On November 5, 1996, in the six parishes in which riverboats are currently located, including East Baton Rouge Parish, voters approved the continuation of riverboat gaming. In East Baton Rouge Parish and the six parishes as a whole, the vote in favor of riverboat gaming was 59% and 66% respectively.

    Legislation may be proposed that could involve the expansion of cruising requirements; the creation of "phantom" cruises; the establishment of a minimum number of annual cruises a vessel must take; or the authorization of unrestricted dockside gaming. An expansion of cruising requirements could have a negative impact on our future gaming revenue.

ONTARIO REGULATION

    The gaming operations in Ontario of CHC Casinos, a wholly owned subsidiary of CRC, which operates Casino Rama, are subject to the regulatory control of the Alcohol and Gaming Commission of Ontario pursuant to the Gaming Control Act and the contractual provisions in the Development and Operating Agreement among CRC, CHC Casinos, the Ontario Lottery and Gaming Corporation, Mnjikaning First Nation and certain other parties.

    CHC Casinos is required under the Gaming Control Act to be registered as a casino operator with the Alcohol and Gaming Commission of Ontario and must operate in accordance with the terms and conditions of its registration.

    Pursuant to the Gaming Control Act and the terms of CHC Casinos' registration, the Registrar of Alcohol and Gaming must approve any change in the directors or officers of CHC Casinos. The Alcohol and Gaming Commission of Ontario may require the submission of disclosure and informational material from any person who has an interest in CHC Casinos. This includes parent companies and their directors and officers.

    The Registrar of Alcohol and Gaming has the power, subject to the Gaming Control Act, to grant, renew, suspend or revoke registrations. The Registrar is entitled to make such inquiries and conduct such investigations as are necessary to determine that applicants for registration meet the requirements of the Gaming Control Act and to require information or material from any person who has an interest in an applicant for registration. The criteria to be considered in connection with registration under the Gaming Control Act include the financial responsibility, integrity and honesty of the applicant, and the public interest. The Registrar may, at any time, revoke, suspend or refuse to renew CHC Casinos' registration for any reason that would have disentitled it to registration.

    In addition, any person who supplies a casino with goods and services must be registered with the Alcohol and Gaming Commission of Ontario. Key employees who engage in the administration or supervision of gaming or the operation of gaming premises must also be registered with this agency.

    The Development and Operating Agreement imposes certain obligations on CHC Casinos relating to the operation of Casino Rama including obtaining all necessary government consents required to operate various components of the casino in accordance with applicable law and ensuring that all persons retained by it for the provision of goods and services to the various components of the casino are also registered as required by law.

STATE AND FEDERAL SIMULCAST REGULATION

    The Federal Interstate Horseracing Act, the Pennsylvania Racing Act, the West Virginia Racing Act and the New Jersey Simulcasting Racing Act require that we have a written agreement with each applicable horsemen's organization in order to simulcast races. We have entered into the horsemen agreements, and in accordance therewith have agreed on the allocations of our revenues from import simulcast wagering to the purse funds for the Penn National Race Course, Charles Town Races, Pocono Downs, Freehold Raceway and Garden State Park. Because we cannot conduct import simulcast wagering in the absence of the Horsemen Agreements, the termination or non-renewal of such horsemen agreements could have a material adverse effect on our business, financial condition and results of operations.

TAXATION

    We believe that the prospect of significant additional revenue is one of the primary reasons that jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal, state, local and, in Canada, provincial income taxes, and such taxes and fees are subject to increase at any time. We pay substantial taxes and fees with respect to our operations. From time to time, federal, state, local and provincial legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration of such laws. Such changes, if adopted, could have a material adverse effect on our business, financial condition and results of operations.

IRS REGULATIONS AND CURRENCY TRANSACTION REPORTING

    The Internal Revenue Service, or IRS, requires operators of casinos located in the United States to file information returns for U.S. citizens, including names and addresses of winners, for all winnings in excess of stipulated amounts. The IRS also requires operators to withhold taxes on certain winnings of nonresident aliens. We are unable to predict the extent, if any, to which such requirements, if extended, might impede or otherwise adversely affect operations of, and/or income from, such other games.

    Regulations adopted by the Financial Crimes Enforcement Network of the Treasury Department and the gaming regulatory authorities in certain domestic jurisdictions in which we operate casinos, or in which we have applied for licensing to operate a casino, require the reporting of currency transactions in excess of $10,000 occurring within a gaming day, including identification of the patron by name and social security number. This reporting obligation commenced in May 1985 and may have resulted in the loss of casino revenues to jurisdictions outside the United States that are exempt from the ambit of such regulations. The operation of Casino Rama is subject to similar requirements under Canadian federal law and gaming legislation.

COMPLIANCE WITH OTHER LAWS

    Our operations are also subject to a variety of other rules and regulations, including zoning, environmental, construction and land-use laws and regulations governing the serving of alcoholic beverages. We derive a significant portion of our non-racing revenues from the sale of alcoholic beverages to patrons of our facilities. Any interruption or termination of our existing ability to serve alcoholic beverages would have a material adverse effect on our business, financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

    The following table provides information regarding our directors and executive officers as of the date of this document (except as to Mr. DeSanctis):

NAME                                       AGE                          POSITION
----                                     --------   -------------------------------------------------
Peter M. Carlino.......................     54      Chairman of the Board and Chief Executive Officer
William J. Bork........................     67      President, Chief Operating Officer and
                                                    Director(1)
Kevin DeSanctis........................     48      President and Chief Operating Officer(2)
Robert S. Ippolito.....................     49      Chief Financial Officer, Secretary and Treasurer
Joseph A. Lashinger, Jr................     47      Vice President and General Counsel
Robert E. Abraham......................     48      Vice President/Controller
George A. Connolly.....................     63      Vice President of Human Resources
Harold Cramer..........................     73      Director
David A. Handler.......................     36      Director
John M. Jacquemin......................     52      Director
Robert P. Levy.........................     69      Director

------------

(1) Upon Mr. DeSanctis' approval by applicable jurisdictions, Mr. Bork is expected to assume the title of President, Racing Division.

(2) Mr. DeSanctis will become President and Chief Operating Officer upon the receipt of necessary licensing and regulatory approval in applicable jurisdictions.

    Upon the consummation of the CRC acquisition, the following executive officers of CRC are expected to join Penn National in the following capacities:

NAME                                       AGE           ANTICIPATED POSITION WITH PENN NATIONAL
----                                     --------   -------------------------------------------------
Sherwood M. Weiser.....................  69         Director(1)
Robert B. Sturges......................  53         President, Canadian Operations
W. Peter Temling.......................  53         Chief Financial Officer, CRC Operations

------------

(1) Subject to the receipt of approval in applicable jurisdictions.

    Our current directors and executive officers, along with their backgrounds, are as follows:

    PETER M. CARLINO. Mr. Carlino has served as our Chairman of the Board and Chief Executive Officer since April 1994, and has devoted a significant amount of time as a Director since 1991. From 1984 to 1994, Mr. Carlino devoted a substantial portion of his business time to developing, building and operating residential and commercial real estate projects located primarily in Central Pennsylvania. Since 1976 he has been President of Carlino Financial Corporation, a holding company which owns and operates various Carlino family businesses, in which capacity he has been continuously active in strategic planning for Carlino Financial and monitoring its operations. From 1972 until 1976, Mr. Carlino served as President of Mountainview Thoroughbred Racing Association, a subsidiary of Penn National.

    WILLIAM J. BORK.  Mr. Bork was elected President and a Director in
June 1995. From 1987 to June 1995 he was Vice President for Ladbroke Racing Corporation. Prior to working with Ladbroke, Mr. Bork served as Vice President of Operations of racetracks previously owned by Ogden Corporation including Fairmount Park in Collinsville, Illinois; Mountaineer Park in Chester, West Virginia; Wheeling Downs in Wheeling, West Virginia; and Suffolk Downs in Boston, Massachusetts.

    KEVIN DESANCTIS. In February 2001, Mr. DeSanctis joined the company. He will assume the titles of President and Chief Operating Officer upon the receipt of necessary licensing and regulatory approval in applicable jurisdictions. Prior to joining us, Mr. DeSanctis served from 1995 to 2000 as Chief Operating Officer, North America for Sun International Hotels Limited where he was responsible for complete oversight of day-to-day operations of the company's gaming properties in North America and the Bahamas. Prior to joining Sun International, Mr. DeSanctis' experience included management and pre-opening responsibilities for gaming operations in Las Vegas, Atlantic City, New Orleans and Colorado.

    ROBERT S. IPPOLITO. Mr. Ippolito, a certified public accountant, was elected Chief Financial Officer, Secretary and Treasurer of Penn National in April 1994. He was Corporate Controller and Secretary of Carlino Financial and certain of its affiliates between June 1987 and May 1994, and from 1979 to 1987 was engaged in public accounting.

    JOSEPH A. LASHINGER, JR., ESQ. Mr. Lashinger was elected Vice President and General Counsel of Penn National in June 1997. Prior to joining us,
Mr. Lashinger served as a consultant to us from 1996 to 1997. From 1978 to 1990, Mr. Lashinger was elected to seven consecutive terms in the Pennsylvania House of Representatives as representative from the 150th Legislative District in Montgomery County, Pennsylvania. From 1981 to 1992, Mr. Lashinger was a partner in the law firm of Fox, Differ, Callahan, Sheridan, O'Neil and Lashinger.
Mr. Lashinger has also served as director of government affairs, development director and counsel to several major casino companies including Hollywood Casino Corporation and Bally Entertainment. In 1997, Mr. Lashinger voluntarily filed for personal bankruptcy due in part to his personal guaranty of the debts of a failed business in which he was a part owner.

    ROBERT E. ABRAHAM. Mr. Abraham was elected Vice President and Corporate Controller in January 1997. From 1986 to 1997, Mr. Abraham was the controller of Mountainview Thoroughbred Racing Association and Pennsylvania National Turf Club.

    GEORGE A. CONNOLLY. Mr. Connolly was elected Vice President, Human Resources in April, 1998. Prior to joining Penn National in 1998, Mr. Connolly held a number of positions in the Human Resources and Labor and Public Relations departments at Western Electric/AT&T in New York City, Kearny, New Jersey, Newark, New Jersey, Kansas City, Missouri, and Reading, Pennsylvania.
Mr. Connolly spent 31 years at Western Electric/AT&T.

    HAROLD CRAMER. Mr. Cramer has been a Director of Penn National since 1994. From November 1996 to July 2000, Mr. Cramer was Counsel to Mesirov Gelman Jaffe Cramer & Jamieson, LLP, which merged with Schnader Harrison Segal & Lewis, LLP in July 2000. Schnader Harrison is a Philadelphia law firm that provides legal services to Penn National. Mr. Cramer is now a retired partner of Schnader Harrison Segal & Lewis, LLP. From November 1995 until November 1996, Mr. Cramer was Chairman of the Board and Chief Executive Officer of HSI Management
Co., Inc. From 1989 until November 1995, Mr. Cramer was Chairman of the Board and Chief Executive Officer of Graduate Health System, Inc. and has been a Director of Graduate n/k/a/ Philadelphia Health Care Trust since November 1996. He also serves as a Director of several of our subsidiaries.

    DAVID A. HANDLER. Mr. Handler has been a Director of Penn National since 1994. Since April 2000, Mr. Handler has been a Senior Managing Director at Bear Sterns & Co., Inc. From July 1995 to April 2000, Mr. Handler was employed by Jefferies & Company, Inc., where he became a Managing Director in March 1998. From October 1991 to July 1995, he was a Vice President at Fahnestock &
Co., Inc.

    JOHN M. JACQUEMIN. Mr. Jacquemin has been a Director of Penn National since 1995 and is President of Mooring Financial Corporation, a financial services group specializing in the purchase and administration of commercial loan portfolios and equipment leases. Mr. Jacquemin joined Mooring

Financial Corporation in 1982 and has served as its President since 1987. He also serves as a Director of Cel-Sci Corporation.

    ROBERT P. LEVY. Mr. Levy has been a Director of Penn National since 1995. He is Chairman of the Board of the Atlantic City Racing Association and served a two-year term from 1989 to 1990 as President of the Thoroughbred Racing Association. Mr. Levy has served as the Chairman of the Board of DRT
Industries, Inc., a diversified business based in the Philadelphia metropolitan area, since 1960. Mr. Levy owns the Robert P. Levy Stable, a thoroughbred racing and breeding operation which has bred and owned several award-winning horses, including the 1987 Belmont Stakes winner, Bet Twice.

    The backgrounds and business experience of the CRC executive officers that are expected to join Penn National upon the consummation of the CRC acquisition are as follows:

    SHERWOOD M. WEISER. Mr. Weiser has been CRC's Chairman of the Board of Directors, President and Chief Executive Officer since June 1998 and held the same positions with CHC International Inc., CRC's predecessor, from March 1994 until June 1998. Since September 1998, he has also been the Chairman of the Board of Directors of LCCI. Mr. Weiser is a member of the Board of Directors of Carnival Corp and serves as a member of Carnival's Nominating Committee and Chairman of the Compensation Committee and Plan Administration Committee of the Board of Directors. Mr. Weiser is also a member of the Board of Directors of Mellon United National Bank, a subsidiary of Mellon Financial Corp., Wyndham International, Inc. and Interstate Hotels Corporation, and a trustee of the University of Miami. We expect our Board to nominate Mr. Weiser for election to the Penn National board at our next annual meeting of shareholders, subject to the receipt of approval in applicable jurisdictions.

    ROBERT B. STURGES. Mr. Sturges has been President of CRC's Gaming Operations and a Director of CRC since June 1998 and held the same position with CHC International Inc. from June 1994 until June 1998. He served as Chairman of the Board of Directors of LCCI from April 1995 until September 1998. From 1989 until March 1994 he was President of Carnival Management Services, Inc. He began his affiliation with Carnival in 1983 and in 1986 was named Special Assistant to the Chairman of Carnival. Shortly thereafter, he was promoted to Vice President of Resorts and Gaming, with responsibility for all of Carnival's gaming and land-based development. We expect that Mr. Sturges will be the President of our Canadian operations reporting to our Chief Executive Officer upon the consummation of the CRC acquisition.

    W. PETER TEMLING. Mr. Temling has been Executive Vice President/Finance and Chief Financial Officer and a director of CRC since June 1998 and held the same positions with CHC International Inc. from June 1994 until June 1998.
Mr. Temling also has been LCCI's Chief Financial Officer since October 1993, become LCCI's Secretary and Treasurer in May 1998 and became a director of LCCI in September 1998. Earlier in his career, Mr. Temling worked for 12 years at the Sheraton Corporation, where his responsibilities included business planning for more than 100 hotels, the opening of hotels worldwide and directing the financial functions for the franchise division consisting of 400 hotels and inns. Mr. Temling also is a certified public accountant. We expect that Mr. Temling will be the Chief Financial Officer of our CRC operations upon the consummation of the CRC acquisition.

CERTAIN TRANSACTIONS

    James A. Irwin, the former husband of Anne Carlino Irwin, a beneficiary of an irrevocable trust among Peter D. Carlino and his eight children, as settlors, and certain trustees, is an officer, director and minority shareholder in USI MidAtlantic, Inc., the insurance agency that is the broker for all of our property and casualty insurance. In 1999 we paid premiums of $1,367,000 for such insurance.

    In August 1994, we signed a consulting agreement with Peter D. Carlino, our former Chairman. Pursuant to the consulting agreement, as amended, Peter D. Carlino receives an annual fee of $135,000.

    We currently lease 6,674 square feet of office space in an office building in Wyomissing, Pennsylvania for our executive offices. The lease expires in April 2005 and provides for an annual rental of $97,968 plus common area expenses and electric utility charges. The office building is owned by an affiliate of Peter M. Carlino, Chairman and Chief Executive Officer. We believe that the lease terms are not less favorable than lease terms that could have been obtained from an unaffiliated third party.

    We currently lease an aircraft from a company owned by John Jacquemin, one of our directors. The lease expires in August 2007, and provides for monthly payments of $26,203. We believe that the lease terms are not less favorable than lease terms that could have been obtained from an unaffiliated third party.

    We have agreed to pay the premiums on four life insurance policies, two payable when Peter M. Carlino dies and two payable when the survivor of Peter M. Carlino and his wife, Marshia W. Carlino, dies, under a "split-dollar" arrangement by which certain irrevocable trusts established by Peter M. Carlino are obligated to reimburse us for all premiums paid when the insurance matures or possibly sooner. The owners and beneficiaries of the life insurance policies are the irrevocable trusts. In 1999, we paid a total of $239,000 in premiums on the life insurance policies pursuant to this arrangement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2000 (except as noted) for
(i) each stockholder who is known by us to own beneficially more than 5% of our common stock, (ii) each director and executive officer, and (iii) all of our directors and executive officers as a group. Except as otherwise indicated, we believe, based on information furnished by the persons named in this table, that such persons have voting and investment power with respect to all shares of common stock beneficially owned by them, subject to community property laws, where applicable.

    As of December 31, 2000, there were 15,034,475 shares of our common stock outstanding. To calculate a shareholder's percentage of beneficial ownership, we must include in the numerator and denominator those shares underlying options beneficially owned by that shareholder. Options held by other shareholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our shareholders may differ.

                                                               NUMBER OF
                                                                 SHARES      PERCENTAGE OF
                                                              BENEFICIALLY    OUTSTANDING
NAME AND ADDRESS (1)                                             OWNED          SHARES
--------------------                                          ------------   -------------
Peter M. Carlino (2)........................................   5,756,462         36.6%
Peter D. Carlino (3)........................................   4,693,386         31.2%
Harold Cramer (4)...........................................   4,731,886         31.4%
Richard J. Carlino (5)......................................   4,542,152         30.2%
Carlino Family Trust (6)....................................   4,510,808         30.0%
William J. Bork.............................................     300,668          2.0%
Robert S. Ippolito..........................................      89,600            *
David A. Handler............................................      86,395            *
John M. Jacquemin...........................................      38,100            *
Robert P. Levy..............................................      37,500            *
Robert Abraham..............................................      21,250            *
Joseph A. Lashingher, Jr....................................      12,500            *
George A. Connolly..........................................       6,450            *
Akre Capital Management, LLC ...............................
  Potomac Tower, 6th Floor
  1001 19th Street North
  Arlington, Virginia 22209 (7).............................     942,383          6.7%
All executive officers and directors as a group
  (10 persons)..............................................   6,570,003         43.7%

------------

*   Less than one percent.

(1) The persons named in the above table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them except as otherwise shown in the succeeding footnotes, and the address of each such person, other than Akre Capital Management, Inc., is c/o Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610. The number of shares included in the table as to each person(s) also includes shares that may be acquired by such person(s) within sixty days of December 31, 2000 pursuant to stock options.

(2) The number of shares in the table includes 4,510,808 shares owned by the family trust as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters, shared voting power with respect to certain matters, and shared investment power; and 570,654 shares owned jointly by Mr. Carlino and his wife, Marshia Carlino.

(3) The number of shares in the table includes 4,510,808 shares owned by an irrevocable trust, referred to as the family trust in these footnotes, among Peter D. Carlino and his eight children, as settlors, and certain trustees, as to which Peter D. Carlino has shared investment and voting power with respect to certain matters; and 182,578 shares owned by a marital trust for the benefit of Peter D. Carlino and by a residuary trust for the benefit of Peter D. Carlino's children as to both of which Peter D. Carlino has shared investment power and shared voting power.

(4) The number of shares in the table includes 4,510,808 shares owned by the family trust, and an aggregate of 182,578 shares owned by a marital trust for the benefit of Peter D. Carlino and by a residuary trust for the benefit of Peter D. Carlino's children as to both of which Harold Cramer has shared investment power and shared voting power.

(5) The number of shares in the table includes 4,510,808 shares of Common Stock owned by the family trust, as to which Richard J. Carlino has shared investment power and shared voting power as to certain matters.

(6) See note (2).

(7) The information in the table is based on information contained in a statement on Schedule 13G filed by Akre Capital Management, LLC with the Securities and Exchange Commission dated March 31, 2000.

                         DESCRIPTION OF CREDIT FACILITY

    The following is a summary of our existing credit facility that we entered into in August 2000. This summary is qualified in its entirety by reference to the credit facility, which has been filed with the Securities and Exchange Commission.

    On August 8, 2000, we entered into a $350 million senior secured credit facility agreement with a syndicate of lenders led by Lehman Brothers Inc. and CIBC World Markets Corp. The credit facility is comprised of a $75 million revolving credit facility maturing on August 8, 2005, a $75 million Tranche A term loan maturing on August 8, 2005 and a $200 million Tranche B term loan maturing on August 8, 2006. Up to $10 million of the revolving credit facility may be used for the issuance of standby letters of credit, of which $2.0 million was outstanding at September 30, 2000. In addition, up to $10 million of the revolving credit facility may be used for short term credit to be provided to us on a same-day basis, which must be repaid within five days.

    As of December 31, 2000, $71.3 million was outstanding on the Tranche A term loan, $199.0 million was outstanding on the Tranche B term loan and, $39.0 million was outstanding under the revolving credit portion of the facility.

    At our option, the revolving credit facility and the Tranche A term loan may bear interest at (1) the highest of 1/2 of 1% in excess of the federal funds effective rate or the rate that the bank group announces from time to time as its prime lending rate plus an applicable margin of up to 2.25%, or (2) a rate tied to a eurodollar rate plus an applicable margin up to 3.25%, in either case with the applicable rate based on our total leverage. At our option, the Tranche B term loan may bear interest at (1) the highest of 1/2 of 1% in excess of the federal funds effective rate or the rate that the bank group announces from time to time as its prime lending rate plus an applicable margin of up to 3.25%, or
(2) a rate tied to a eurodollar rate plus an applicable margin up to 4.00%, in either case with the applicable rate based on our total leverage. The eurodollar rate is defined as the rate that appears on page 3750 of the Dow Jones Telerate Screen as of 11:00 a.m. London time two days before the applicable funding date (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months, as selected by us, are offered in the interbank eurodollar market. At December 31, 2000, the applicable Tranche A and Tranche B term loan rates were 9.89% and 10.64%, respectively. In addition, as of December 22, 2000, we have entered into a $100.0 million interest rate swap contract obligating us to pay a fixed rate of 5.825% for three years against the 90-day eurodollar rate.

    We are the borrower under the new credit facility pursuant to which all of our present and future direct and indirect wholly-owned subsidiaries (other than certain foreign subsidiaries) are guarantors on a senior basis. The new credit facility is secured by the following:

    - substantially all of our tangible and intangible assets and the assets of all of our direct and indirect wholly-owned subsidiaries; and

    - a pledge of all of the capital stock of each of Penn National's present and future direct and indirect domestic subsidiaries and 65% of the capital stock of certain of its first-tier foreign subsidiaries.

    The documentation for the credit facility contains representations and warranties, affirmative, negative and financial covenants and events of default customary for credit facilities of a size and type similar to the credit facility and other terms deemed appropriate by the lenders. Financial covenants include minimum EBITDA, minimum fixed charge coverage, minimum consolidated net worth and maximum total leverage covenants.

    If we raise funds through the issuance of equity securities, the credit facility agreement requires us to make prepayments on the outstanding indebtedness under the facility of 50% of the cash proceeds raised through the issuance. If we raise funds through the incurrence of certain new indebtedness, the credit facility agreement requires us to make prepayments on the outstanding indebtedness under the facility of 100% of the cash proceeds. However, pursuant to the credit facility agreement, the issuance of the notes does not require any prepayment to the extent the proceeds of the notes are used to consummate our acquisition of CRC. In addition, we may make optional prepayments on the outstanding indebtedness under the credit facility without penalty or premium. If the CRC acquisition is consummated, we intend to repay approximately $25.5 million of our outstanding indebtedness under the revolving credit facility with proceeds from the notes.

    Proceeds from the credit facility to date have been used to finance the acquisition of our Mississippi properties, to refinance certain indebtedness, to complete a tender offer for our 1997 senior notes and for working capital purposes.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
PENN NATIONAL GAMING, INC.
  Report of Independent Certified Public Accountants........     F-2
  Consolidated Financial Statements:
      Consolidated Balance Sheets as of December 31, 1998
       and 1999 and September 30, 2000......................     F-3
      Consolidated Statements of Income for the years ended
       December 31, 1997, 1998 and 1999 and the nine months
       ended September 30, 1999 and 2000....................     F-5
      Consolidated Statements of Shareholders' Equity for
       the years ended December 31, 1997, 1998 and 1999 and
       the nine months ended September 30, 1999 and 2000....     F-6
      Consolidated Statements of Cash Flows for the years
       ended December 31, 1997, 1998 and 1999 and the nine
       months ended September 30, 1999 and 2000.............     F-7
  Notes to Consolidated Financial Statements................     F-8

MARDI GRAS CASINO CORP.
  Report of Independent Public Accountants..................    F-28
  Audited Financial Statements:
      Balance Sheets as of August 7, 2000 and December 31,
       1999.................................................    F-29
      Statements of Operations for the 220-day period ended
       August 7, 2000 and the years ended December 31, 1999
       and 1998.............................................    F-30
      Statements of Changes in Stockholders' Equity for the
       220-day period ended August 7, 2000 and the years
       ended December 31, 1999 and 1998.....................    F-31
      Statements of Cash Flows for the 220-day period ended
       August 7, 2000 and the years ended December 31, 1999
       and 1998.............................................    F-32
  Notes to Financial Statements.............................    F-33

MISSISSIPPI-I GAMING, L.P.
  Report of Independent Public Accountants..................    F-41
  Audited Financial Statements:
      Balance Sheets as of August 7, 2000 and December 31,
       1999.................................................    F-42
      Statements of Operations for the 220-day period ended
       August 7, 2000 and the years ended December 31, 1999
       and 1998.............................................    F-43
      Statements of Changes in Partners' Capital (Deficit)
       for the 220-day period ended August 7, 2000 and the
       years ended December 31, 1999 and 1998...............    F-44
      Statements of Cash Flows for the 220-day period ended
       August 7, 2000 and the years ended December 31, 1999
       and 1998.............................................    F-45
  Notes to Financial Statements.............................    F-46

CRC HOLDINGS, INC., GAMING DIVISION
  Report of Independent Certified Public Accountants........    F-51
  Financial Statements:
      Balance Sheets as of November 30, 1998 and 1999 and
       August 31, 2000 (unaudited)..........................    F-52
      Statements of Operations for the years ended November
       30, 1997, 1998 and 1999 and the nine months ended
       August 31, 1999 and 2000 (unaudited).................    F-53
      Statements of Changes in Stockholders' Equity
       (Deficit) for the years ended November 30, 1997, 1998
       and 1999 and the nine month period ended August 31,
       2000 (unaudited).....................................    F-54
      Statements of Cash Flows for the years ended November
       30, 1997, 1998 and 1999 and the nine months ended
       August 31, 1999 and 2000 (unaudited).................    F-55
  Notes to Financial Statements.............................    F-56

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Penn National Gaming, Inc.
  and Subsidiaries
Wyomissing, Pennsylvania

We have audited the accompanying consolidated balance sheets of Penn National Gaming, Inc. and Subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Penn National Gaming, Inc. and Subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ BDO SEIDMAN, LLP
-------------------------------------------
BDO Seidman, LLP

Philadelphia, Pennsylvania
February 29, 2000

                  PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1998       1999         2000
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
ASSETS

Current assets
  Cash and cash equivalents.................................  $  6,826   $  9,434     $ 20,402
  Accounts receivable.......................................     3,840      4,779        8,494
  Prepaid expenses and other current assets.................     2,131      1,793        6,144
  Deferred income taxes.....................................       458        888          538
  Prepaid income taxes......................................       859      1,088          245
                                                              --------   --------     --------
Total current assets........................................    14,114     17,982       35,823
                                                              --------   --------     --------
Property, plant and equipment, at cost
  Land and improvements.....................................    26,969     27,988       78,168
  Building and improvements.................................    66,918     70,870      139,298
  Furniture, fixtures and equipment.........................    29,772     36,195       69,932
  Transportation equipment..................................       527        860          913
  Leasehold improvements....................................     9,579      9,802       11,631
  Leased equipment under capitalized lease..................       824         --           --
  Construction in progress..................................     1,847      1,980        9,998
                                                              --------   --------     --------
                                                               136,436    147,695      309,940
  Less accumulated depreciation and amortization............    15,684     20,824       27,371
                                                              --------   --------     --------
Net property, plant and equipment...........................   120,752    126,871      282,569
                                                              --------   --------     --------
Other assets
  Investment in and advances to unconsolidated affiliate....        --     12,862       14,507
  Cash in escrow............................................        --      5,000        5,008
  Excess of cost over fair market value of net assets
    acquired net of accumulated amortization of $2,002,
    $2,611, and $3,359, respectively........................    22,442     21,582       79,660
  Deferred financing costs..................................     2,403      5,014        9,860
  Miscellaneous.............................................     1,087      1,289        3,307
                                                              --------   --------     --------
Total other assets..........................................    25,932     45,747      112,342
                                                              --------   --------     --------
                                                              $160,798   $190,600     $430,734
                                                              ========   ========     ========

     See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                  PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1998       1999         2000
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Current maturities of long-term debt and capital lease
    obligations.............................................  $    168   $  5,160     $ 10,563
  Accounts payable..........................................     6,217     10,210       13,578
  Purses due horsemen.......................................       887      2,114        1,009
  Uncashed pari-mutuel tickets..............................     1,597      1,351        1,150
  Accrued expenses..........................................     1,063      2,694        7,555
  Accrued interest..........................................       468        433        1,372
  Accrued salaries and wages................................       752      1,098        4,943
  Customer deposits.........................................       548        800        1,006
  Taxes, other than income taxes............................       503      1,491        2,014
                                                              --------   --------     --------
Total current liabilities...................................    12,203     25,351       43,190
                                                              --------   --------     --------
Long-term liabilities
  Long-term debt and capital lease obligations, net of
    current maturities......................................    78,088     86,053      298,236
  Deferred income taxes.....................................    11,471     12,924       13,145
                                                              --------   --------     --------
Total long-term liabilities.................................    89,559     98,977      311,381
                                                              --------   --------     --------
Commitments and contingencies

Shareholders' equity
  Preferred stock, $.01 par value, authorized 1,000,000
    shares; issued none.....................................        --         --           --
  Common stock, $.01 par value, authorized 20,000,000
    shares; issued and outstanding 15,164,080, 15,314,175
    and 15,432,675, respectively............................       152        153          154
  Treasury stock, 424,700 shares at cost....................    (2,379)    (2,379)      (2,379)
  Additional paid-in capital................................    38,025     38,527       39,152
  Retained earnings.........................................    23,238     29,971       39,236
                                                              --------   --------     --------
Total shareholders' equity..................................    59,036     66,272       76,163
                                                              --------   --------     --------
                                                              $160,798    190,600     $430,734
                                                              ========   ========     ========

     See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                  PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                            ------------------------------   -------------------
                                              1997       1998       1999       1999       2000
                                            --------   --------   --------   --------   --------
                                                                                 (UNAUDITED)
Revenues
  Gaming..................................  $  5,730   $ 37,665   $ 55,415   $ 40,069   $ 99,895
  Racing..................................    98,402    106,850    102,827     76,062     87,913
  Other revenue...........................     7,404      9,550     13,216      9,608     14,453
                                            --------   --------   --------   --------   --------
Total revenues............................   111,536    154,065    171,458    125,739    202,261
                                            --------   --------   --------   --------   --------
Operating expenses
  Gaming..................................     4,134     26,544     34,952     25,202     59,050
  Racing..................................    65,810     70,303     68,808     50,784     59,065
  Other operating expenses................     5,623      8,080     11,173      8,195     11,980
  General and administrative..............    22,194     23,932     30,030     20,879     29,316
  Depreciation and amortization...........     4,040      5,748      8,679      6,469      8,457
                                            --------   --------   --------   --------   --------
Total operating expenses..................   101,801    134,607    153,642    111,529    167,868
                                            --------   --------   --------   --------   --------
Income from operations....................     9,735     19,458     17,816     14,210     34,393

Interest expense, net.....................    (3,658)    (7,436)    (7,307)    (5,539)    (9,669)
                                            --------   --------   --------   --------   --------
Income before taxes and extraordinary
  item....................................     6,077     12,022     10,509      8,671     24,724
Taxes on income...........................     2,308      4,519      3,777      3,271      8,876
                                            --------   --------   --------   --------   --------
Income before extraordinary item..........     3,769      7,503      6,732      5,400     15,848

Extraordinary item, loss on early
  extinguishment of debt, net of income
  taxes of $1,007 in 1997 and $4,615 in
  2000....................................    (1,482)        --         --         --     (6,583)
                                            --------   --------   --------   --------   --------
Net income................................  $  2,287   $  7,503   $  6,732   $  5,400   $  9,265
                                            ========   ========   ========   ========   ========
Per share data
  Basic
    Income before extraordinary item......  $    .25   $    .50   $    .45   $    .36   $   1.06
    Extraordinary item....................      (.10)        --         --         --       (.44)
                                            --------   --------   --------   --------   --------
    Net income............................  $    .15   $    .50   $    .45   $    .36   $    .62
                                            ========   ========   ========   ========   ========
  Diluted
    Income before extraordinary item......  $    .24   $    .49   $    .44   $     36   $   1.03
    Extraordinary item....................      (.09)        --         --         --       (.43)
                                            --------   --------   --------   --------   --------
    Net income............................  $    .15   $    .49   $    .44   $    .36   $    .60
                                            ========   ========   ========   ========   ========
Weighted average shares outstanding
  Basic...................................    14,925     15,015     14,837     14,812     14,948
                                            ========   ========   ========   ========   ========
  Diluted.................................    15,458     15,374     15,196     15,179     15,407
                                            ========   ========   ========   ========   ========

     See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                  PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                          COMMON STOCK                   ADDITIONAL
                                      ---------------------   TREASURY    PAID-IN     RETAINED
                                        SHARES      AMOUNT     STOCK      CAPITAL     EARNINGS    TOTAL
                                      ----------   --------   --------   ----------   --------   --------
Balance, January 1, 1997............  13,355,290     $134     $    --      $14,299    $13,448    $27,881

Issuance of common stock............   1,725,000       17          --       22,914         --     22,931

Exercise of stock options and
  warrants..........................      72,290        1          --          154         --        155

Tax benefit related to stock options
  exercised.........................          --       --          --          602         --        602

Net income for the year.............          --       --          --           --      2,287      2,287
                                      ----------     ----     -------      -------    -------    -------

Balance, December 31, 1997..........  15,152,580      152          --       37,969     15,735     53,856

Exercise of stock options and
  warrants..........................      11,500       --          --           56         --         56

Acquisition of treasury stock.......          --       --      (2,379)          --         --     (2,379)

Net income for the year.............          --       --          --           --      7,503      7,503
                                      ----------     ----     -------      -------    -------    -------

Balance, December 31, 1998..........  15,164,080      152      (2,379)      38,025     23,238     59,036

Exercise of stock options and
  warrants..........................     150,095        1          --          502         --        503

Net income for the year.............          --       --          --           --      6,733      6,733
                                      ----------     ----     -------      -------    -------    -------

Balance, December 31, 1999..........  15,314,175      153      (2,379)      38,527     29,971     66,272

Issuance of common stock
  (unaudited).......................     118,500        1          --          625         --        626

Net income for the nine months ended
  September 30, 2000 (unaudited)....          --       --          --           --      9,265      9,265
                                      ----------     ----     -------      -------    -------    -------

Balance, September 30, 2000
  (unaudited).......................  15,432,675     $154     $(2,379)     $39,152    $39,236    $76,163
                                      ==========     ====     =======      =======    =======    =======

     See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                  PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                              ------------------------------   --------------------
                                                                1997       1998       1999       1999       2000
                                                              --------   --------   --------   --------   ---------
                                                                                                   (UNAUDITED)
Cash flows from operating activities
  Net income................................................  $  2,287   $  7,503   $  6,733   $  5,400   $   9,265
  Adjustments to reconcile net income to net cash provided
    by operating activities
      Depreciation and amortization.........................     4,040      5,748      8,679      6,469       8,457
      Write-off of deferred financing costs.................        --        376         --         --      (1,645)
      Income from unconsolidated affiliates.................        --         --     (1,098)        --          --
      Extraordinary loss relating to early extinguishment of
        debt, before income tax benefit.....................     2,483         --         --         --      11,198
      Deferred income taxes (benefit).......................       (97)       390      1,023        861         571
      Decrease (increase) in
        Accounts receivable.................................     2,036     (1,583)      (939)      (740)     (3,715)
        Prepaid expenses and other current assets...........       111       (690)       338       (584)     (4,584)
        Prepaid income taxes................................    (3,003)     2,144       (229)       858         843
        Miscellaneous other assets..........................      (258)      (463)      (202)       (42)     (2,013)
      Increase (decrease) in
        Accounts payable....................................     2,339     (1,188)     3,993        657       3,368
        Purses due horsemen.................................    (1,421)       887      1,227      1,720      (1,105)
        Uncashed pari-mutuel tickets........................       168         93       (246)      (590)       (201)
        Accrued expenses....................................     1,155     (1,364)     1,631         88       4,859
        Accrued interest....................................       225        142        (35)     1,788         939
        Accrued salaries and wages..........................       306        (61)       346        217       3,845
        Customer deposits...................................        50         78        252        280         206
        Taxes, other than income taxes......................       257       (146)       988        783         523
        Income taxes payable................................        --         --         --         74          --
                                                              --------   --------   --------   --------   ---------
Net cash provided by operating activities...................    10,678     11,866     22,461     17,239      30,811
                                                              --------   --------   --------   --------   ---------
Cash flows from investing activities
  Expenditures for property, plant and equipment............   (29,196)   (22,333)   (13,243)    (5,002)    (17,348)
  Proceeds from sale of property and equipment..............        --         --         --         --         151
  Investment in and advances to unconsolidated affiliate....        --         --    (11,764)   (12,269)         --
  Acquisition of business, net of cash acquired.............   (18,248)        --        251        251    (203,906)
  (Increase) in prepaid acquisition costs...................      (176)        --         --         --          --
  Cash in escrow............................................        --         --     (5,000)        --          (8)
                                                              --------   --------   --------   --------   ---------
Net cash (used in) investing activities.....................   (47,620)   (22,333)   (29,756)   (17,020)   (221,111)
                                                              --------   --------   --------   --------   ---------
Cash flows from financing activities
  Proceeds from sale of common stock........................  $ 23,086   $     56   $    503   $    503   $     626
  Acquisition of treasury stock.............................        --     (2,379)        --         --          --
  Proceeds from long-term debt..............................   111,167      9,000     24,350     11,500     319,895
  Principal payments on long-term debt and capital lease
    obligations.............................................   (78,348)   (11,080)   (11,393)    (6,034)   (102,310)
  (Increase) in unamortized financing cost..................    (3,345)      (158)    (3,557)    (3,237)    (10,258)
  Tax benefit related to stock options exercised............       602         --         --         --          --
  Payment of senior notes tender fees.......................        --         --         --                 (6,685)
                                                              --------   --------   --------   --------   ---------
Net cash provided by (used in) financing activities.........    53,162     (4,561)     9,903      2,732     201,268
                                                              --------   --------   --------   --------   ---------
Net increase (decrease) in cash and cash equivalents........    16,220    (15,028)     2,608      2,951      10,968
Cash and cash equivalents at beginning of period............     5,634     21,854      6,826      6,826       9,434
                                                              --------   --------   --------   --------   ---------
Cash and cash equivalents at end of period..................  $ 21,854   $  6,826   $  9,434   $  9,777   $  20,402
                                                              ========   ========   ========   ========   =========

     See accompanying summary of significant accounting policies and notes to consolidated financial statements.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Penn National Gaming, Inc. and its wholly owned subsidiaries (collectively the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

    On March 15, 2000, the Company purchased from the BDC Group ("BDC"), its joint venture partner in West Virginia, BDC's 11% interest in PNGI Charles Town Gaming Limited Liability Company, which owns and operates Charles Town Races, for $6.0 million in cash. The investment is recorded net of the minority interest tax liability of $155,000 or $5.845 million. As a result of the purchase, PNGI Charles Town Gaming Limited Liability Company is now a 100% owned subsidiary of the Company.

    Certain reclassifications have been made to the statements of income for the years ended December 31, 1999, 1998 and 1997 in order for them to conform with the presentation for the nine months ended September 30, 2000.

INTERIM UNAUDITED INFORMATION

    The accompanying interim financial statements as of September 30, 2000 and for the nine month periods ended September 30, 1999 and 2000 and related disclosures in the accompanying notes have not been audited and do not include all information and notes necessary for the presentation of financial position, results of operations and cash flows in conformity with Generally Accepted Accounting Principles. However, in the opinion of management, all adjustments (consisting of normal recurring accruals) have been included to present fairly, in all material respects, the financial position of the Company as of September 30, 2000, and the results of its operations and its cash flows for the nine months period ended September 30, 1999 and 2000. Operating results for the nine months period ended September 30, 2000 are not necessarily indicative of the results that may be expected for a full year.

DESCRIPTION OF BUSINESS

    The Company provides pari-mutuel wagering opportunities on live and simulcast thoroughbred and harness horse races at two racetracks and ten off-track wagering facilities ("OTWs") located in Pennsylvania and pari-mutuel wagering opportunities and video gaming machines at Charles Town Races, the Company's Charles Town, West Virginia thoroughbred racetrack.

    At each of its three racetracks, the Company conducts pari-mutuel wagering on thoroughbred and harness races from the Company's racetracks and simulcasts from other racetracks. The Company also simulcasts its Penn National Race Course and Pocono Downs races for wagering at other racetracks and OTWs, including all Pennsylvania racetracks and OTWs and locations outside Pennsylvania. Wagering on Penn National Race Course and Pocono Downs races and races simulcast from other racetracks also occurs through the Company's Pennsylvania racetracks' telephone account betting network.

    On August 8, 2000, the Company acquired two casinos in Mississippi. See
Note 2 for additional information. The Company's sole operating segment is gaming activities.

GLOSSARY OF TERMINOLOGY

    The following is a listing of terminology used throughout the financial statements:

    THE COMPANY'S RACETRACKS -- Penn National Race Course near Harrisburg, Pennsylvania, Pocono Downs near Wilkes-Barre, Pennsylvania and Charles Town Races in Charles Town, West Virginia.

    GAMING MACHINES -- Video lottery terminal and coin operated gaming machines.

    OTW -- Off-track wagering location.

    PARI-MUTUEL WAGERING -- All wagering at the Company's racetracks, at the Company's OTWs and all wagering on the Company's races at other racetracks and OTWs.

    TELEBET -- Telephone account wagering.

    TOTALISATOR SERVICES -- Computer services provided to the Company by various totalisator companies for processing pari-mutuel betting odds and wagering proceeds.

    PARI-MUTUEL REVENUES

       LIVE RACES -- The Company's share of pari-mutuel wagering on live races within Pennsylvania and West Virginia and certain stakes races from racetracks outside of Pennsylvania and West Virginia after payment of the amount returned as winning wagers.

       IMPORT SIMULCASTING -- The Company's share of wagering at the Company's racetracks, at the Company's OTWs and by Telebet on full cards of races simulcast from other racetracks.

       EXPORT SIMULCASTING -- The Company's share of wagering at out-of-state locations on live races conducted by the Company.

       GAMING REVENUE -- The Company's share of net winnings from gaming wins and losses.

    A summary of pari-mutuel wagering for the periods indicated is as follows:

                                                                              NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                            ------------------------------   -------------------
                                              1997       1998       1999       1999       2000
                                            --------   --------   --------   --------   --------
                                                               (IN THOUSANDS)
Pari-mutuel wagering on the Company's live
  races...................................  $128,090   $122,686   $ 96,238   $ 70,875   $ 78,407
Pari-mutuel wagering on simulcasting
Import simulcasting from other
  racetracks..............................   298,459    336,191   $345,650   $259,212    282,460
Export simulcasting to out of Pennsylvania
  wagering facilities.....................   176,287    194,772   $159,175   $ 98,551    176,368
                                            --------   --------   --------   --------   --------
Total pari-mutuel wagering................  $602,836   $653,649   $601,063   $428,638   $537,235
                                            ========   ========   ========   ========   ========

RACING MEET

    The racing seasons for the past three years consisted of the following number of live race days:

                                                    YEAR ENDED              NINE MONTHS ENDED
                                                   DECEMBER 31,               SEPTEMBER 30,
                                          ------------------------------   -------------------
                                            1997       1998       1999       1999       2000
                                          --------   --------   --------   --------   --------
Penn National Race Course...............    212        206        153        101        153
Pocono Downs............................    134        135        130         88        107
Charles Town Races......................    159        206        213        160        160

DEPRECIATION AND AMORTIZATION

    Depreciation of property, plant and equipment and amortization of leasehold improvements are computed by the straight-line method at rates adequate to allocate the cost of applicable assets over their estimated useful lives. Depreciation and amortization for the years ended 1997, 1998 and 1999, amounted to $3,193,000, $4,705,000, and $7,124,000, respectively.

    The excess of cost over fair value of net assets acquired is being amortized on the straight-line method over a forty-year period. Amortization expense for 1997, 1998 and 1999, amounted to $578,000, $613,000, and $609,000, respectively.

    The Company reviews the carrying values of its long-lived and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicates that the carrying amount of the assets may not be recoverable based on undiscounted estimated future operating cash flows. As of December 31, 1999, the Company has determined that no impairment has occurred.

INCOME TAXES

    The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

CUSTOMER DEPOSITS

    Customer deposits represent amounts held by the Company for telephone wagering.

CASH AND CASH EQUIVALENTS

    The Company considers all cash balances and highly liquid investments with original maturities of three months or less to be cash equivalents.

NET INCOME PER COMMON SHARE

    Basic net income per share includes no dilution and is calculated by dividing net income by the weighted average number of common shares outstanding for the period. Dilutive net income per share reflects the potential dilution of securities that could share in the net income of the Company which consist of stock options and warrants (using the treasury stock method).

DEFERRED FINANCING COSTS

    Deferred financing costs which are incurred by the Company in connection with debt are charged to operations over the life of the underlying indebtedness using the interest method adjusted to give effect to any early repayments. Amortization of deferred financing costs for 1997, 1998 and 1999, amounted to $269,000, $430,000, and $946,000, respectively.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to credit risk consist of cash equivalents and accounts receivable. The Company's policy is to limit the amount of credit exposure to any one financial institution and place investments with financial institutions evaluated as being creditworthy, or in short-term money market and tax-free bond funds which are exposed to minimal interest rate and credit risk. At December 31, 1999, the Company had bank deposits which exceeded federally insured limits by approximately $5,235,000 and money market and tax-free bond funds of approximately $400,000. Concentration of credit risk, with respect to accounts receivable, is limited due to the Company's credit evaluation process. The Company does not require collateral from its customers. The Company's receivables consist principally of amounts due from other racetracks and their OTWs. Historically, the Company has not incurred any significant credit-related losses.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practical to estimate.

    Cash and Cash Equivalents: The carrying amount approximates the fair value due to the short maturity of the cash equivalents.

    Long-Term Debt and Capital Lease Obligations: The fair value of the Company's long-term debt and capital lease obligations is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The carrying amount approximates fair value since the Company's interest rates approximate current interest rates.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses at the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments" ("SFAS 133 as amended by SFAS 137"). SFAS 137 delays the effective date of implementation of SFAS 133 by one year. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair market value. Presently, the Company does not use derivative instruments either in hedging activities or as investments. Accordingly, the Company believes that adoption of SFAS 133 will have no impact on its financial position or results of operations.

    The Company has no comprehensive income items as defined in Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income".

2. MISSISSIPPI ACQUISITION

    On December 10, 1999, the Company entered into two definitive agreements to purchase all of the assets of the Casino Magic hotel, casino, golf resort, recreational vehicle (RV) park and marina in Bay St. Louis, Mississippi and the Boomtown Biloxi casino in Biloxi, Mississippi, from Pinnacle Entertainment, Inc. formerly Hollywood Park, Inc. (NYSE:PNK) for $195 million which are contingent upon each other. In addition to acquiring all of the operating assets and related operations of the Casino Magic Bay St. Louis and Boomtown Biloxi properties, the Company will enter into a licensing agreement to use the Boomtown and Casino Magic names and marks at the properties being acquired. The transaction was subject to certain closing conditions including the approval of the Mississippi Gaming Commission, financing and expiration of the applicable Hart-Scott-Rodino waiting period. As part of the agreement, the Company paid a deposit of $5 million to an escrow account, which is refundable if certain conditions are not met. On August 8, 2000, the Mississippi Acquisitions were consummated. A portion of the proceeds of the new credit facility were used to finance the acquisition. See Note 3 for additional information.

    Unaudited pro forma financial information for the nine months ended September 30, 1999 and 2000, as though the Mississippi Acquisitions had occurred on January 1, 1999, is as follows:

                                                           FOR THE NINE MONTHS
                                                           ENDED SEPTEMBER 30,
                                                          ---------------------
                                                            1999        2000
                                                          ---------   ---------
                                                               (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT
                                                             PER SHARE DATA)
Revenues................................................  $245,633    $299,463
Net income before extraordinary item....................     5,484      15,975
Extraordinary item, net of income tax benefit...........        --      (6,583)
Net income..............................................     5,484       9,392

Net income per common share
  Basic.................................................  $   0.37    $   0.63
  Diluted...............................................      0.36        0.61

Weighted average shares outstanding
  Basic.................................................    14,812      14,984
  Diluted...............................................    15,179      15,407

3. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

    Long-term debt and capital lease obligations are as follows:

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1998       1999         2000
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
                                                                        (IN THOUSANDS)
Long-term debt
  $350 million senior secured credit facility with banks and institutional lenders. This credit facility is secured
    by substantially all of the assets of the Company.......  $    --    $    --      $308,625

  $80 million Senior Notes, due December 15, 2004 with
    interest at 10.625% per annum payable semi-annually. The
    notes are unsecured and are unconditionally guaranteed
    by certain subsidiaries of the Company..................   69,000     69,000            --

  Revolving credit facility payable to a bank group (see
    additional information below under Credit
    Facilities).............................................    9,000     12,900            --

  Term loan payable to a bank group due on December 31, 2002 with interest at various rates. This note is secured by
    certain assets of the Company (see additional
    information below under Term Loan)......................               9,100            --

  Other notes payable.......................................      246        213           174

Capital lease obligations...................................       10         --            --
                                                              -------    -------      --------

                                                               78,256     91,213       308,799

Less current maturities.....................................      168      5,160        10,563
                                                              -------    -------      --------

                                                              $78,088    $86,053      $298,236
                                                              =======    =======      ========

CREDIT FACILITIES

    The Company's Credit Facility, as amended, provides for a $20 million revolving credit facility, including a $3 million sublimit for standby letters of credit, which matures in December 2002 and a $5 million term loan. The revolving credit facility is secured by substantially all of the assets of the Company, except for the assets of the Charles Town facility. The revolving credit facility provides for certain covenants, including those of a financial nature. The $5.0 million term loan was repaid on December 16, 1999.

    At the Company's option, the revolving facility may bear interest at the highest of: (1) 1/2 of 1% in excess of the federal reserve reported certificate of deposit rate, (2) the rate that the bank group announces from time to time as its prime lending rate and (3) 1/2 of 1% in excess of the federal funds rate plus an applicable margin of up to 2% or the revolving facility may also bear interest at a rate tied to a eurodollar rate plus an applicable margin of up to 3%. The effective interest rate at December 31, 1999 was 8.93%.

    Mandatory repayments of the revolving facility are required in an amount equal to a percentage of the net cash proceeds from any issuance or incurrence of equity or funded debt by the Company, that percentage to be dependent upon the then outstanding balance of the revolving facility and the

Company's leverage ratio. Mandatory repayments of varying percentages are also required in the event of either asset sales in excess of stipulated amounts or defined excess cash flow.

    At December 31, 1999, the Company was contingently obligated under letters of credit with face amounts aggregating $2,015,000. This amount includes $1,786,000 relating to the horsemens' account balances, and $100,000 for Pennsylvania pari-mutuel taxes.

TERM LOAN

    On December 13, 1999 the Company entered into a $20,000,000 Senior Secured Multiple Draw Term Loan with a bank group. The term loan is payable in quarterly installments of $1.3 On December 13, 1999 the Company entered into a $20.0 million Senior Secured Multiple million principle plus interest. The loan is secured by the gaming equipment and Draw Term Loan with Bank of America as Agent for a bank group. The term loan is payable improvements at the Charles Town facility. At the Company's option the term loan may in quarterly installments of $1.3 million principal plus interest. The loan is secured bear interest at the highest of (1) 1/2 of 1% in excess of the federal reserve by gaming equipment and improvements at the Charles Town Entertainment Complex. At the reported certificate of deposit rate, (2) the rate that the bank group announces from Company's option the term loan may bear interest at the highest of (1) 1/2 of time to time as its prime lending rate and (3) 1/2 of 1% in excess of the 1% in excess of the federal reserve reported certificate of deposit rate, (2) the rate federal funds rate plus an applicable margin of up to 1.75% or the revolving facility may that the bank group announces from time to time as its prime lending rate and (3) also bear interest at a rate tied to a eurodollar rate plus an applicable margin of up to 1/2 of 1% in excess of the federal funds rate plus an applicable margin of up 2.75%. The outstanding amount under this credit facility as of December 31, 1999 was to 1.75% or the facility may also bear interest at a rate tied to a eurodollar rate plus $12.9 million at an interest rate of 7.8125%. an applicable margin of up to 2.75%. The effective interest rate at December 31, 1999 was 8.91%.

    On September 3, 1998, the Company repurchased $11 million of the 10.625% Senior Notes due 2004 at 97.25% of the principal amount ($10,697,500) plus accrued interest of $253,229 in public market trading. In conjunction with the repurchase of the notes, the Company recorded a write-off of deferred financing costs associated with this portion of the long-term debt. The extinguishment of these notes did not result in any material net loss.

CREDIT FACILITY REFINANCING

    On August 8, 2000, the Company entered into a $350 million senior secured credit facility with Lehman Brothers, Inc. and CIBC World Markets Corp. as co-arrangers, among others. The proceeds of the credit facility were used to finance the Mississippi Acquisitions, to pay off the Company's existing debts, to tender for the outstanding 10 5/8% Senior Notes and for working capital purposes. The credit facility provides for a $75 million revolving credit facility maturing on August 8, 2005, a $75 million Tranche A term loan maturing on August 8, 2005 and a $200 million Tranche B term loan maturing on August 8, 2006.

    At the Company's option, the revolving credit facility and the Tranche A term loan may bear interest at (1) the highest of 1/2 of 1% in excess of the federal funds effective rate or the rate that the bank group announces from time to time as its prime lending rate plus an applicable margin of up to 2.25%, or
(2) a rate tied to a eurodollar rate plus an applicable margin up to 3.25%. At the Company's option, the Tranche B term loan may bear interest at (1) the highest of 1/2 of 1% in excess of the federal funds effective rate or the rate that the bank group announces from time to time as its prime lending rate plus an applicable margin of up to 3.25%, or (2) a rate tied to a eurodollar rate plus an applicable margin up to 4.00%. The credit facility provides for certain covenants, including those of a financial nature. Substantially all of the Company's assets are pledged as collateral under the Credit Agreement. The outstanding amounts under the credit facility as of September 30, 2000 is as follows (in millions):

Revolving credit facility...................................   $ 36.0
Tranche A...................................................     73.1
Tranche B...................................................    199.5
                                                               ------
Total.......................................................   $308.6
                                                               ======

    On August 8, 2000, the Company paid off all of its outstanding $69 million 10 5/8% Senior Notes due 2004 (the "Notes"). As a result of the tender offer, the Company paid a tender premium of $6.7 million.

    The following is a schedule of future minimum repayments of long-term debt as of December 31, 1999 in accordance with the terms of the new credit facility:

DECEMBER 31,                                                  (IN THOUSANDS)
------------                                                  --------------
  2000......................................................     $  2,375
  2001......................................................       11,375
  2002......................................................       15,125
  2003......................................................       18,875
  2004......................................................       22,625
  Thereafter................................................      238,250
                                                                 --------
Total minimum payments......................................      308,625

Current maturities..........................................        2,375
                                                                 --------
Total noncurrent maturities.................................     $306,250
                                                                 ========

4. COMMITMENTS AND CONTINGENCIES

OPERATING AGREEMENTS

    In November 1997, the Company signed a new Totalisator services and equipment agreement for all of its subsidiaries. Effective November 1, 1999 the terms of the contract were amended and the contract was extended through May 31, 2005. The amended agreement provides for annual payments based on a specified percentage of the total amount wagered at the Company's facilities with no minimum annual payment.

    The Company is also liable under numerous operating leases for automobiles, other equipment and buildings, which expire through 2004. Total rental expense under these agreements was $807,000, $1,169,000, and $1,296,000 for the years ended December 31, 1997, 1998, and 1999, respectively. The future lease commitments relating to noncancelable operating leases as of December 31, 1999 are as follows:

                                                              (IN THOUSANDS)
                                                              --------------
2000........................................................      $1,468
2001........................................................       1,387
2002........................................................       1,218
2003........................................................       1,124
2004........................................................       1,069
Thereafter..................................................       1,794
                                                                  ------
                                                                  $8,060
                                                                  ======

    On February 26, 1996, the Company entered into a joint venture agreement (the "Charles Town Joint Venture") with Bryant Development Company and its affiliates ("Bryant"), the holder of an option to purchase substantially all of the assets of Charles Town Racing Limited Partnership and Charles Town Races, Inc. (together, "Charles Town") relating to the Charles Town Race Track and Shenandoah Downs (together, the "Charles Town Entertainment Complex") in Jefferson County, West Virginia. Bryant had acquired its option from Showboat Operating Company ("Showboat"). Showboat has retained an option (the "Showboat Option") to operate any casino at the Charles Town Entertainment Complex in return for a management fee (to be negotiated at the time, based on rates payable for similar properties) and a right of first refusal to purchase or lease the site of any casino at the Charles Town Entertainment Complex proposed to be leased or sold and to purchase any interest proposed to be sold in any such casino on the same terms offered by a third party or otherwise negotiated with the Charles Town Joint Venture. The rights retained by Showboat under the Showboat Option extend for a period of five years from November 6, 1996, the date that the Charles Town Joint Venture exercised its option to purchase the Charles Town Races, and expires thereafter unless legislation to permit casino gaming at the Charles Town Entertainment Complex has been adopted prior to the end of the five-year period. If such legislation has been adopted prior to such time, then the rights of Showboat continue for a reasonable time (not less than 24 months) to permit completion of negotiations.

    While the express terms of the Showboat Option do not specify which activities at the Charles Town Entertainment Complex would constitute operation of a casino, the Company believes that the installation and operation of gaming devices linked to the lottery (like the gaming machines the Company has installed and will continue to install) at the Charles Town Entertainment Complex's racetrack would not trigger Showboat's right to exercise the Showboat Option.

    Pursuant to the terms of the Pocono Downs purchase agreement dated
November 27, 1996, the Company will be required to pay the sellers of Pocono Downs an additional $10 million if, within five years after the consummation of the Pocono Downs acquisition, Pennsylvania authorizes any additional form of gaming in which the Company may participate. The $10 million payment would be payable in annual installments of $2 million for five years, beginning on the date that the Company first offers such additional form of gaming.

PROFIT SHARING PLANS

    The Company has a profit sharing plan under the provisions of Section 401(k) of the Internal Revenue Code, called The Penn National Gaming, Inc. Profit Sharing Plan (the "Penn National 401(k) Plan") that cover all eligible employees who are not members of a bargaining unit. The plan enables employees choosing to participate to defer a portion of their salary in a retirement fund to be administered by the Company. The Company's contributions to the Penn National 401(k) Plan are set at 50% of employees elective salary deferrals which may be made up to a maximum of 6% of employee compensation for employees of Penn National Race Course and Pocono Downs. The Company made contributions to the plan of approximately $145,000, $172,000 and $169,000, for the years ended December 31, 1997, 1998 and 1999, respectively.

    The Company also has a defined contribution plan called the Charles Town Races Future Service Retirement Plan covering substantially all of its union employees. Charles Town makes monthly contributions equal to the amount accrued for retirement expense, which is calculated as .25% of the daily mutual handle and .5% of the net video lottery revenues. Total contributions for the years ended December 31, 1997, 1998 and 1999 were $114,000, $185,000 and $239,000, respectively.

OTW AND OPERATING FACILITIES

    On July On July 14, 1998, the Company entered into a lease agreement for an OTW facility in East Stroudsburg. The lease is for approximately 14,000 square feet at the Eagle's Glen Shopping Plaza located in East Stroudsburg, Pennsylvania. The initial term of the lease is for ten years with two additional five-year renewal options available. On November 6, 1998, the Company submitted its application for approval by the Pennsylvania Harness Racing Commission. The Pennsylvania Harness Racing Commission approved the application on February 23, 1999. The Company was denied building and zoning permits by the zoning office of the Borough of East Stroudsburg and filed suit on November 13, 1998 to obtain the permits. On May 17, 1999, the Court of Common Pleas of Monroe County granted a peremptory judgment in favor of the Company that directed the Borough of East Stroudsburg and its zoning officer to issue the required building and zoning permits to construct the OTW facility. The Company started construction on the $2 million facility in February 2000 with a projected opening date in the second quarter of 2000.

    On March 23, 1999, the Company entered into a new four-year, nine-month purse agreement with the Horsemen's Benevolent and Protection Association, which represents the horsemen at the Company's Penn National Race Course facility in Grantville, Pennsylvania. The agreement ended an action by the horsemen which began on February 16, and caused the Company to close Penn National Race Course and its six affiliated OTWs. As a result of the action the Company incurred a non-recurring $1,250,000 expense, primarily related to costs incurred to maintain the closed facilities inclusive of employee salaries and rents, for Horsemen's Action Expense. The initial term of the agreement ends on January 1, 2004 and automatically renews for another two year period, without change, unless notice is given by either party at least ninety days prior to the end of the initial term. On June 30, 1999, all the race tracks in West Virginia (the "Tracks"), entered into a hardware and software purchase agreement (the "Agreement") with International Game Technology ("IGT"), for the purchase of a new video lottery central control computer system. The aggregate cost of the new system is $5.5 million of which PNGI Charles Town Gaming LLC is obligated to pay $1.4 million. On July 22, 1999, the Company submitted a check in the amount of $257,000 as the initial deposit and issued a letter of credit in the amount of $1,156,000 to secure the remaining payments due. In addition, the Tracks agreed to collectively acquire from IGT at least one thousand video lottery terminals by September 30, 1999. (Charles Town is to acquire 400 new terminals). The Agreement also requires each track to pay to IGT the sum of $7.50 per terminal, per day for each video lottery terminal offering progressive games operated through the IGT central system. Installation of the new central system was substantially complete on December 31, 1999.

    On December 17, 1999, the Company entered into a new three-year purse agreement with the Pennsylvania Harness Horsemen's Association, Inc. which represents the owners, trainers, and drivers at the Company's The Downs Racing, Inc. facility in Wilkes-Barre, Pennsylvania. The contract term begins on January 16, 2000 and ends on January 15, 2003.

    On July 31, 2000, the Company entered into a definitive agreement to acquire by merger the gaming assets of CRC Holdings, Inc. ("CRC") which does business as Carnival Resorts and Casinos for $95.8 million and the assumption of approximately $32 million in net debt (the "CRC Acquisition"). CRC is an experienced operator of gaming facilities and the owner of approximately 59% of Louisiana Casino Cruises, Inc. ("LCCI") the owner and operator of the Casino Rouge, a riverboat gaming facility located on the east bank of the Mississippi River in Baton Rouge, Louisiana. The Company also entered into a definitive agreement with the minority owners of LCCI to acquire their approximately 41% stake for $32.5 million. CRC also has a management contract for the Casino Rama casino which terminates in 2011. Casino Rama is located approximately 80 miles north of Toronto, Canada, in Orillia, Canada on land owned by the Chipewas of Mnjikaning First Nation. Under the terms of the agreement, CRC will divest all of its non-gaming related assets prior to closing. The transaction, expected to close in the first half of 2001, is subject to regulatory and other approvals in both Louisiana and Canada, financing, the expiration of the applicable Hart-Scott-Rodino waiting period and other customary closing conditions.

NEW JERSEY JOINT VENTURE

    On January 28, 1999, the Company, along with its Joint Venture partner, Greenwood, New Jersey, Inc. ("Greenwood") agreed to purchase certain assets of the Garden State Park and Freehold Raceway, both located in New Jersey (the "Acquisition").

    The purchase price for the Acquisition was approximately $46 million (subject to reduction of certain disputed items, for which amounts have been placed in escrow). The purchase price consisted of $23 million in cash and $23 million pursuant to two deferred purchase price promissory notes in the amount of $22 million and $1 million each.

    On July 29, 1999, after receiving the necessary approvals from the New Jersey Racing Commission and the necessary consents from the holders of its 10.625% Senior Notes due 2004, Series B, the Company completed its investment in the Joint Venture, pursuant to which Pennwood Racing, Inc. was formed with Greenwood New Jersey, Inc. (a wholly-owned subsidiary of Greenwood Racing, Inc. the owner of Philadelphia Park Race Track). Pursuant to the Joint Venture Agreement, the Company agreed to guarantee severally: (i) up to 50% of the obligation of the Joint Venture under its Put Option Agreement ($17.5 million) with Credit Suisse First Boston Mortgage Capital LLC ("CSFB"); (ii) up to 50% of the Joint Venture obligation for the seven year lease at Garden State Park;
(iii) up to 50% of the Joint Venture obligation to International Thoroughbred Breeders, Inc. for the contingent purchase price notes ($10.0 million) relating to the operation, subject to passage by the New Jersey legislature, by the Joint Venture of OTWs and telephone wagering accounts in New Jersey. In conjunction with the closing, the Company entered into a Debt Service Maintenance Agreement with Commerce Bank, N.A. for the funding of a $23.0 million credit facility to the Joint Venture. The Joint Venture Agreement provides for a limited obligation of the Company of $11.5 million subject to limitations provided for in the Company's 10.625% Senior Notes Indenture. The Company's investment in the Joint Venture is accounted for under the equity method, original investments are recorded at cost and adjusted by the Company's share of income or losses of the Joint Venture. The income from July 30, 1999 through December 31, 1999 of the Joint Venture is included in earnings of unconsolidated affiliates in the accompanying Consolidated Statements of Income for the year ended December 31, 1999.

    Summarized balance sheet information for the Joint Venture as of December 31, 1999 is as follows (in thousands):

Current assets..............................................  $ 7,324
Property, plant and equipment, net..........................   30,786
Other.......................................................   18,158
                                                              -------
Total assets................................................  $56,268
                                                              =======

Current liabilities.........................................  $ 7,453
Long-term liabilities.......................................   46,221
Members' equity.............................................    2,594
                                                              -------
Total liabilities and members' equity.......................  $56,268
                                                              =======

    Summarized results of operations of the unconsolidated Joint Venture (commencing on July 30, 1999) for the year ended December 31, 1999 is as follows (in thousands):

Revenues....................................................  $27,982
                                                              -------
Operating expenses..........................................   23,005
                                                              -------
EBITDA*.....................................................    4,977
                                                              -------
Net Income..................................................    2,196
                                                              -------

------------

*   Earnings before interest, depreciation, taxes, and amortization.

5. INCOME TAXES

    The provision for income taxes charged to operations was as follows:

YEAR ENDED DECEMBER 31,                                 1997       1998       1999
-----------------------                               --------   --------   --------
                                                              (IN THOUSANDS)
Current tax expense
  Federal...........................................   $2,006     $3,374     $2,759
  State.............................................      399        755        108
                                                       ------     ------     ------
Total current.......................................    2,405      4,129      2,867
                                                       ------     ------     ------

Deferred tax expense (benefit)
  Federal...........................................      (56)       378      1,227
  State.............................................      (41)        12       (317)
                                                       ------     ------     ------
Total deferred......................................      (97)       390        910
                                                       ------     ------     ------
Total provision.....................................   $2,308     $4,519     $3,777
                                                       ======     ======     ======

    Deferred tax assets and liabilities are comprised of the following:

DECEMBER 31,                                                  1998       1999
------------                                                --------   --------
Deferred tax assets
  Reserve for debit balances of horsemens' accounts, bad
    debts restructuring charges and litigation............  $   458    $   888
                                                            =======    =======
Deferred tax liabilities
  Property, plant and equipment...........................  $11,471    $12,924
                                                            =======    =======

    The following is a reconciliation of the statutory federal income tax rate to the actual effective income tax rate for the following periods:

YEAR ENDED DECEMBER 31,                                   1997         1998         1999
-----------------------                                 --------     --------     --------
Percent of pretax income
  Federal tax rate....................................    34.0%        34.0%        34.0%
  Increase in taxes resulting from state and local
    income taxes, net of federal tax benefit..........     3.9          4.2          2.0
  Permanent difference relating to amortization of
    goodwill..........................................      .9           .4           .2
  Other miscellaneous items...........................     (.8)        (1.0)         (.3)
                                                          ----         ----         ----
                                                          38.0%        37.6%        35.9%
                                                          ====         ====         ====

6. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

    Cash paid during the year for interest was $4,346,000, $8,192,000 and $8,742,000 in 1997, 1998 and 1999, respectively.

    Cash paid during the year for income taxes was $3,649,000, $4,207,000, and $2,970,000 in 1997, 1998 and 1999, respectively.

    Cash paid during the nine months ended September 30, 2000 and 1999 for interest was $10,025,000 and $4,715,000, respectively.

    Cash paid during the nine months ended September 30, 2000 and 1999 for income taxes was $2,984,000 and $1,463,000, respectively.

7. COMMON STOCK

    On February 18, 1997, the Company completed a secondary public offering of 1,725,000 shares of its common stock. The net proceeds of $23 million were used to reduce $19 million of the Term Loan amounts outstanding under the Credit Facility with the balance of the proceeds used to finance a portion of the cost of the refurbishment of the Charles Town Entertainment Complex (see Note 2 for Acquisitions).

    In 1998, the Company purchased 424,700 shares of its common stock in public market trading. The total cost of these transactions was $2,378,465 or $5.60 per share average price.

    In April 1994, the Company's Board of Directors and shareholders adopted and approved the Stock Option Plan (the "Plan"). On April 30, 1997, the shareholders and the Board of Directors approved an increase in the number of authorized shares underlying stock options to be granted from 1,290,000 to 2,000,000 shares. Therefore, the Plan permits the grant of options to purchase up to

2,000,000 shares of Common Stock, subject to antidilution adjustments, at a price per share no less than 100% of the fair market value of the Common Stock on the date an option is granted with respect to incentive stock options only. The price would be no less than 110% of fair market value in the case of an incentive stock option granted to any individual who owns more than 10% of the total combined voting power of all classes of outstanding stock. The Plan provides for the granting of both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, and nonqualified stock options which do not so qualify. Unless the Plan is terminated earlier by the Board of Directors, the Plan will terminate in April 2004.

    Stock options that expire between August 20, 2000 and January 4, 2009 have been granted to officers and directors to purchase Common Stock at prices ranging from $3.33 to $17.63 per share. All options and warrants were granted at market prices at date of grant. The following table contains information on stock options issued under the Plan for the three-year period ended
December 31, 1999:

                                                           EXERCISE
                                             OPTION       PRICE RANGE     AVERAGE
                                             SHARES        PER SHARE       PRICE
                                            ---------   ---------------   --------
Outstanding at January 1, 1997............    979,750   $ 3.33 to 17.63    $ 9.10
Granted...................................    100,000    11.50 to 16.63     15.59
Exercised.................................    (39,250)     3.33 to 5.63      4.01
                                            ---------
Outstanding at December 31, 1997..........  1,040,500     3.33 to 17.63      7.31
Granted...................................    195,000     6.44 to 15.50      9.06
Exercised.................................    (11,500)     3.33 to 5.63      4.88
Canceled..................................    (39,500)    5.63 to 15.50     13.36
                                            ---------
Outstanding at December 31, 1998            1,184,500     3.33 to 17.63      9.50
Granted...................................    144,500      6.88 to 9.13      6.98
Exercised.................................    (27,000)             5.63      5.63
Canceled..................................    (31,750)    5.63 to 15.50     13.40
                                            ---------
Outstanding at December 31, 1999..........  1,270,250     3.33 to 17.63      7.27
                                            ---------

    In addition, 300,000 Common Stock options were issued to the Chairman outside the Plan on October 23, 1996. These options were issued at $17.63 per share and are exercisable through October 23, 2006.

    Exercisable at year-end:

                                                        EXERCISE       WEIGHTED
                                          OPTION       PRICE RANGE      AVERAGE
                                          SHARES        PER SHARE        PRICE
                                         ---------   ---------------   ---------
1997...................................    653,833   $ 3.33 to 17.63   $    7.08
1998...................................  1,034,666     3.33 to 17.63        8.36
1999...................................  1,242,625     3.33 to 17.63        9.49

    Options available for future grant:

                                                              1994 PLAN
                                                              ---------
1999........................................................   541,750
                                                              --------

    The following table summarizes information about stock options outstanding at December 31, 1999:

                                                      RANGES            TOTAL
                                               --------------------   ----------
                                               $   3.33   $    5.58   $     3.33
Range of exercise prices.....................  to $5.50   to $17.63   to $ 17.63
                                               --------   ---------   ----------
Outstanding options
  Number outstanding at December 31, 1999....   637,250     933,000    1,570,250
  Weighted average remaining contractual life
    (years)..................................      3.84        5.94         5.09
  Weighted average exercise price............  $   3.84   $   12.94   $     9.25

Exercisable options
  Number outstanding at December 31, 1999....   637,250     605,375    1,242,625
  Weighted average exercise price............  $   3.84   $   15.44   $     9.49

    Warrants were granted to the underwriters of the Company's initial public offering at a price of $4.00 per share and were all exercised prior to their expiration on June 2, 1999.

    A summary of the warrant transactions follows:

                                                             EXERCISE
                                                               PRICE     WEIGHTED
                                                  WARRANT      RANGE     AVERAGE
                                                   SHARES    PER SHARE    PRICE
                                                  --------   ---------   --------
Warrants outstanding at January 1, 1997.........   195,000     $4.00      $4.00
Warrants exercised..............................   (43,000)     4.00       4.00
                                                  --------
Warrants outstanding at December 31, 1997.......   152,000      4.00       4.00
Warrants exercised..............................    (3,000)     4.00       4.00
                                                  --------
Warrants outstanding at December 31, 1998.......   149,000      4.00       4.00
Warrants exercised..............................  (149,000)     4.00       4.00
                                                  --------
Warrants outstanding at December 31, 1999.......        --
                                                  --------

    During 1995, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which has recognition provisions that establish a fair value based method of accounting for stock-based employee compensation plans and established fair value as the measurement basis for transactions in which an entity acquires goods or services from nonemployees in exchange for equity instruments. SFAS 123 also has certain disclosure provisions. Adoption of the recognition provisions of SFAS 123 with regard to these transactions with nonemployees was required for all such transactions entered into after December 15, 1994, and the Company adopted these provisions as required. The recognition provision with regard to the fair value based method of accounting for stock-based employee compensation plans is optional. Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employers" ("APB 25"), uses what is referred to as an intrinsic value based method of accounting. The Company has decided to continue to apply APB 25 for its stock-based employee compensation arrangements. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's employee stock option plan been determined based on the fair value at the grant date for awards under the plan consistent with the method of SFAS 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

YEAR ENDED DECEMBER 31,                       1997         1998         1999
-----------------------                    ----------   ----------   ----------
Net income
  As reported............................  $2,287,000   $7,503,000   $6,733,000
  Pro forma..............................   1,660,000    6,827,000    6,143,000
Basic net income per share
  As reported............................  $      .15   $      .50   $      .45
  Pro forma..............................         .11          .45          .41
Diluted net income per share
  As reported............................  $      .15   $      .49   $      .44
  Pro forma..............................         .11          .44          .40

    The fair value of each option and warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997, 1998 and 1999: dividend yield of 0%; expected volatility of 20%; risk-free interest rate of 6%; and expected lives of five years. The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995. Additional awards in future years are anticipated.

8. SHAREHOLDER RIGHTS PLAN

    On May 20, 1998, the Board of Directors of the Company authorized and declared a dividend distribution of one Preferred Stock purchase right (the "Rights") for each outstanding share of the Company's common stock, par value $.01 per share (the "Common Shares"), payable to shareholders of record at the close of business on March 19, 1999. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share (a "Preferred Stock Fraction"), or a combination of securities and assets of equivalent value, at a purchase price of $40.00 per Preferred Stock Fraction (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") dated March 2, 1999 between the Company and Continental Stock Transfer and Trust Company as Rights Agent. All terms not otherwise defined herein are used as defined in the Rights Agreement.

    The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock (the "Stock Acquisition Date"), announces a tender or exchange offer that will result in such person or group acquiring 20% or more of the outstanding common stock or is a beneficial owner of a substantial amount of Common Shares (at least 10%) whose ownership may have a material adverse impact ("Adverse Person") on the business or prospects of the Company. The Company will be entitled to redeem the Rights at a price of $.01 per Right (payable in cash or stock) at anytime until 10 days following the Stock Acquisition Date or the date on which a person has been determined to be an Adverse Person. If the Company is involved in certain transactions after the Rights become exercisable, a Holder of Rights (other than Rights owned by a shareholder who has acquired 15% or more of the Company's outstanding common stock or is determined to be an Adverse Person, which Rights become void) is entitled to buy a number of the acquiring company's Common Shares or the Company's common stock, as the case may be, having a market value of twice the exercise price of each Right. A potential dilutive effect may exist upon the exercise of the Rights. Until a Right is exercised, the holder will have no rights as a stockholder of the Company, including, without limitations, the right to vote as a stockholder or to receive dividends. The Rights are not exercisable until the Distribution Date and will expire at the close of business on March 18, 2009, unless earlier redeemed or exchanged by the Company.

9. LOSS FROM RETIREMENTS OF DEBT

    In 1997, the Company recorded an extraordinary loss of $1,482,000 after taxes for the early retirement of debt. The extraordinary loss consists primarily of write-offs of deferred finance costs associated with the retired notes and legal and bank fees relating to the early extinguishment of the debt.

    At September 30, 2000, the Company charged to operations deferred financing costs, amounting to $4,513,000 as a result of the refinancing discussed in
Note 3. In addition, the Company paid a fender premium of $6,685,000. The total, $11,198,000 has been reflected as an extraordinary item, net of an income tax benefit of $4,165,000 in the consolidated statements of income for the nine months ended September 30, 2000.

10. SITE DEVELOPMENT AND RESTRUCTURING CHARGES

    During 1997, the Company incurred site development ($1,735,000) and restructuring ($702,000) charges of $2,437,000. The site development charges consist of $800,000 related to the Charles Town Races facility and $935,000 related to the abandonment of certain proposed operating sites during 1997. The restructuring charges primarily consist of: $350,000 in severance termination benefits and other charges at the Charles Town Races facility; $300,000 for the restructuring of the Erie, Pennsylvania OTW facility and $52,000 of property and equipment written off in connection with the discontinuation of Penn National Speedway, Inc. operations during 1997. These charges, net of income taxes, decreased the 1997 net income and diluted net income per share by $1,462,000 and $.09 per share, respectively.

    On February 11, 2000, the Tennessee Supreme Court denied the Company's application for permission to appeal the decision of the Court of Appeals. In the appeal, the Company was asking the Supreme Court to take the jurisdictional question from the Appellate Court and to review the substantive issue of whether pari-mutuel wagering on horse racing is lawful in Tennessee under the existing statute without the Tennessee Commission. As a result of this decision, the Company has taken a charge against earnings in the year 1999 of $535,000 for costs incurred for its Tennessee racing license.

11. LITIGATION SETTLEMENT

    In December 1997, Amtote international, Inc. ("Amtote"), filed an action against the Company and the Charles Town Joint Venture in the United States District Court for the Northern District of West Virginia. In its complaint, Amtote stated that the Company and the Charles Town Joint Venture allegedly breached certain contracts with Amtote and its affiliates when it entered into a wagering services contract with a third party. On September 30, 1999 the United States District Court for the Northern District of West Virginia rendered a decision which awarded liquidated damages to Amtote. On February 11, 2000, the Company and Amtote entered into a settlement agreement in which the Company which paid Amtote in full satisfaction of the judgement the sum of $1.5 million, which is included in accrued expenses.

12. SUBSIDIARY GUARANTORS

    Summarized financial information for years ended December 31, 1997, 1998, and 1999 for Penn National Gaming, Inc. ("Parent"), the Subsidiary Guarantors and Subsidiary Nonguarantors is as follows:

                                                                             SUBSIDIARY
                                                    PARENT     SUBSIDIARY       NON-
                                                    COMPANY    GUARANTORS    GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                                   ---------   -----------   -----------   ------------   ------------
YEAR ENDED DECEMBER 31, 1997
CONSOLIDATED STATEMENT OF INCOME (IN THOUSANDS)
Total revenues...................................  $  6,887     $  90,320      $16,484      $  (2,155)     $ 111,536
Total operating expenses.........................     3,434        81,822       18,700         (2,155)       101,801
                                                   --------     ---------      -------      ---------      ---------
Income from operations...........................     3,453         8,498       (2,216)            --          9,735
Other income (expenses)..........................    (3,565)        1,612       (1,705)            --         (3,658)
                                                   --------     ---------      -------      ---------      ---------
Income before income taxes.......................      (112)       10,110       (3,921)            --          6,077
Taxes on income..................................       (38)        3,909       (1,563)            --          2,308
Extraordinary item...............................      (142)         (768)        (572)                       (1,482)
                                                   --------     ---------      -------      ---------      ---------
Net income (loss)................................  $   (216)    $   5,433      $(2,930)     $      --      $   2,287
                                                   ========     =========      =======      =========      =========

CONSOLIDATED STATEMENT OF CASH FLOWS (IN
  THOUSANDS)
Net cash provided by (used in) operating
  activities.....................................  $  2,559     $(169,422)     $   882      $ 176,659      $  10,678
Net cash provided by (used in) investing
  activities.....................................    (8,995)       68,529           40       (107,194)       (47,620)
Net cash provided by (used in) financing
  activities.....................................    22,361       100,266           --        (69,465)        53,162
                                                   --------     ---------      -------      ---------      ---------
Net increase (decrease) in cash and cash
  equivalents....................................    15,925          (627)         922             --         16,220
Cash and cash equivalents at beginning of
  period.........................................     3,015         2,597           22             --          5,634
                                                   --------     ---------      -------      ---------      ---------
Cash and cash equivalents at end of period.......  $ 18,940     $   1,970      $   944      $      --      $  21,854
                                                   ========     =========      =======      =========      =========

AS OF DECEMBER 31, 1998
CONSOLIDATED BALANCE SHEET (IN THOUSANDS)
Current assets...................................  $  3,558     $   6,944      $ 4,204      $    (592)     $  14,114
Net property, plant and equipment................    13,576        62,598       44,578             --        120,752
Other assets.....................................   102,400       153,818        1,779       (232,065)        25,932
                                                   --------     ---------      -------      ---------      ---------
Total............................................  $119,534     $ 223,360      $50,561      $(232,657)     $ 160,798
                                                   ========     =========      =======      =========      =========

Current liabilities..............................  $  1,000     $  13,961      $ 7,520      $ (10,278)     $  12,203
Long-term liabilities............................    81,037        78,527       47,334       (117,339)        89,559
Shareholders' equity (deficiency)................    37,497       130,872       (4,293)      (105,040)        59,036
                                                   --------     ---------      -------      ---------      ---------
Total............................................  $119,534     $ 223,360      $50,561      $(232,657)     $ 160,798
                                                   ========     =========      =======      =========      =========

YEAR ENDED DECEMBER 31, 1999
CONSOLIDATED STATEMENT OF INCOME (IN THOUSANDS)
Total revenues...................................  $ 10,789     $  89,142      $56,883      $  (2,749)     $ 154,065
Total operating expenses.........................     4,612        81,187       51,557         (2,749)       134,607
                                                   --------     ---------      -------      ---------      ---------
Income from operations...........................     6,177         7,955        5,326             --         19,458
Other income (expenses)..........................    (5,535)        2,842       (4,743)            --         (7,436)
                                                   --------     ---------      -------      ---------      ---------
Income before income taxes.......................       642        10,797          583             --         12,022
Taxes on income..................................       100         4,186          233             --          4,519
                                                   --------     ---------      -------      ---------      ---------
Net income.......................................  $    542     $   6,611      $   350      $      --      $   7,503
                                                   ========     =========      =======      =========      =========

                                                                             SUBSIDIARY
                                                    PARENT     SUBSIDIARY       NON-
                                                    COMPANY    GUARANTORS    GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                                   ---------   -----------   -----------   ------------   ------------
YEAR ENDED DECEMBER 31, 1998
CONSOLIDATED STATEMENT OF CASH FLOWS (IN
THOUSANDS)
Net cash provided by (used in) operating
  activities.....................................  $ (2,072)    $  (4,121)     $ 1,267      $  16,792      $  11,866
Net cash provided by (used in) investing
  activities.....................................   (13,387)          290          909        (10,145)       (22,333)
Net cash provided by (used in) financing
  activities.....................................    (1,480)        3,566           --         (6,647)        (4,561)
                                                   --------     ---------      -------      ---------      ---------
Net increase (decrease) in cash and cash
  equivalents....................................   (16,939)         (265)       2,176             --        (15,028)
Cash and cash equivalents at beginning of
  period.........................................    18,940         1,970          944             --         21,854
                                                   --------     ---------      -------      ---------      ---------
Cash and cash equivalents at end of period.......  $  2,001     $   1,705      $ 3,120      $      --      $   6,826
                                                   ========     =========      =======      =========      =========

AS OF DECEMBER 31, 1999
CONSOLIDATED BALANCE SHEET (IN THOUSANDS)
Current assets...................................  $  3,651     $   7,669      $ 6,523      $     139      $  17,982
Net property, plant and equipment................       813        79,932       46,126             --        126,871
Other assets.....................................   116,170       155,509        1,620       (227,552)        45,747
                                                   --------     ---------      -------      ---------      ---------
Total............................................  $120,634     $ 243,110      $54,269      $(227,413)     $ 190,600
                                                   ========     =========      =======      =========      =========
Current liabilities..............................  $    (29)    $  25,731      $ 7,664      $  (8,015)     $  25,351
Long-term liabilities............................    82,091        86,556       47,459       (117,129)        98,977
Shareholders' equity (deficiency)................    38,572       130,823         (854)      (102,269)        66,272
                                                   --------     ---------      -------      ---------      ---------
Total............................................  $120,634     $ 243,110      $54,269      $(227,413)     $ 190,600
                                                   ========     =========      =======      =========      =========

YEAR ENDED DECEMBER 31, 1999
CONSOLIDATED STATEMENT OF INCOME (IN THOUSANDS)
Total revenues...................................  $  4,147     $  93,651      $79,772      $  (6,112)     $ 171,458
Total operating expenses.........................    (3,393)       91,448       71,698         (6,112)       153,641
                                                   --------     ---------      -------      ---------      ---------
Income from operations...........................     7,540         2,203        8,074             --         17,817
Other income(expenses)...........................    (5,693)        3,020       (4,634)            --         (7,307)
                                                   --------     ---------      -------      ---------      ---------
Income before income taxes.......................     1,847         5,223        3,440             --         10,510
Taxes on income..................................       642         3,135           --             --          3,777
                                                   --------     ---------      -------      ---------      ---------
Net income.......................................  $  1,205     $   2,088      $ 3,440      $      --      $   6,733
                                                   ========     =========      =======      =========      =========

YEAR ENDED DECEMBER 31, 1999
CONSOLIDATED STATEMENT OF CASH FLOWS (IN
THOUSANDS)
Net cash provided by (used in) operating
  activities.....................................  $  6,287     $  14,842      $ 4,313      $  (2,981)     $  22,461
Net cash provided by (used in) investing
  activities.....................................    (6,516)      (20,245)      (3,205)           210        (29,756)
Net cash provided by financing activities........       772         6,236          124          2,771          9,903
                                                   --------     ---------      -------      ---------      ---------
Net increase in cash and cash equivalents........       543           833        1,232             --          2,608
Cash and cash equivalents at beginning of
  period.........................................     2,001         1,705        3,120             --          6,826
                                                   --------     ---------      -------      ---------      ---------
Cash and cash equivalents at end of period.......  $  2,544     $   2,538      $ 4,352      $      --      $   9,434
                                                   ========     =========      =======      =========      =========

MARDI GRAS CASINO CORP.
A MISSISSIPPI CORPORATION

Financial Statements
As of August 7, 2000 and December 31, 1999
Together with Auditors' Report

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Mardi Gras Casino Corp.:

    We have audited the accompanying balance sheets of Mardi Gras Casino Corp. (a Mississippi corporation and a wholly-owned subsidiary of Pinnacle Entertainment, Inc.) as of August 7, 2000 and December 31, 1999, and the related statements of operations, changes in stockholder's equity and cash flows for the 220-day period ended August 7, 2000 and the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mardi Gras Casino Corp. as of August 7, 2000 and December 31, 1999, and the results of its operations and its cash flows for the 220-day period ended August 7, 2000 and the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

New Orleans, Louisiana
September 8, 2000

                            MARDI GRAS CASINO CORP.

              BALANCE SHEETS--AUGUST 7, 2000 AND DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                2000       1999
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $  2,728   $  3,642
  Accounts receivable, net of allowance for doubtful
    accounts of $243 in 2000 and $217 in 1999...............       915        587
  Prepaid expenses and other current assets.................       888        572
  Inventories...............................................       593        666
  Deferred tax assets.......................................       290        285
                                                              --------   --------
      Total current assets..................................     5,414      5,752

Property, plant and equipment, net..........................    70,773     71,798
Investment in affiliate.....................................       932        932
Other assets................................................       127        202
                                                              --------   --------
      Total assets..........................................  $ 77,246   $ 78,684
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................  $  4,344   $  1,497
  Accrued expenses..........................................     2,842      3,016
  Accrued payroll and related benefits......................     1,982      2,829
  Accrued progressive gaming liabilities....................       759      1,076
  Notes payable.............................................        14        148
                                                              --------   --------
      Total current liabilities.............................     9,941      8,566

  Notes payable.............................................        34         49
  Due to affiliates.........................................    49,380     59,409
  Deferred tax liabilities..................................     2,790      2,860
  Commitments and contingencies.............................        --         --
                                                              --------   --------
      Total noncurrent liabilities..........................    52,204     62,318

Stockholder's equity:
  Common stock ($0.01 par, 3,000 shares issued and
    outstanding)............................................        --         --
  Additional paid-in capital................................    39,688     39,688
  Accumulated deficits......................................   (24,587)   (31,888)
                                                              --------   --------
      Total stockholder's equity............................    15,101      7,800
                                                              --------   --------
                                                              $ 77,246   $ 78,684
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements.

                            MARDI GRAS CASINO CORP.

                            STATEMENTS OF OPERATIONS
  FOR THE 220-DAY PERIOD ENDED AUGUST 7, 2000 AND THE YEARS ENDED DECEMBER 31,
                                 1999 AND 1998
                                 (IN THOUSANDS)

                                                                2000       1999       1998
                                                              --------   --------   --------
Revenues:
  Gaming....................................................  $49,224    $80,349    $81,890
  Food and beverage.........................................    2,321      3,821      3,681
  Hotel and recreational vehicle park.......................    1,273      1,797      1,800
  Golf......................................................    1,297      1,694      1,617
  Other income..............................................    1,875      1,234      1,216
                                                              -------    -------    -------
                                                               55,990     88,895     90,204
                                                              -------    -------    -------
Expenses:
  Gaming....................................................   29,126     47,446     48,174
  Food and beverage.........................................    2,358      3,723      3,426
  Hotel and recreational vehicle park.......................      710        893        923
  Golf......................................................      962      1,576      1,477
  General and administrative................................    7,829     12,291     12,789
  Other.....................................................      608      1,043      1,143
  Depreciation and amortization.............................    2,843      5,949      6,354
                                                              -------    -------    -------
                                                               44,436     72,921     74,286
                                                              -------    -------    -------
Income from operations......................................   11,554     15,974     15,918
Other (income) expense:
  Interest expense, net of interest capitalized.............        9         31      6,247
  Interest income...........................................       (3)      (110)       (38)
  (Gain) loss from disposal of assets.......................      301        (66)     1,872
  Equity in losses of affiliate.............................       --         --      2,867
                                                              -------    -------    -------
                                                                  307       (145)    10,948
                                                              -------    -------    -------
Income before income taxes and extraordinary item...........   11,247     16,119      4,970
  Income tax expense........................................    3,946      5,656      1,922
                                                              -------    -------    -------
Income before extraordinary item............................    7,301     10,463      3,048
Extraordinary item -- debt redemption costs associated with
  early extinguishment of debt, net of income tax...........       --         --      2,116
                                                              -------    -------    -------
Net income after extraordinary item.........................  $ 7,301    $10,463    $   932
                                                              =======    =======    =======

   The accompanying notes are an integral part of these financial statements.

                            MARDI GRAS CASINO CORP.

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
  FOR THE 220-DAY PERIOD ENDED AUGUST 7, 2000 AND THE YEARS ENDED DECEMBER 31,
                                 1999 AND 1998
                                 (IN THOUSANDS)

                                                     COMMON       ADDITIONAL      ACCUMULATED
                                                      STOCK     PAID-IN CAPITAL    DEFICITS      TOTAL
                                                    ---------   ---------------   -----------   --------
BALANCES, DECEMBER 31, 1997.......................  $     --        $39,688         $(25,067)   $14,621
  Net income......................................        --             --              932        932
  Dividends declared..............................        --             --          (18,216)   (18,216)
                                                    ---------       -------         --------    -------
Balances, December 31, 1998.......................        --         39,688          (42,351)    (2,663)
  Net income......................................        --             --           10,463     10,463
                                                    ---------       -------         --------    -------
Balances, December 31, 1999.......................        --         39,688          (31,888)     7,800
  Net income......................................        --             --            7,301      7,301
                                                    ---------       -------         --------    -------
Balances, August 7, 2000..........................  $     --        $39,688         $(24,587)   $15,101
                                                    =========       =======         ========    =======

   The accompanying notes are an integral part of these financial statements.

                            MARDI GRAS CASINO CORP.

                            STATEMENTS OF CASH FLOWS
  FOR THE 220-DAY PERIOD ENDED AUGUST 7, 2000 AND THE YEARS ENDED DECEMBER 31,
                                 1999 AND 1998
                                 (IN THOUSANDS)

                                                                2000        1999        1998
                                                              ---------   ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   7,301   $  10,463   $    932
  Adjustments to reconcile net income to net cash provided
    by
    Operating activities:
      Depreciation and amortization.........................      2,845       5,949      6,354
      Loss (gain) on disposal of property and equipment.....        301         (66)     1,872
      Equity in losses of affiliate.........................         --          --      2,867
      (Increase) decrease in accounts receivable............       (328)        515        219
      (Increase) decrease in prepaid expenses...............       (316)         25        386
      (Increase) decrease in inventories....................         73         (72)      (107)
      Increase (decrease) in deferred taxes, net............        (75)        166       (554)
      Increase (decrease) in accounts payable...............      2,847        (172)      (673)
      Increase (decrease) in accrued expenses...............       (174)         53        949
      Increase (decrease) in accrued payroll and related
        benefits............................................       (847)        (65)       552
      Increase (decrease) in accrued gaming liabilities.....       (317)       (116)       278
      Increase (decrease) in due to affiliates, net.........    (10,029)    (12,234)     8,474
                                                              ---------   ---------   --------
        Net cash provided by operating activities...........      1,281       4,446     21,549
                                                              ---------   ---------   --------
Cash flows from investing activities:
  Proceeds from sale of property and equipment..............        148         137        142
  Acquisitions of property and equipment....................     (2,269)     (4,998)    (2,372)
  (Increase) decrease in deposits and other long-term
    assets..................................................         75         (29)        35
                                                              ---------   ---------   --------
        Net cash used in investing activities...............     (2,046)     (4,890)    (2,195)
                                                              ---------   ---------   --------
Cash flows from financing activities:
  Dividends declared........................................         --          --    (18,216)
  Principal payments on notes payable.......................       (149)       (201)      (415)
                                                              ---------   ---------   --------
        Net cash used in financing activities...............       (149)       (201)   (18,631)
                                                              ---------   ---------   --------
Net increase (decrease) in cash and cash equivalents........       (914)       (645)       723

Cash and cash equivalents, beginning of year................      3,642       4,287      3,564
                                                              ---------   ---------   --------
Cash and cash equivalents, end of year......................  $   2,728   $   3,642   $  4,287
                                                              =========   =========   ========

   The accompanying notes are an integral part of these financial statements.

                            MARDI GRAS CASINO CORP.

                         NOTES TO FINANCIAL STATEMENTS
                      AUGUST 7, 2000 AND DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  GENERAL

    Mardi Gras Casino Corp. (the "Company" or "Mardi Gras") is a Mississippi Corporation and a wholly owned subsidiary of Casino Magic Corp., which as a result of a merger on October 15, 1998 (the "Merger") is a wholly owned subsidiary of Pinnacle Entertainment, Inc. ("Pinnacle Entertainment"), (formerly known as Hollywood Park, Inc.). The Company operates Casino Magic Bay St. Louis in Bay St. Louis, Mississippi.

  SALE TO PENN NATIONAL

    On December 10, 1999, Pinnacle Entertainment announced it had entered into definitive agreements with subsidiaries of Penn National Gaming, Inc. ("Penn National") to sell Mardi Gras and Mississippi I Gaming L.P. (d/b/a Boomtown Biloxi), casino operations for $195,000,000 in cash. Subsidiaries of Penn National agreed to purchase all of the operating assets and certain liabilities and related operations of Mardi Gras and Boomtown Biloxi properties, including the 590 acres of land at Mardi Gras and the leasehold rights at Boomtown Biloxi.

    On August 8, 2000, Pinnacle Entertainment completed the casino sales to Penn National and received $195,000,000 in cash.

  GAMING REVENUES AND PROMOTIONAL ALLOWANCES

    In accordance with common industry practice, casino revenues are the net of gaming wins less losses. Revenues exclude the retail value of complimentary rooms, food and beverage furnished gratuitously to customers. The estimated cost of providing these promotional allowances (which are included in gaming expenses) during the 220-day period ended August 7, 2000, and the years ended December 31, 1999 and 1998, was $5,260,516, $8,415,144 and $9,005,589,
respectively.

  CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash, certificates of deposit and short term investments with original maturities of 90 days or less.

  CAPITALIZED INTEREST

    No capitalized interest was recorded during the 220-day period ended August 7, 2000, and the years ended December 31, 1999 and 1998.

  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost and depreciated using the straight line method over estimated useful lives of 15 to 31.5 years for barges and buildings, the term of the leases for leasehold improvements, and 5 to 7 years for furniture and equipment. Normal repairs and maintenance are charged to expense as incurred. Expenditures which materially extend the useful lives of capital assets are capitalized.

                            MARDI GRAS CASINO CORP.

                         NOTES TO FINANCIAL STATEMENTS
                AUGUST 7, 2000 AND DECEMBER 31, 1999 (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  INVESTMENTS

    The Company has a 50 percent investment in Casino Magic Finance Corp. and accounts for its investment in this affiliate using the equity method.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

    Due to the short-term maturity of financial instruments classified as current assets and liabilities, the fair value approximates the carrying value.

  INCOME TAXES

    The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") 109, Accounting for Income Taxes, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

  LONG-LIVED ASSETS

    The Company periodically reviews the propriety of the carrying amount of long-lived assets and any related intangible assets as well as the related amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or estimates of useful lives. This evaluation consists of comparing asset carrying values to the company's projection of the undiscounted cash flows over the remaining lives of the assets, in accordance with Statement of Financial Accounting Standards No. 121 Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of ("SFAS No. 121"). Based on its review, the Company believes that as of August 7, 2000, there were no significant impairments of its long-lived assets or intangible assets.

  CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES:

  GAMING REGULATION LICENSING

    The Company conducts gaming operations in the State of Mississippi that depends on the continued licensability or qualification of the Company. Such licensing and qualifications are reviewed periodically by the Mississippi Gaming Commission.

  COMPETITION

    The gaming industry is extremely competitive and the Company faces competition from new developments in the United States, specifically in Mississippi and Louisiana.

                            MARDI GRAS CASINO CORP.

                         NOTES TO FINANCIAL STATEMENTS
                AUGUST 7, 2000 AND DECEMBER 31, 1999 (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  SEVERE WEATHER

    The Mississippi Gulf Coast is subject to severe weather, including hurricanes. Severe weather could cause damage to the Company's casino facility. The Company maintains insurance against casualty losses resulting from severe weather and against business interruption. Existing insurance may not adequately compensate the Company for future loss of profits resulting from severe weather. The Company received an insurance settlement in the amount of $1,136,254 during 1999 for property damage and business interruption.

  USE OF ESTIMATES

    Financial statements prepared in accordance with generally accepted accounting principles require the use of management estimates, including estimates used to evaluate the recoverability of property, plant and equipment, to determine the fair value of financial instruments, and to determine litigation related obligations. Actual results could differ from estimates.

  RECLASSIFICATIONS

    Certain reclassifications have been made to the 1999 and 1998 balances to be consistent with the 2000 financial statement presentation.

2. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    Cash paid for interest during the 220-day period ended August 7, 2000, and the years ended December 31, 1999, and 1998 was $12,916, $3,789, and $102,221,
respectively.

3. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment as of August 7, 2000 and December 31, 1999 consisted of the following:

  (IN THOUSANDS)

                                                              2000       1999
                                                            --------   --------
Land and improvements.....................................  $37,688    $37,888
Buildings and improvements................................   25,297     25,119
Barges and improvements...................................   11,685     11,685
Furniture and equipment...................................   32,950     31,748
Construction in progress..................................      883      1,456
                                                            -------    -------
                                                            108,503    107,896
                                                            -------    -------
Less accumulated depreciation.............................  (37,730)   (36,098)
                                                            -------    -------
                                                            $70,773    $71,798
                                                            =======    =======

                            MARDI GRAS CASINO CORP.

                         NOTES TO FINANCIAL STATEMENTS
                AUGUST 7, 2000 AND DECEMBER 31, 1999 (CONTINUED)

4. NOTES PAYABLE AND EXTRAORDINARY ITEM

    Notes payable as of August 7, 2000 and December 31, 1999 consisted of the following:

  (IN THOUSANDS)

                                                                2000       1999
                                                              --------   --------
Secured note payable........................................    $ --      $  61
Capital lease obligations...................................      48        136
                                                                ----      -----
                                                                  48        197

Less current maturities.....................................     (14)      (148)
                                                                ----      -----
                                                                $ 34      $  49
                                                                ====      =====

    Maturities of the Company's capital lease obligations as of August 7, 2000 are as follows:

  (IN THOUSANDS)

YEAR ENDED
----------
December 31, 2001...........................................    $14
December 31, 2002...........................................     16
December 31, 2003...........................................     18
                                                                ---
                                                                $48
                                                                ===

    The carrying amounts and fair values of notes payable and current maturities of long-term debt as of August 7, 2000 and December 31, 1999 approximate the carrying values.

    On October 14, 1993, the 50% owned affiliate of the Company, Casino Magic Finance Corp. ("Finance Corp."), sold $135,000,000 in aggregate principal amount of 11 1/2% First Mortgage Notes due 2001 (the "Finance Notes") and warrants to purchase 810,000 shares of Casino Magic Corp. common stock. Finance Corp. is a special purpose finance subsidiary formed specifically to issue the Finance Notes. The Finance Notes were governed by an Indenture (the "Indenture") entered into on the same date between Finance Corp., the Company and IBJ Schroder
Bank & Trust Company as the Trustee.

    The Finance Notes were secured by a pledge of the stock of Finance Corp., Mardi Gras Casino Corp. and Biloxi Casino Corp., an affiliate of the Company, along with the accounts receivable, inventories, property and equipment, property held for development and deposits of the Company and Casino Magic-Biloxi.

    In connection with the Merger, Pinnacle Entertainment elected to redeem the Finance Notes for the redemption amount of 103.833% in accordance with the Indenture. On October 15, 1998, Pinnacle Entertainment deposited the amount required to redeem the Finance Notes with the Trustee and the Trustee discharged the debt and released the collateral on that date. Accordingly, the Company's proportionate share of redemption costs of $2,116,213, net of related income tax benefit, were recorded in the period ended December 31, 1998 and are reflected as an extraordinary item on the accompanying Statement of Operations. These costs primarily include the redemption premium.

                            MARDI GRAS CASINO CORP.

                         NOTES TO FINANCIAL STATEMENTS
                AUGUST 7, 2000 AND DECEMBER 31, 1999 (CONTINUED)

5. INCOME TAXES

    The Company is included in the consolidated federal tax return of Pinnacle Entertainment and allocated income tax expense as if it were a separate taxpayer.

    Provision (benefit) for income taxes for the 220-day period ended August 7, 2000 and the years ended December 31, 1999 and 1998 are as follows (including a current tax benefit of $1,139,499 associated with an extraordinary item in
1998):

  (IN THOUSANDS)

                                                     CURRENT    DEFERRED    TOTAL
                                                     --------   --------   --------
220-day period ended August 7, 2000
  U.S. Federal.....................................   $4,018    $   (74)    $3,944
  State............................................        2         --          2
                                                      ------    -------     ------
                                                      $4,020    $   (74)    $3,946
                                                      ======    =======     ======
Year ended December 31, 1999:
  U.S. Federal.....................................   $5,488    $   166     $5,654
  State............................................        2         --          2
                                                      ------    -------     ------
                                                      $5,490    $   166     $5,656
                                                      ======    =======     ======
Year ended December 31, 1998:
  U.S. Federal.....................................   $2,091    $(1,308)    $  783
  State............................................       --         --         --
                                                      ------    -------     ------
                                                      $2,091    $(1,308)    $  783
                                                      ======    =======     ======

    The following table reconciles the Company's income tax expense (based on its effective tax rate) to the federal statutory tax rate of 35% (including a current tax benefit of $1,139,499 associated with an extraordinary item in
1998):

  (IN THOUSANDS)

                                                    FOR THE 200-      FOR THE YEARS
                                                     DAY PERIOD           ENDED
                                                       ENDED          DECEMBER 31,
                                                     AUGUST 7,     -------------------
                                                        2000         1999       1998
                                                    ------------   --------   --------
Income before income tax expense, at the statutory
  rate............................................     $3,936       $5,642      $600
Expenses which were non-deductible for tax
  purposes........................................          8           12       183
State income taxes, net of federal tax benefits...          2            2        --
Other.............................................         --           --        --
                                                       ------       ------      ----
Income tax expense................................     $3,946       $5,656      $783
                                                       ======       ======      ====

                            MARDI GRAS CASINO CORP.

                         NOTES TO FINANCIAL STATEMENTS
                AUGUST 7, 2000 AND DECEMBER 31, 1999 (CONTINUED)

5. INCOME TAXES (CONTINUED)
    At August 7, 2000 and December 31, 1999, the tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

  (IN THOUSANDS)

                                                              2000       1999
                                                            --------   --------
Current deferred tax assets:
  Vacation and sick pay accrual...........................  $   203    $   211
  Bad debt allowance......................................       28        119
  Chips and tokens........................................       95         --
  Other...................................................        4          4
                                                            -------    -------
  Current deferred tax assets.............................      330        334

Current deferred tax liabilities:
  Accrued bonus...........................................      (40)       (49)
                                                            -------    -------
Net current deferred tax assets...........................  $   290    $   285
                                                            =======    =======
Non-current deferred tax assets:
  Net operating loss carryforwards........................  $   125    $   126
  Acquisition costs.......................................       48         80
  Other...................................................        9         72
                                                            -------    -------
    Non-current deferred tax assets.......................      182        278
                                                            -------    -------
Non-current deferred tax Liabilities:
  Depreciation............................................   (2,972)    (3,138)
                                                            -------    -------
Net non-current deferred tax liabilities..................  $ 2,790    $ 2,860
                                                            =======    =======

6. EMPLOYEE BENEFITS

    Pinnacle Entertainment offers a 401(k) Investment Plan (the "401(k) Plan") which is subject to the provisions of the Employee Retirement Income Security Act of 1994. The 401(k) Plan is open to all employees of the Company who have completed a minimum of 500 hours of service. Employees may contribute up to 18% of pretax income (subject to the legal limitation of $10,500 for 2000). The Company offers discretionary matching, and for the 220-day period ended
August 7, 2000, and the years ended December 31, 1999 and 1998 matching contributions to the 401(k) Plan totaled $118,475, $257,732 and $106,351, respectively.

7. COMMITMENTS AND CONTINGENCIES

  DEBT GUARANTEES

    On August 6, 1997, Pinnacle Entertainment issued $125,000,000 of Series A 9.5% Senior Subordinated Notes due 2007 (the "9.5% Notes"). In February of 1999, Pinnacle Entertainment issued $350,000,000 of 9.25% Senior Subordinating Notes due 2007 (the "9.25% Notes).

                            MARDI GRAS CASINO CORP.

                         NOTES TO FINANCIAL STATEMENTS
                AUGUST 7, 2000 AND DECEMBER 31, 1999 (CONTINUED)

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Both the 9.25% and 9.5% Notes are unsecured obligations of Pinnacle Entertainment, Inc. guaranteed by all material restricted subsidiaries of the Company, as defined in the indentures, including the Mardi Gras Casino Corp. The indentures governing both the 9.25% and 9.5% Notes contain certain covenants limiting the ability of Pinnacle Entertainment and its restricted subsidiaries to incur additional indebtedness, issue preferred stock, pay dividends or make certain distributions, repurchase equity interests or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell equity interests in its subsidiaries, or enter into certain mergers and consolidations.

  BUS LITIGATION

    On May 9, 1999, a bus owned and operated by Custom Bus Charters, Inc. was involved in an accident in New Orleans, Louisiana while en route to the Company's Casino in Bay St. Louis, Mississippi. To date multiple deaths and numerous injuries are attributed to this accident and Mardi Gras, together with several other defendants, have been named in fifty-four (54) lawsuits, each seeking unspecified damages due to the deaths and injuries sustained in this accident. While the Company cannot predict the outcome of the litigation, the Company believes it is not liable for any damages arising from this accident and the Company, together with its applicable insurers, which have reserved their rights with respect to insurance coverage relating to this matter, intend to vigorously defend these actions.

  WRONGFUL DEATH LITIGATION

    On February 18, 2000, three Casino Magic Bay St. Louis patrons, after leaving the casino property, were involved in a vehicular accident which resulted in the death of two of the individuals and injury to the third. On April 13, 2000, a lawsuit was filed on behalf of the injured individual and one of the deceased individuals against the Company seeking compensatory damages in the amount of $2,000,000 and punitive damages in the amount of $10,000,000. The suit alleges, among other things, that Mardi Gras employees negligently served alcoholic beverages to the three individuals and the acts and omissions of the employees were the proximate cause of the accident. While the Company cannot predict the outcome of this action, it believes that the plaintiffs' claims are without merit and intends to vigorously defend this action.

    Mardi Gras is party to a number of other pending legal proceedings, though management does not expect that the outcome of such proceedings, either individually or in the aggregate, will have a material effect on the Company's financial results.

8. LEASE OBLIGATIONS

    As of August 7, 2000, all operating leases, which were obligations of Mardi Gras and having non-cancelable terms in excess of one year, were legally assigned to Pinnacle Entertainment. Rent expense for the 220-day period ended August 7, 2000, and the years ended December 31, 1999 and 1998 was $220,910, $189,508 and $139,500, respectively.

MISSISSIPPI-I-GAMING LP
A MISSISSIPPI LIMITED PARTNERSHIP

Financial Statements
As of August 7, 2000 and December 31, 1999
Together with Auditors' Report

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mississippi-I Gaming, L.P.:

We have audited the accompanying balance sheets of Mississippi-I Gaming, L.P. (the "Partnership") as of August 7, 2000 and December 31, 1999 and the related statements of operations, partners' capital and cash flows for the 220 day period ended August 7, 2000, and years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mississippi-I Gaming, L.P. as of August 7, 2000 and December 31, 1999 and the results of its operations and its cash flows for the 220 day period ended August 7, 2000, and years ended December 31, 1999 and 1998, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

New Orleans, Louisiana
September 8, 2000

                           MISSISSIPPI-I GAMING, L.P.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                              AUGUST 7,   DECEMBER 31,
                                                                2000          1999
                                                              ---------   ------------
Current Assets:
  Cash and cash equivalents.................................   $ 3,334       $ 2,974
  Receivables, net of allowance for doubtful accounts of $72
    and $59.................................................       186           969
  Prepaid expenses and other current assets.................     1,490         1,414
  Inventories...............................................       446           527
                                                               -------       -------
    Total current assets....................................     5,456         5,884

  Property, plant and equipment, net........................    43,588        43,934

  Other assets..............................................     2,044         2,059
                                                               -------       -------
                                                               $51,088       $51,877
                                                               -------       -------

                          LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
  Accounts payable..........................................   $     3       $   551
  Accrued compensation......................................       968         1,225
  Other accrued liabilities.................................     3,346         4,445
  Current portion of notes payable, Boomtown, Inc...........    32,711        36,259
  Current portion of notes payable, other...................        --         1,250
                                                               -------       -------
                                                                37,028        43,730

Commitments and Contingencies...............................        --            --

Partner's Capital:
  General partner...........................................       748           453
  Limited partners..........................................    13,312         7,694
                                                               -------       -------
    Total partners' capital.................................    14,060         8,147
                                                               -------       -------
                                                               $51,088       $51,877
                                                               =======       =======

   The accompanying notes are an integral part of these financial statements.

                           MISSISSIPPI-I GAMING, L.P.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                            220 DAY
                                                          PERIOD ENDED    YEAR ENDED     YEAR ENDED
                                                           AUGUST 7,     DECEMBER 31,   DECEMBER 31,
                                                              2000           1999           1998
                                                          ------------   ------------   ------------
Revenues:
  Gaming................................................     $35,616        $58,191        $57,054
  Food and beverage.....................................       3,864          6,270          5,097
  Other.................................................       1,732          3,365          2,933
                                                             -------        -------        -------
                                                              41,212         67,826         65,084

Costs and Expenses:
  Gaming................................................      18,390         29,366         29,598
  Food and beverage.....................................       4,440          7,555          6,380
  Administrative........................................       9,275         15,954         16,088
  Other.................................................         883          1,669          1,603
  Depreciation and amortization.........................       2,227          3,846          3,667
                                                             -------        -------        -------
                                                              35,215         58,390         57,336
                                                             -------        -------        -------
Income from Operations..................................       5,997          9,436          7,748

Other Expense:
  Interest Expense, net of interest income..............          84            150          4,319
                                                             -------        -------        -------
Net Income..............................................     $ 5,913        $ 9,286        $ 3,429
                                                             =======        =======        =======
Net Income Allocated to Partners:
  General partner.......................................     $   295        $   416        $    26
  Limited partners......................................       5,618          8,870          3,403
                                                             -------        -------        -------
                                                             $ 5,913        $ 9,286        $ 3,429
                                                             =======        =======        =======

   The accompanying notes are an integral part of these financial statements.

                           MISSISSIPPI-I GAMING, L.P.

              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
                                 (IN THOUSANDS)

                                                                         LIMITED PARTNERS       TOTAL
                                                                       --------------------   PARTNERS'
                                                            GENERAL    BOOMTOWN,               CAPITAL
                                                            PARTNER      INC.       OTHER     (DEFICIT)
                                                            --------   ---------   --------   ---------
Year ended, December 31, 1997.............................    $ 11      $(3,856)    $(723)     $(4,568)
  Transfer of partnership interest........................      --         (601)      601           --
  Net Income..............................................      26        3,281       122        3,429
                                                              ----      -------     -----      -------
Year Ended, December 31, 1998.............................      37       (1,176)       --       (1,139)
  Net income..............................................     416        8,870        --        9,286
                                                              ----      -------     -----      -------
Year ended, December 31, 1999.............................     453        7,694        --        8,147
  Net income..............................................     295        5,618        --        5,913
                                                              ----      -------     -----      -------
220 day period ended, August 7, 2000......................    $748      $13,312     $  --      $14,060
                                                              ====      =======     =====      =======

   The accompanying notes are an integral part of these financial statements.

                           MISSISSIPPI-I GAMING, L.P.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            220 DAY
                                                          PERIOD ENDED    YEAR ENDED     YEAR ENDED
                                                           AUGUST 7,     DECEMBER 31,   DECEMBER 31,
                                                              2000           1999           1998
                                                          ------------   ------------   ------------
Cash Flows from Operating Activities:
  Net income............................................     $ 5,913        $ 9,286        $ 3,429
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization.....................       2,227          3,846          3,667
      Loss on disposal of property and equipment........          50            327             94
      Decrease (increase) in receivables, net...........         783           (830)           (26)
      Decrease (increase) in prepaid expenses and other
        current assets..................................           5            475           (802)
      Decrease in other assets..........................          15              1              8
      Decrease in accounts payable......................        (548)           (85)           (34)
      Increase (decrease) in accrued compensation.......        (257)           257             45
      Increase (decrease) in accrued liabilities........      (1,099)           215            980
      Decrease in accrued interest payable, Boomtown,
        Inc.............................................          --         (1,442)        (3,547)
                                                             -------        -------        -------
        Net cash provided by operating activities.......       7,089         12,050          3,814
                                                             -------        -------        -------
Cash Flows from Investing Activities:
  Additions to property, plant and equipment............      (1,958)        (3,669)        (2,980)
  Proceeds from sale of property and equipment..........          27              4            353
                                                             -------        -------        -------
        Net cash used in investing activities...........      (1,931)        (3,665)        (2,627)
                                                             -------        -------        -------
Cash Flows from Financing Activities:
  (Payment of) proceeds from note payable, Boomtown,
    Inc., net...........................................      (3,548)        (8,712)           517
  Payment of notes payable, other.......................      (1,250)        (1,254)        (1,292)
                                                             -------        -------        -------
        Net cash used in financing activities...........      (4,798)        (9,966)          (775)
                                                             -------        -------        -------
Increase (Decrease) in Cash and Cash Equivalents........         360         (1,581)           412
Cash and Cash Equivalents, at the beginning of the
  year..................................................       2,974          4,555          4,143
                                                             -------        -------        -------
Cash and Cash Equivalents, at the end of the year.......     $ 3,334        $ 2,974        $ 4,555
                                                             =======        =======        =======

   The accompanying notes are an integral part of these financial statements.

                           MISSISSIPPI-I GAMING, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                      AUGUST 7, 2000 AND DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  GENERAL

    Mississippi-I Gaming, L.P. ("the Partnership") is a Mississippi limited partnership, which is owned and controlled by Pinnacle Entertainment, Inc. ("Pinnacle Entertainment"), (formerly known as Hollywood Park, Inc.), through its wholly owned subsidiaries, Boomtown, Inc. ("Boomtown") and Bayview Yacht Club, Inc., which own 95% and 5%, respectively, of the Mississippi Partnership. On September 11, 1998, Pinnacle Entertainment, through its Boomtown subsidiary, purchased for $400,000 the 15% of the Partnership owned by Eric Skrmetta ("Skrmetta"). The Partnership owns and operates a casino ("Boomtown Biloxi"), which opened in July 1994. Boomtown Biloxi occupies nineteen acres in Biloxi, Mississippi.

  SALE TO PENN NATIONAL

    On December 10, 1999, Pinnacle Entertainment announced it had entered into definitive agreements with subsidiaries of Penn National Gaming, Inc. ("Penn National") to sell its Casino Magic Bay St. Louis, Mississippi, and Boomtown Biloxi, Mississippi, casino operations for $195,000,000 in cash. Subsidiaries of Penn National agreed to purchase all of the operating assets and certain liabilities and related operations of the Casino Magic Bay St. Louis and Boomtown Biloxi properties, including the 590 acres of land at Casino Magic Bay St. Louis and the leasehold rights at Boomtown Biloxi.

    On August 8, 2000, Pinnacle Entertainment completed the casino sales to Penn National and received $195,000,000 in cash.

  GAMING REVENUES AND PROMOTIONAL ALLOWANCES

    In accordance with common industry practice, casino revenues are the net of gaming wins less losses. Revenues exclude the retail value of complimentary rooms, food and beverage furnished gratuitously to customers. The estimated cost of providing these promotional allowances (which are included in gaming expenses) during the periods ended August 7, 2000, December 31, 1999 and 1998, was $2,712,145, $4,186,000 and $4,454,000, respectively.

  CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash, certificates of deposit and short term investments with original maturities of 90 days or less.

  CAPITALIZED INTEREST

    No capitalized interest was recorded during the 220-day period ended August 7, 2000 and the years ended December 31, 1999 and 1998.

  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost and depreciated using the straight line method over estimated useful lives, ranging from three to thirty-five years. Normal repairs and maintenance are charged to expense as incurred. Expenditures which materially extend the useful lives of capital assets are capitalized.

                           MISSISSIPPI-I GAMING, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                AUGUST 7, 2000 AND DECEMBER 31, 1999 (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  FAIR VALUE OF FINANCIAL INSTRUMENTS

    Due to the short-term maturity of financial instruments classified as current assets and liabilities, the fair value approximates the carrying value.

  INCOME TAXES

    The Partnership is not subject to state or federal income taxes. The Partnership's income or loss is allocated to the partners and included in their respective income tax returns.

  LONG-LIVED ASSETS

    The Partnership periodically reviews the propriety of the carrying amount of long-lived assets and any related intangible assets as well as the related amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or estimates of useful lives. This evaluation consists of comparing asset carrying values to the Partnership's projection of the undiscounted cash flows over the remaining lives of the assets, in accordance with Statement of Financial Accounting Standards No. 121 Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of ("SFAS No. 121"). Based on its review, Partnership management believes that as of August 7, 2000, there were no significant impairments of its long-lived assets or intangible assets.

  CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES:

  GAMING REGULATION LICENSING

    The Partnership conducts gaming operations in the State of Mississippi that depends on the continued licensability or qualification of the Partnership. Such licensing and qualifications are reviewed periodically by the Mississippi Gaming Commission.

  COMPETITION

    The gaming industry is extremely competitive and the Partnership faces competition from new developments in the United States, specifically in Mississippi and Louisiana.

  SEVERE WEATHER

    The Mississippi Gulf Coast is subject to severe weather, including hurricanes. Severe weather could cause damage to the Partnership's casino facility. The Partnership maintains insurance against casualty losses resulting from severe weather and against business interruption. Such insurance may not adequately compensate the Partnership for loss of profits resulting from severe weather. On September 25, 1998, the Partnership suspended operations due to Hurricane Georges, and the casino remained closed until October 1, 1998. The Partnership received an insurance settlement for $895,000 during 1999 for property damage and business interruption.

                           MISSISSIPPI-I GAMING, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                AUGUST 7, 2000 AND DECEMBER 31, 1999 (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  HIGHWAY CLOSURE

    During the 220 day period ended August 7, 2000, the Partnership received an insurance settlement for $150,000 for business interruption resulting from the temporary closure of the Partnership's main highway access.

  USE OF ESTIMATES

    Financial statements prepared in accordance with generally accepted accounting principles require the use of management estimates, including estimates used to evaluate the recoverability of property, plant and equipment, to determine the fair value of financial instruments, and to determine litigation related obligations. Actual results could differ from estimates.

  RECLASSIFICATIONS

    Certain reclassifications have been made to the 1999 and 1998 balances to be consistent with the 2000 financial statement presentation.

2. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    Cash paid for interest during the 220 day period ended August 7, 2000, and years ended December 31, 1999 and 1998 was $84,000, $222,000 and $280,000,
respectively.

3. OTHER LONG TERM ASSETS

    Other long term assets as of August 7, 2000 and December 31, 1999 included $2,000,000 which is prepayment of the 99th year of the land lease with Skrmetta.

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of the following:

  (IN THOUSANDS)

                                                        AUGUST 7,   DECEMBER 31,
                                                          2000          1999
                                                        ---------   ------------
Land and land improvements............................  $  1,406      $  1,236
Buildings and building improvements...................    41,988        41,417
Equipment.............................................    15,609        14,464
Construction in progress..............................       163           326
                                                        --------      --------
                                                          59,166        57,443
Less: Accumulated depreciation........................   (15,578)      (13,509)
                                                        --------      --------
                                                        $ 43,588      $ 43,934
                                                        ========      ========

                           MISSISSIPPI-I GAMING, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                AUGUST 7, 2000 AND DECEMBER 31, 1999 (CONTINUED)

5. SECURED AND UNSECURED NOTES PAYABLE

    Notes payable consisted of the following at December 31, 1999. There were no balances outstanding as of August 7, 2000.

  (IN THOUSANDS)

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Secured notes payable.......................................     $1,250
                                                                 ------
                                                                  1,250
Less: current maturities....................................     (1,250)
                                                                 ------
                                                                 $   --
                                                                 ======

    As of August 7, 2000 and December 31, 1999 the Partnership had an outstanding note payable to Boomtown in the amounts of $32,711,000 and $36,259,000, respectively. These amounts primarily related to funds invested by Boomtown for the initial construction of the property, and the net of subsequent cash transfers to Boomtown from the Partnership, and from Boomtown to the Partnership. Interest on the notes payable to Boomtown was fixed at 11.5%. In September 1998, Boomtown, Inc. discontinued charging interest to the Partnership.

    On August 4, 1997, Pinnacle Entertainment executed an agreement on behalf of the Partnership to purchase the barge that Boomtown Biloxi sits upon and the associated building shell for $5,250,000. The Partnership had been leasing these assets. In connection therewith, the Partnership had made a down payment of $1,500,000 upon signing the agreement, with the balance payable in three equal annual installments of $1,250,000, the last of which was paid in 1999, with interest set at the prime rate as of the first day of each quarter.

6. EMPLOYEE BENEFITS

    Pinnacle Entertainment has a 401(k) Investment Plan (the "401(k) Plan") which is subject to the provisions of the Employee Retirement Income Security Act of 1994. The 401(k) Plan is open to all employees of the Partnership who have completed a minimum of 500 hours of service. Employees may contribute up to 18% of pretax income (subject to the legal limitation of $10,000 for 1999). The Partnership offers discretionary matching, and for the 220 day period ended August 7, 2000, and years ended December 31, 1999 and 1998 matching contributions to the 401(k) Plan totaled $47,486, $166,239 and $157,491, respectively.

7. COMMITMENTS AND CONTINGENCIES

  DEBT GUARANTEES

    On August 6, 1997, Pinnacle Entertainment issued $125,000,000 of Series A 9.5% Senior Subordinated Notes due 2007 (the "9.5% Notes"). In February of 1999, Pinnacle Entertainment issued $350,000,000 of 9.25% Senior Subordinating Notes due 2007 (the "9.25% Notes").

    Both the 9.25% and 9.5% Notes are unsecured obligations of Pinnacle Entertainment, Inc. guaranteed by all material restricted subsidiaries of the Company, as defined in the indentures, including the Partnership. The indentures governing both the 9.25% and 9.5% Notes contain certain

                           MISSISSIPPI-I GAMING, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                AUGUST 7, 2000 AND DECEMBER 31, 1999 (CONTINUED)

7. COMMITMENTS AND CONTINGENCIES (CONTINUED) covenants limiting the ability of Pinnacle Entertainment and its restricted subsidiaries to incur additional indebtedness, issue preferred stock, pay dividends or make certain distributions, repurchase equity interests or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell equity interests in its subsidiaries, or enter into certain mergers and consolidations.

  TIDELANDS LEASE

    The Mississippi Partnership leases submerged tidelands at the Boomtown Biloxi site from the State of Mississippi. The lease has a ten-year term, (entered into in 1994) with a five-year option to renew. Lease rent for each of the first three years of the lease was $525,000 and $425,000 for the third and fourth years. During 1999, the Partnership was notified of a rate increase for the sixth through tenth years. The State of Mississippi has increased the rent to $620,000 based on the Consumer Price Index ("CPI").

8. LEASE OBLIGATIONS AND LEASEHOLD RIGHTS

    As of August 7, 2000, all operating leases, which were obligations of Boomtown Biloxi and having non-cancelable terms in excess of one year, were legally assigned to Boomtown. Total rent expense for these lease obligations for the 220 day period ended August 7, 2000, and years ended December 31, 1999 and 1998 was $703,246, $986,126, and $901,917, respectively.

    In addition, the Partnership leases land from Skrmetta for use by Boomtown Biloxi. The lease term is 99 years and is cancelable upon one year's notice. The lease called for an initial deposit by the Company of $2,000,000 and for annual base lease rent payments of $2,000,000 and percentage rent equal to 5.0% of adjusted gaming win (as defined in the lease) over $25,000,000.00. Skrmetta agreed to provide the land, free of annual base rent, for two years in exchange for a 15% interest in the Company, which was subsequently acquired by Boomtown (see Note 1). During the 220 day period ended August 7, 2000 and years ended December 31, 1999 and 1998 the Partnership paid lease rent to Skrmetta of $2,121,679, $3,519,349 and $3,116,131, respectively.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of CRC Holdings, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of CRC Holdings, Inc. Gaming Division (the "Company") at November 30, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Miami, Florida

February 11, 2000, except for the second paragraph of Note 1 which is as of July 31, 2000.

                     CRC HOLDINGS, INC. -- GAMING DIVISION

                                 BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 NOVEMBER 30,
                                                              -------------------   AUGUST 31,
                                                                1998       1999        2000
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
                                            ASSETS
Current Assets
  Cash and cash equivalents.................................  $15,575    $ 22,395     $21,533
  Trade accounts receivable, net of allowance for doubtful
    accounts of $298, $274 and $348 at November 30, 1998 and
    1999, and August 31, 2000, respectively.................    8,454       9,552       9,719
  Receivables...............................................    6,381       7,754       6,250
  Deferred income tax.......................................    2,175       1,595         667
  Other current assets......................................    1,949       2,471       1,995
                                                              -------    --------     -------
    Total current assets....................................   34,534      43,767      40,164
Property and equipment, net.................................   41,880      42,742      42,980
Receivables, net............................................   12,188       5,938       1,250
Goodwill, net...............................................    3,466       3,367       3,293
Other assets................................................    6,661       4,286       3,778
                                                              -------    --------     -------
    Total Assets............................................  $98,729    $100,100     $91,465
                                                              =======    ========     =======
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable..........................................  $ 3,069    $  2,137     $ 2,847
  Due to affiliates and officers............................      146         164         168
  Accrued expenses..........................................   10,668      16,922      13,024
  Current portion of long-term debt.........................    3,445       6,333       6,275
                                                              -------    --------     -------
    Total current liabilities...............................   17,328      25,556      22,314
Deferred compensation plan liability........................    1,738       1,826       2,085
Long-term debt..............................................   62,462      58,958      54,250
Deferred income tax.........................................    2,994       4,044       4,478
Other liabilities...........................................      102          87          43
                                                              -------    --------     -------
    Total liabilities.......................................   84,624      90,471      83,170
                                                              -------    --------     -------
Redeemable preferred stock and common stock warrants of
  subsidiary................................................    4,131          --          --
                                                              -------    --------     -------
Commitments and contingencies (Note 10)
Minority interest...........................................        4          51       1,365
Stockholders' Equity
  Common stock $.005 par value; 20,000 shares authorized;
    10,742 shares issued and outstanding....................       54          54          54
  Additional paid-in capital................................   18,135      10,335       2,268
  (Accumulated deficit) retained earnings...................   (8,181)       (804)      4,617
  Cumulative translation adjustment.........................      (38)         (7)         (9)
                                                              -------    --------     -------
    Total stockholders' equity..............................    9,970       9,578       6,930
                                                              -------    --------     -------
  Total liabilities and stockholders' equity................  $98,729    $100,100     $91,465
                                                              =======    ========     =======

                      CRC HOLDINGS, INC.--GAMING DIVISION

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                           YEAR ENDED                 NINE MONTHS
                                                          NOVEMBER 30,             ENDED AUGUST 31,
                                                 ------------------------------   -------------------
                                                   1997       1998       1999       1999       2000
                                                 --------   --------   --------   --------   --------
                                                                                      (UNAUDITED)
Revenues
  Casino.......................................  $67,694    $68,845    $82,250    $62,001    $67,751
  Food and beverage............................    7,266      6,174      7,465      5,434      6,083
  Management service fees......................   11,976     14,800     15,790     11,796     10,177
  Less: promotional allowances.................   (5,216)    (4,174)    (5,057)    (3,611)    (4,506)
                                                 -------    -------    -------    -------    -------
Net revenues...................................   81,720     85,645    100,448     75,620     79,505
                                                 -------    -------    -------    -------    -------
Operating Expenses
  Casino.......................................   31,826     33,302     38,439     28,641     31,603
  Food and beverage............................    1,317      1,539      1,659      1,361        908
  Management service and operating costs.......   29,540     28,850     30,323     21,795     25,315
  Depreciation and amortization................    4,571      5,004      5,628      4,133      3,833
                                                 -------    -------    -------    -------    -------
    Total operating expenses...................   67,254     68,695     76,049     55,930     61,659
                                                 -------    -------    -------    -------    -------
Income from operations before equity in net
  losses of affiliates.........................   14,466     16,950     24,399     19,690     17,846
Equity in net losses of affiliates.............      (27)      (174)        --         --         --
                                                 -------    -------    -------    -------    -------
Income from operations.........................   14,439     16,776     24,399     19,690     17,846
                                                 -------    -------    -------    -------    -------
Other Income (Expense)
  Interest income..............................    1,842      2,249      2,200      1,711      1,237
  Interest expense.............................   (8,824)    (8,896)    (8,478)    (6,549)    (5,486)
  Foreign currency gains.......................    1,029      1,418        157        179       (105)
  Common and redeemable preferred stock
    dividends of subsidiary....................     (364)    (1,094)    (1,253)    (1,050)        --
  Other income (expense).......................      (12)       254       (505)      (180)      (259)
                                                 -------    -------    -------    -------    -------
    Total other income (expense)...............   (6,329)    (6,069)    (7,879)    (5,889)    (4,613)
                                                 -------    -------    -------    -------    -------
Income before provision for income taxes,
  minority interest and extraordinary loss.....    8,110     10,707     16,520     13,801     13,233

Provision for income taxes.....................    3,861        719      7,191      5,821      5,466
                                                 -------    -------    -------    -------    -------
Income before minority interest and
  extraordinary loss...........................    4,249      9,988      9,329      7,980      7,767
Minority interest..............................       --       (108)       221        170      2,346
                                                 -------    -------    -------    -------    -------
Income before extraordinary loss...............    4,249     10,096      9,108      7,810      5,421
Extraordinary loss from early extinguishment of
  debt, net of income tax benefit of $1,115,
  $1,106, and $1,106 for the periods ended
  November 30, 1997 and 1999 and August 31,
  1999, respectively...........................   (1,385)        --     (1,731)    (1,731)        --
                                                 -------    -------    -------    -------    -------
Net income.....................................  $ 2,864    $10,096    $ 7,377    $ 6,079    $ 5,421
                                                 =======    =======    =======    =======    =======

                     CRC HOLDINGS, INC. -- GAMING DIVISION

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED NOVEMBER 30, 1997, 1998 AND 1999

            AND NINE MONTH PERIOD ENDED AUGUST 31, 2000 (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                                     TOTAL
                                     COMMON STOCK       ADDITIONAL                 CUMULATIVE    STOCKHOLDERS'
                                  -------------------    PAID-IN     ACCUMULATED   TRANSLATION      EQUITY
                                   SHARES     AMOUNT     CAPITAL       DEFICIT     ADJUSTMENT      (DEFICIT)
                                  --------   --------   ----------   -----------   -----------   -------------
Balance, November 30, 1996......   10,621      $53        $20,757      $(21,141)      $(43)         $  (374)
Net change in hospitality
  division intercompany
  account.......................       --       --         (2,259)           --         --           (2,259)
Net income......................       --       --             --         2,864         --            2,864
Other comprehensive income:
  Foreign currency translation
    adjustment..................       --       --             --            --         69               69
                                   ------      ---        -------      --------       ----          -------
Comprehensive income............       --       --             --            --         --            2,933
                                   ------      ---        -------      --------       ----          -------
Balance, November 30, 1997......   10,621       53         18,498       (18,277)        26              300
                                   ------      ---        -------      --------       ----          -------
Additional common shares
  issued........................      121        1             (1)           --         --               --
Net change in hospitality
  division intercompany
  account.......................       --       --           (362)           --         --             (362)
Net income......................       --       --             --        10,096         --           10,096
Other comprehensive income:
  Foreign currency translation
    adjustment..................       --       --             --            --        (64)             (64)
                                   ------      ---        -------      --------       ----          -------
Comprehensive income............       --       --             --            --         --           10,032
                                   ------      ---        -------      --------       ----          -------
Balance, November 30, 1998......   10,742       54         18,135        (8,181)       (38)           9,970
                                   ------      ---        -------      --------       ----          -------
Net change in hospitality
  division intercompany
  account.......................       --       --         (7,800)           --         --           (7,800)
Net income......................       --       --             --         7,377         --            7,377
Other comprehensive income:
  Foreign currency translation
    adjustment..................       --       --             --            --         31               31
                                   ------      ---        -------      --------       ----          -------
Comprehensive income............       --       --             --            --         --            7,408
                                   ------      ---        -------      --------       ----          -------
Balance, November 30, 1999......   10,742       54         10,335          (804)        (7)           9,578
                                   ------      ---        -------      --------       ----          -------
Net change in hospitality
  division intercompany account
  (unaudited)...................       --       --         (8,067)           --         --           (8,067)
Net income (unaudited)..........       --       --             --         5,421         --            5,421
Other comprehensive income:
  Foreign currency translation
    adjustment (unaudited)......       --       --             --            --         (2)              (2)
                                   ------      ---        -------      --------       ----          -------
Comprehensive income............       --       --             --            --         --            5,419
                                   ------      ---        -------      --------       ----          -------
Balance, August 31, 2000
  (unaudited)...................   10,742      $54        $ 2,268      $  4,617       $ (9)         $ 6,930
                                   ======      ===        =======      ========       ====          =======

                      CRC HOLDINGS, INC.--GAMING DIVISION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                        YEAR ENDED                 NINE MONTHS
                                                                       NOVEMBER 30              ENDED AUGUST 31,
                                                              ------------------------------   -------------------
                                                                1997       1998       1999       1999       2000
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
Net income..................................................  $  2,864   $10,096    $  7,377   $ 6,079    $  5,421
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Extraordinary loss on early extinguishment of debt, net...        --        --       1,731     1,731          --
  Provision (recovery) for losses on receivables and equity
    investments, net........................................     1,400       745        (446)     (487)         88
  Depreciation and amortization.............................     4,571     5,004       5,628     4,133       3,833
  Amortization of deferred charges..........................     1,378     1,560         778       578         410
  Undistributed equity in net losses of affiliates..........        27       174          --        --          --
  Foreign currency (gains) losses...........................    (1,029)   (1,418)       (157)     (179)        105
  Deferred income taxes.....................................       490      (975)      1,161       923       1,144
  Minority interest.........................................        --      (108)        221       170       2,346
  Other.....................................................       132        (3)        (59)       --          --
Change in assets and liabilities:
  (Increase) decrease in:
    Trade accounts receivable...............................      (962)     (146)     (1,053)     (465)       (299)
    Other assets............................................       281       205         403       672         423
  Increase (decrease) in:
    Accounts payable........................................      (459)      400        (932)    1,887         710
    Accrued expenses........................................    (2,612)   (4,705)      6,394     1,702      (3,369)
    Deferred compensation plan liability....................       826       321          88      (118)        258
    Other liabilities.......................................     1,575     1,367         661        58         (16)
                                                              --------   -------    --------   --------   --------
Net cash provided by operating activities...................     8,482    12,517      21,795    16,684      11,054
                                                              --------   -------    --------   --------   --------
Cash flows from investing activities:
  Receipts from project loans and advances..................     3,125     3,438       6,250     4,687       6,191
  Purchases of property and equipment.......................    (1,294)   (5,373)     (6,343)   (3,628)     (4,117)
  Decrease in restricted cash...............................       939     4,824          --        --          --
  Investments in and advances to affiliates.................       (20)     (578)         --        --          --
  Sale of property and equipment............................        67        42          --        --          --
  Project loans and advances................................    (1,425)     (760)       (943)     (853)         --
                                                              --------   -------    --------   --------   --------
Net cash flows (used) provided by investing activities......     1,392     1,593      (1,036)      206       2,074
                                                              --------   -------    --------   --------   --------
Cash flows from financing activities:
  (Increase) decrease in due from affiliates................       746      (834)       (278)     (193)       (167)
  Borrowings................................................    33,104    50,000      55,000    55,000          --
  Payments of debt and other deferred charges...............   (35,115)  (55,175)    (56,736)  (55,152)     (4,725)
  Payments of redeemable preferred and accrued dividends of
    subsidiary..............................................        --    (1,760)         --        --          --
  Purchase of common stock and common stock warrants of
    subsidiary..............................................        --        --      (4,073)   (3,749)         --
  Payments of common stock dividends of subsidiary..........        --        --        (174)       --      (1,031)
  Increase in restricted cash...............................    (2,694)       --          --        --          --
  Net change in hospitality division intercompany account...    (2,259)     (362)     (7,678)   (6,651)     (8,067)
                                                              --------   -------    --------   --------   --------
Net cash flows used by financing activities.................    (6,218)   (8,131)    (13,939)  (10,745)    (13,990)
                                                              --------   -------    --------   --------   --------
Net increase (decrease) in cash and cash equivalents........     3,656     5,979       6,820     6,145        (862)
Cash and cash equivalents at beginning of period............     5,940     9,596      15,575    15,575      22,395
                                                              --------   -------    --------   --------   --------
Cash and cash equivalents at end of period..................  $  9,596   $15,575    $ 22,395   $21,720    $ 21,533
                                                              ========   =======    ========   ========   ========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..................  $ 10,759   $ 9,700    $  4,798   $ 4,613    $  7,122
  Cash paid during the period for income taxes..............  $  1,174   $   415    $  1,880   $   921    $  4,358
  Cash received during the period for income taxes..........  $      8   $    36    $     12   $    12

   The accompanying notes are an intrgral part of these financial statements.

                      CRC HOLDINGS, INC.--GAMING DIVISION

                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    CRC Holdings, Inc. ("CRC"), d/b/a Carnival Resorts & Casinos, owns, operates and develops casino properties (for purposes hereof, the "CRC Gaming Division" or the "Company") and develops and manages hotel and resort properties. The CRC Gaming Division consists principally of a 59% interest in Louisiana Casino Cruises, Inc. ("LCCI"), which owns the Casino Rouge, a riverboat casino based in Baton Rouge, Louisiana, and through a wholly-owned subsidiary, CHC Casinos Canada Limited ("CHC Canada"), the operations of Casino Rama located north of Toronto, Canada, on behalf of the Chippewas of Rama First Nation and the Ontario Casino Corporation. These financial statements depict the financial condition and results of operations of the CRC Gaming Division as of and for the periods presented.

    Pursuant to the Agreement and Plan of Merger among CRC, Penn National Gaming, Inc. ("Penn"), Casino Holdings, Inc. ("Casino Holdings"), a wholly-owned subsidiary of Penn and certain stockholders of CRC, dated July 31, 2000 (the "Merger Agreement"), subject to appropriate approvals and certain conditions including financing, CRC has agreed to (i) distribute its hospitality division and certain other assets and liabilities to the stockholders of CRC,
(ii) distribute its net after-tax income, as defined, less certain adjustments for the period from the date of the Merger Agreement through the closing date of the Merger Agreement to the stockholders of CRC, and (iii) immediately subsequent to the distributions, merge the CRC Gaming Division with and into Casino Holdings. In addition, pursuant to a Stock Purchase Agreement among certain minority stockholders of a 40% interest in LCCI (the "LCCI Minority Stockholders") and Penn dated July 31, 2000 (the "Stock Purchase Agreement"), the LCCI Minority Stockholders, subject to closing of the Merger Agreement, appropriate approvals and certain conditions, have agreed to sell their 40% interest in LCCI to Penn. The Merger Agreement and Stock Purchase Agreement provide the foregoing transactions shall be consummated on or before October 31, 2001 although there can be no assurance to that effect.

    Pursuant to an Agreement and Plan of Merger with CHC International, Inc. ("CHC"), Wyndham International, Inc. ("Wyndham"), and Patriot American Hospitality, Inc., on June 30, 1998, CHC (i) contributed its gaming and hospitality development business to CRC, (ii) distributed all of the common stock of CRC to the stockholders of CHC pro rata based on their ownership in CHC, and (iii) merged with and into Wyndham subsequent to the pro rata distribution (collectively the "Patriot Merger").

    The financial statements have been prepared as if the Company has operated as an independent, stand alone entity for all periods presented and give no effect to the net changes of assets and liabilities contemplated by the Merger Agreement, the Stock Purchase Agreement and the Patriot Merger. Such financial statements have been prepared using the historical basis of accounting and include all of the assets, liabilities, revenues and expenses previously included in CRC's and CHC's consolidated financial statements prior to the transactions contemplated by the Merger Agreement, the Stock Purchase Agreement and the Patriot Merger, except for all the assets, liabilities (including contingent liabilities), revenues and expenses of the hospitality division of CRC and CHC and their respective subsidiaries. Consequently, these financial statements include certain balances and allocations for assets and liabilities and corresponding income and expense items related to the Company that were previously included in CRC's and CHC's consolidated financial statements. In accordance with

                      CRC HOLDINGS, INC.--GAMING DIVISION

                         NOTES TO FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) (CONTINUED)

NOTE 1--BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Securities and Exchange Commission Staff Accounting Bulletin No. 55, these financial statements exclude certain corporate expenses incurred by CRC and CHC on the hospitality division's behalf. All significant intercompany balances and transactions have been eliminated. Investments in less than majority-owned gaming businesses, in which a significant equity ownership interest is held, are accounted for on the equity method.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accompanying financial statements as of November 30, 1998 and 1999 and for the years ended November 30, 1997, 1998 and 1999 have been prepared in accordance with accounting principles generally accepted in the United States. Significant accounting policies are summarized below.

  INTERIM UNAUDITED INFORMATION

    The accompanying interim financial statements as of August 31, 2000 and for the nine month periods ended August 31, 2000 and 1999 and related disclosures in the accompanying notes have not been audited and do not include all information and notes necessary for the presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. However, in the opinion of management, all adjustments (consisting only of normal recurring accruals) have been included to present fairly, in all material respects, the financial position of the Company as of August 31, 2000, and the results of its operations and its cashflows for the nine month periods ended August 31, 2000 and 1999. Operating results for the nine month periods ended August 31, 2000 and 1999 are not necessarily indicative of the results that may be expected for a full year.

  ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  REVENUE RECOGNITION

    Casino Revenue represents the net win from gaming wins and losses. The estimated direct costs of providing promotional allowances for food and beverage and other items have been classified as casino operating expenses and totaled $3,090, $2,793, and $3,104 for the years ended November 30, 1997, 1998 and 1999, respectively, and $2,176 and $2,530 for the nine month periods ended August 31, 1999 and 2000, respectively. Revenues from food and beverage sales are recognized at the time the related service is performed. Revenues from management service fees for management of casinos are based upon contracted terms and are recognized when the services are performed, and include management service fees from affiliates of $216, $144, and $0 for the years ended
November 30, 1997, 1998 and 1999, respectively.

                      CRC HOLDINGS, INC.--GAMING DIVISION

                         NOTES TO FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) (CONTINUED)

NOTE 1--BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  REIMBURSED OPERATING EXPENSES

    The Company is fully reimbursed by Casino Rama for salaries and related costs for casino personnel employed by the Company in accordance with management contract terms and the administration of services consisting primarily of sales, marketing and reservations. These costs amounted to $60,880, $66,399, and $67,921 for the years ended November 30, 1997, 1998 and 1999, respectively. All such costs and related reimbursements have been netted in the statements of operations, with reimbursable amounts and accrued salaries and related costs reflected as trade accounts receivable and accrued expenses, respectively, in the balance sheets.

  FOREIGN CURRENCY TRANSLATION

    The assets and liabilities of the Company's foreign operations are generally translated into United States dollars at year end exchange rates, and revenues and expenses are generally translated at average exchange rates for the year. Comprehensive income resulting from translation adjustments are reflected within stockholders' equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations, as incurred.

  STOCK BASED COMPENSATION

    The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation" which establishes a fair value based method of accounting for stock based compensation plans, the effect of which can either be disclosed or recorded. The Company has chosen to retain its intrinsic value method of accounting for stock based compensation.

  CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include short-term investments with original purchase maturities of 90 days or less.

  TRADE ACCOUNTS RECEIVABLE

    Trade accounts receivable are from properties under management and casino customers. The Company provides an allowance for doubtful accounts based on a periodic review of outstanding receivables and an evaluation of aggregate collectibility.

  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets or the expected term of the land lease (including renewals), whichever is shorter. Useful lives range from three to thirty years. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and betterments, which significantly extend the useful lives of existing equipment, are capitalized and depreciated. The Company continually evaluates its long-lived assets by assessing recoverability based on an analysis of undiscounted cash flows.

                      CRC HOLDINGS, INC.--GAMING DIVISION

                         NOTES TO FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) (CONTINUED)

NOTE 1--BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Equipment held under capital leases is amortized over the lesser of useful life or lease term.

  OTHER ASSETS

    Costs incurred in connection with the Company's financing arrangements are recorded as deferred charges and are amortized over the terms of the debt issuances. All costs incurred which relate to obtaining regulatory approval of the Baton Rouge riverboat facility are recorded as deferred charges and are amortized over the license period. Deferred licensing charges and debt issuance costs are included in other current assets and other assets. In April 1998, Statement of Position 98-5 -- "Reporting on the Costs of Start-Up Activities" ("SOP 98-5") was issued. SOP 98-5 requires that all start-up or pre-opening costs be expensed as incurred. In 1998, the Company adopted SOP 98-5 and, accordingly, expensed previously deferred organization costs. The effect was immaterial on the financial statements.

  GOODWILL

    Goodwill is associated with the acquisition of LCCI and is amortized on a straight-line basis over 30 years, with accumulated amortization of $495 and $594 as of November 30, 1998 and 1999, respectively, and amortization expense of $99 in each of the three years ended November 30, 1999.

  INCOME TAXES

    Income taxes are provided based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes are recorded to reflect tax consequences on future years' differences between tax bases of assets and liabilities and their financial reporting amounts at each year-end, reflecting the combination of LCCI and CHC Canada as separate tax filers and as if the Company and its other subsidiaries were a stand alone taxpayer.

  CONCENTRATION OF CREDIT RISK

    The Company has a receivable from Casino Rama, Inc. (see Notes 2 and
10) pursuant to an agreement to develop and operate Casino Rama. To monitor the credit risk with respect to the receivable from Casino Rama, Inc., the Company periodically reviews the financial condition of Casino Rama, Inc. through its management of Casino Rama. Management currently believes the credit risk related to this receivable is minimal.

  FINANCIAL INSTRUMENTS

    The estimated fair value of financial instruments has been determined by the Company using available market and effective interest rate information for such instruments. The carrying amounts of such financial instruments approximate their fair value except for LCCI's 11% senior secured notes which fair value approximated $54,590 at November 30, 1999.

                      CRC HOLDINGS, INC.--GAMING DIVISION

                         NOTES TO FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) (CONTINUED)

NOTE 1--BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  COMMON SHARE DATA

    On June 30, 1998, CRC's common stock was adjusted pursuant to a 10,621-for-1 stock split where each share of CRC's common stock, $.01 par value per share was converted into 10,621 shares of CRC's common stock, $.005 par value per share.

  RECLASSIFICATIONS

    Certain amounts in the financial statements have been reclassified to conform to the current period presentation.

NOTE 2--RECEIVABLES

    Receivables consist of the following at November 30, 1998 and 1999:

                                                                1998       1999
                                                              --------   --------
Receivable from Casino Rama, Inc. -- Canadian prime plus 1%
  (effective rate of interest of 7.74% as of November 30,
  1998 and 1999), principal of $625 payable quarterly, plus
  interest for as long as there are amounts outstanding
  under the Casino Rama, Inc. credit agreements and
  principal of $1,563 payable quarterly, plus interest once
  there are no longer any amounts outstanding under the
  Casino Rama, Inc. credit agreements.......................  $18,438    $12,188
Receivable from the Kalispel Tribe -- prime plus 2%
  (effective interest rate of 9.75% and 9.38% as of November
  30, 1998 and 1999, respectively). (The receivable was
  repaid on January 28, 2000)...............................      578      1,504
Other receivables...........................................      131        139
Allowance for doubtful receivables..........................     (578)      (139)
                                                              -------    -------
                                                               18,569     13,692
Current portion.............................................   (6,381)    (7,754)
                                                              -------    -------
Noncurrent portion..........................................  $12,188    $ 5,938
                                                              =======    =======

                      CRC HOLDINGS, INC.--GAMING DIVISION

                         NOTES TO FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) (CONTINUED)

NOTE 3--PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at November 30, 1998 and 1999:

                                                              1998       1999
                                                            --------   --------
Land......................................................  $ 1,109    $ 1,385
Vessel....................................................   16,839     17,138
Building..................................................   19,084     19,840
Furniture, fixtures and other equipment...................   11,919     13,988
Gaming equipment..........................................    8,783     11,282
Leasehold improvements....................................      204        204
Equipment under capital leases............................      262        262
                                                            -------    -------
                                                             58,200     64,099
Accumulated depreciation and amortization.................  (16,457)   (21,629)
Construction in progress..................................      137        272
                                                            -------    -------
  Property and equipment, net.............................  $41,880    $42,742
                                                            =======    =======

    Capitalized interest included in property and equipment is $1,628 as of November 30, 1998 and 1999. Unamortized capitalized interest is $1,206 and $1,099 as of November 30, 1998 and 1999, respectively. Depreciation expense is $4,301, $4,789 and $5,434 for the years ended November 30, 1997, 1998 and 1999, respectively.

NOTE 4--LEASES

  CAPITAL LEASES

    The Company leases certain equipment under capital leases. Future minimum rentals under such capital leases are as follows at November 30, 1999:

Year ending November 30, 2000...............................    $ 91
Year ending November 30, 2001...............................      20
                                                                ----
Total minimum lease payments................................     111
Less amount representing interest...........................      (7)
                                                                ----
Net obligations.............................................     104
Less current portion........................................     (83)
                                                                ----
Long-term portion...........................................    $ 21
                                                                ====

    Capital lease obligations are included in current portion of long-term debt and long-term debt.

  OPERATING LEASES

    LCCI has an operating lease agreement for property on which LCCI constructed the riverboat facility and parking facility. The initial lease term is 10 years beginning January 1994. The terms of the lease include payment of minimum monthly rent of $8 through October 1, 1994, increasing to the greater of $33 or 1.25% of the gross revenue for the remainder of the lease term. LCCI entered into an amendment to the lease agreement to lease an additional parcel of land from the lessor. LCCI

                      CRC HOLDINGS, INC.--GAMING DIVISION

                         NOTES TO FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) (CONTINUED)

NOTE 4--LEASES (CONTINUED)
prepaid rent in the amount of $1,756 for the additional property. The prepaid rent is being amortized on a straight-line basis over the initial lease term. LCCI has the option to purchase the entire site on or after 15 years for the then appraised value of the original site, excluding improvements. LCCI also leases a total of approximately 81,600 square feet for general warehousing, office use and employee parking pursuant to two separate two-year leases. On September 1, 1999 LCCI purchased approximately 1.3 acres of land with general warehousing, office space, and employee parking, formerly leased at $8 per month. The remaining rent is $7 per month. The lease is a triple net lease, has two-year renewal options and grants LCCI a right of first refusal to purchase the property. The Company also leases office and warehouse space under operating lease agreements.

    The following is a schedule of future minimum lease payments, for all operating leases with non-cancellable terms in excess of one year at November 30, 1999:

Year ending November 30, 2000...............................   $1,046
Year ending November 30, 2001...............................      956
Year ending November 30, 2002...............................      956
Year ending November 30, 2003...............................      956
Thereafter..................................................      265
                                                               ------
    Total minimum lease payments............................   $4,179
                                                               ======

    Rental expense amounted to $1,522, $1,636, and $1,899 for the years ended November 30, 1997, 1998 and 1999, respectively. Rental expense for the years ended November 30, 1997, 1998 and 1999 includes $464, $509, and $698, respectively, of contingent rental payments in excess of the monthly minimum rent with respect to LCCI's land lease for riverboat and parking facilities.

NOTE 5--EMPLOYEE BENEFITS PLANS

    CRC maintains a non-qualified defined contribution deferred compensation plan (the "Deferred Compensation Plan") which covers most management employees. Benefits accumulate by participants based on a percentage of their annual compensation and generally vest 20% per year. The Deferred Compensation Plan's costs, net of forfeitures, included in the statements of operations for the years ended November 30, 1997, 1998 and 1999 were approximately $1,043, $576 and $631, respectively. The earnings rate for the Deferred Compensation Plan unfunded benefit liability is 7% for the years ended November 30, 1997, 1998 and 1999.

    Deferred Compensation Plan benefits funded by the Company are taxable to the participants and the Company advances the participants amounts equal to the income and payroll taxes on the funded benefits. The amounts of such advances were $251 plus accrued interest of 6% per annum as of November 30, 1999, and will be repaid from pledged death benefit proceeds of participants' life insurance policies.

    CRC also maintains defined contribution plans under Section 401(k) of the Internal Revenue Code for all qualified employees (the "401(k) Plans"). Contributions to the 401(k) Plans by the Company are based on the participants' contributions. For the years ended November 30 1997, 1998 and 1999, the Company contributed $129, $147, and $207, respectively. The Company paid certain expenses associated with administration of the 401(k) Plans.

                      CRC HOLDINGS, INC.--GAMING DIVISION

                         NOTES TO FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) (CONTINUED)

NOTE 6--INCOME TAXES

    The Company's provision for income taxes attributable to continuing operations is comprised of the following for the years ended November 30, 1997, 1998 and 1999:

                                                         1997       1998       1999
                                                       --------   --------   --------
Current
  Federal............................................   $  731      $271      $4,703
  State..............................................      (70)        4         459
  Foreign............................................      474       108          78
                                                        ------      ----      ------
    Total current tax expense........................    1,135       383       5,240
Deferred
  Deferred tax expense...............................    2,726       336       1,951
                                                        ------      ----      ------
    Total provision for income taxes.................   $3,861      $719      $7,191
                                                        ======      ====      ======

    The difference between the taxes provided for continuing operations at the U.S. federal statutory rate and the Company's actual tax provision is reconciled below for the years ended November 30, 1997, 1998 and 1999:

                                                       1997       1998       1999
                                                     --------   --------   --------
Taxes provided at statutory rate...................   $2,757    $ 3,677     $5,542
Release of valuation allowance.....................      655     (4,243)        --
State tax expense, net of federal tax benefit......      294        393        592
Foreign tax expense................................      417        158         26
Dividends of subsidiary............................      124        372        426
Other..............................................     (386)       362        605
                                                      ------    -------     ------
  Total provision for income taxes.................   $3,861    $   719     $7,191
                                                      ======    =======     ======

                      CRC HOLDINGS, INC.--GAMING DIVISION

                         NOTES TO FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) (CONTINUED)

NOTE 6--INCOME TAXES (CONTINUED)
    The approximate effect of the Company's temporary differences and carryforwards that give rise to deferred tax balances at November 30, 1998 and 1999 were as follows:

                                                              1998       1999
                                                            --------   --------
Net operating loss carryforwards..........................  $   533    $    --
Deferred pre-opening costs................................      602         --
Alternative minimum tax credit carryforward...............      414        851
Other, net................................................      626        744
                                                            -------    -------
  Current deferred tax asset..............................  $ 2,175    $ 1,595
                                                            =======    =======

Foreign currency gain.....................................  $  (904)   $  (686)
Other, net................................................      213        255
                                                            -------    -------
  Current deferred tax liability..........................  $  (691)   $  (431)
                                                            =======    =======

                                                              1998       1999
                                                            --------   --------
Deferred compensation plan liability......................  $   695    $   686
Capitalized investment costs..............................      231         --
Deferred prepayment penalty...............................      396        206
Other, net................................................      250         98
                                                            -------    -------
  Noncurrent deferred tax asset...........................  $ 1,572    $   990
                                                            =======    =======

Depreciation..............................................  $(4,084)   $(4,359)
Deferred pre-opening costs................................       50         --
Alternative minimum tax credit carryforward...............    1,064        295
Other, net................................................      (24)        20
                                                            -------    -------
  Noncurrent deferred tax liability.......................  $(2,994)   $(4,044)
                                                            =======    =======

                      CRC HOLDINGS, INC.--GAMING DIVISION

                         NOTES TO FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) (CONTINUED)

NOTE 7--LONG-TERM DEBT

    Long-term debt is comprised of the following as of November 30, 1998 and 1999:

                                                                1998       1999
                                                              --------   --------
11% senior secured notes -- interest payable semi-annually
  June 1, and December 1, with balance due December 1,
  2005......................................................  $    --    $53,000
Variable-rate senior secured increasing rate notes --
  (effective interest rate of 12.25% at November 30, 1998)
  -- interest payable quarterly and principal payable at
  December 1, 2001..........................................   50,000         --
Variable-rate term loan -- (effective interest rate of 9.25%
  and 9.59% at November 30, 1998 and 1999, respectively) --
  interest payable at the option of CHC Canada, in one, two, three or six month installments and principal payable in a quarterly installment of $241 on April 30, 1999, quarterly installments of $1,563 commencing July 31, 1999 through
  July 31, 2001, with balance due October 31, 2001..........   15,725     12,187
Capital lease obligations (see Note 4)......................      182        104
                                                              -------    -------
  Total debt................................................   65,907     65,291
Current portion.............................................   (3,445)    (6,333)
                                                              -------    -------
  Total long-term debt......................................  $62,462    $58,958
                                                              =======    =======

    Aggregate principal payments for the long-term debt, including capital lease obligations, are as follows at November 30, 1999:

Year ending November 30, 2000...............................  $ 6,333
Year ending November 30, 2001...............................    5,958
Year ending November 30, 2002...............................       --
Year ending November 30, 2003...............................       --
Year ending November 30, 2004...............................       --
Thereafter..................................................   53,000
                                                              -------
  Total.....................................................  $65,291
                                                              =======

    Variable-rate senior secured increasing rate notes--on November 25, 1998, LCCI issued $50,000 of variable rate senior secured increasing rate notes due December 1, 2001 ("the 1998 Notes") in a private placement offering to refinance the $51,000, 11 1/2% first mortgage notes issued in December 1993 in connection with the development of the Casino Rouge.

    11% senior secured notes--on January 27, 1999, LCCI issued $55,000 of 11% senior secured notes due December 1, 2005, (the "1999 Notes") in a private placement offering with interest due semi-annually beginning June 1, 1999. The proceeds were used to redeem the 1998 Notes. After December 1, 2002, LCCI may, at its option, redeem all or some of the 1999 Notes at a premium that will decrease over time from 105.5% in 2002 to 100% in 2004 of their face amount, plus interest. The redemption of the 1998 Notes resulted in LCCI incurring a net extraordinary loss of $1,731 during the year ended November 30, 1999 and the nine months ended August 31, 1999. The 1999 Notes were exchanged in May 1999 for Notes registered under the Securities Act of 1933. The registered 1999

                      CRC HOLDINGS, INC.--GAMING DIVISION

                         NOTES TO FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) (CONTINUED)

NOTE 7--LONG-TERM DEBT (CONTINUED)
Notes are freely transferable by holders thereof and are substantially identical in all material respects to the privately placed 1999 Notes for which they were exchanged. The registered 1999 Notes are collateralized by substantially all of LCCI's assets.

    Variable-rate secured term loan--in December 1998, CHC Canada amended the variable-rate secured loan denominating the outstanding balance in U.S. dollars and amending the repayment schedule. The amended loan bears interest at varying rates approximating LIBOR plus 4% per annum. The loan is collateralized by substantially all of CHC Canada's assets.

    CRC has a variable rate line of credit with a commercial bank collateralized by assets of certain shareholders of CRC. As of November 30, 1999, $462 was available under the variable rate line of credit.

  RELATED PARTY BORROWING

    In December 1996, CHC Canada paid Carnival Corporation ("CCL") $27,835 in full satisfaction of a $25,000 term credit facility, including accrued interest thereon which resulted in a net extraordinary loss of $1,385.

    The Company's financing agreements contain certain financial covenants.

NOTE 8--REDEEMABLE PREFERRED STOCK AND COMMON STOCK WARRANTS OF SUBSIDIARY

    LCCI has authorized 50,000 shares of preferred stock, of which 11,000 shares of 12% cumulative redeemable preferred stock was issued and outstanding at November 30, 1997, at a carrying value of $1,628 including accrued non-cash dividends. The preferred stock and accrued dividends were redeemed by LCCI on November 30, 1998 for $1,760.

    LCCI's debt offering in December 1993 included 153,000 detachable warrants with put rights whereby LCCI had an obligation to purchase the 153,000 warrants, at the value of LCCI's common stock as of December 1, 1998, as determined by two independent investment banking firms. At November 30, 1998, the warrants were classified as redeemable equity due to the put right feature and accreted to the amount at which LCCI expected to repurchase these warrants. Holders of 14,100 warrants elected to convert to an equivalent number of LCCI common shares, while holders of 138,900 warrants elected to have LCCI purchase the warrants. On
March 1, 1999, LCCI received valuations from two investment banking firms. Based on the average of the values determined by the investment banking firms, LCCI paid on March 8, 1999, $3,749 to holders of 138,900 warrants who exercised their put rights. On September 21, 1999, at a previous warrantholder's request, LCCI purchased 12,000 LCCI common shares for $324, the price originally offered for the warrants.

NOTE 9--MINORITY INTEREST

    The Company owns a 59% interest in LCCI. The Company's financial statements include 100% of the assets, liabilities and operations of LCCI. The effects of the minority interest have been reflected in the accompanying balance sheets and statements of operations. During the years ended November 30, 1997, 1998 and 1999, and nine months ended August 31, 1999, LCCI paid cash dividends to holders of its common stock and common stock warrants totaling $482, $1,996, $3,498 and $2,562, respectively. As

                      CRC HOLDINGS, INC.--GAMING DIVISION

                         NOTES TO FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) (CONTINUED)

NOTE 9--MINORITY INTEREST (CONTINUED)
LCCI's accumulated losses and dividends had previously eliminated the minority interest, $232, $962, $1,253 and $1,050 of LCCI common stock dividends paid to minority common stockholders and to the common stock warrantholders were charged to operations during the years ended November 30, 1997, 1998 and 1999, and nine months ended August 31, 1999, respectively. During the nine-month period ended August 31, 2000, LCCI paid a cash dividend to the minority holders of its common stock of $1,031. On September 15, 2000, LCCI paid a cash dividend to the minority holders of its common stock of $337.

NOTE 10--COMMITMENTS AND CONTINGENCIES

    In the ordinary course of its business, the Company is involved in legal proceedings resulting from incidents taking place at casinos it manages, or in which it has an ownership interest. The Company maintains comprehensive liability insurance and also requires casino owners to maintain adequate insurance coverage. In the opinion of management, the ultimate outcome of all such matters should not have a material adverse effect on the financial position of the Company, but, if decided adversely to the Company, could have a material adverse effect upon the Company's operating results during the period in which the litigation is resolved.

    Riverboat gaming licenses in Louisiana are issued for an initial five-year term with annual renewals thereafter. LCCI's original five-year gaming license was up for renewal in July 1999. On June 15, 1999, LCCI received a conditional license approval from the Louisiana Gaming Control Board (the "Louisiana Board") until completion of their investigation. LCCI, its officers, directors, managers, principal shareholders, including the Company and its officers and directors and key gaming employees, will be subject to strict scrutiny and full suitability investigations and approval by the Louisiana Board in connection with LCCI's renewal application. The factors the Louisiana Board has stated it will consider, among others, in order to renew LCCI's license, include LCCI's compliance with all the requirements of the Louisiana Riverboat Economic Development and Gaming Control Act, the approval of various systems and procedures, the demonstration of good character (including an examination of criminal and civil records) and methods of business practice. The Louisiana Board may also seek to impose, as a condition of the license renewal, certain Louisiana, minority and female employment and procurement goals.

    Gaming licenses in Ontario are issued for four-year terms. CHC Canada's original gaming license is up for renewal in July 2000. CHC Canada has filed its renewal application and paid its annual renewal fee and its license is deemed to continue to July 2001 pending completion of the relicensing investigation. CHC Canada and its officers, directors, managers, principal shareholders, including the Company and its officers and directors and key gaming employees, will be subject to strict scrutiny and full suitability investigations and approval by the Ontario Alcohol and Gaming Commission in connection with CHC Canada's renewal application.

    LCCI and CHC Canada believe they will be successful in receiving renewals of the licenses, but no assurance can be given as to whether or when the licenses will be renewed, or extent of any restrictions that may be imposed as conditions thereof. The loss, suspension or failure to obtain renewals of the licenses would have a material adverse effect on the Company.

    Pursuant to the agreement to manage the Casino Rama complex, dated
March 18, 1996, as amended (the "Agreement"), CHC Canada will receive during the first three years from the opening

                      CRC HOLDINGS, INC.--GAMING DIVISION

                         NOTES TO FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) (CONTINUED)

NOTE 10--COMMITMENTS AND CONTINGENCIES (CONTINUED) date, July 31, 1996, a management fee, subject to certain limitations, of 2.75% of gross revenues plus 5.0% of net operating margin (as such terms are defined in the Agreement) and, subsequent to year three, an operator's fee of 2.0% of gross revenues plus 5.0% of net operating margin. The term of the Agreement, which is 10 years from the opening date, requires CHC Canada to loan Casino Rama, Inc. $25,000 (see Note 2) and, under certain circumstances additional amounts to fund Casino Rama operating deficits, if any. The performance and obligations of CHC Canada under the Agreement are guaranteed by CRC. In addition, CRC and CHC Canada each guarantee, with recourse limited to a pledge of shares of CHC Canada and its interests under the Agreement; (i) a term loan credit facility in the amount of $105,500 and (ii) a revolving term loan credit facility in the amount of $3,404, both between Casino Rama, Inc. and a Canadian commercial bank, of which no amounts remain outstanding as of November 30, 1999. Financing provided by third parties and CHC Canada to Casino Rama, Inc. were repaid from the operating profits of Casino Rama.

    In November 1993, LCCI was involved in a dispute regarding consulting services. Although a formal demand had not been made to LCCI, management believed the dispute could lead to litigation and accrued $1,700 for the estimated cost of resolution. LCCI settled litigation related to this dispute in May 1998. Pursuant to the settlement, each party entered into mutual general releases and neither party admitted any liability in connection with the settlement. As a result of the settlement, LCCI has recognized a net reduction of $400 in management services and operating costs for the year ended
November 30, 1998.

NOTE 11--STOCKHOLDERS' EQUITY

    CRC has an Employee Stock Option Plan (the "Plan") which provides for the grant to employees of both incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) and nonstatutory stock options to eligible employees (including officers and directors) and non-employee directors. A total of 1,700,000 shares of common stock have been reserved for issuance under the Plan. In conjunction with the Patriot Merger, CHC's options were cancelled and CRC granted new options which retained the term and vesting attributes of the CHC options.

    The table below summarizes the status of the CRC's Plan as of November 30, 1998 and 1999, and changes during the years then ended as follows:

                                                        1998                           1999
                                            ----------------------------   ----------------------------
                                                        WEIGHTED-AVERAGE               WEIGHTED-AVERAGE
OPTIONS                                      SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
-------                                     ---------   ----------------   ---------   ----------------
Outstanding at beginning of year..........         --        $  --         1,387,071        $2.36
Granted...................................  1,387,071         2.36                --           --
Exercised.................................         --                        (14,150)        3.43
Forfeited.................................         --                           (500)        3.43
                                            ---------                      ---------
Outstanding at end of year................  1,387,071         2.36         1,372,421         2.35
                                            =========                      =========
Options excercisable at year-end..........    933,315                      1,203,439
Weighted-average fair value of options
  granted during the year.................  $    2.08                      $      --

                      CRC HOLDINGS, INC.--GAMING DIVISION

                         NOTES TO FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) (CONTINUED)

NOTE 11--STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes information about options outstanding at November 30, 1999:

                                       OPTIONS OUTSTANDING                       OPTIONS EXCERCISABLE
                        -------------------------------------------------   -------------------------------
                                      WEIGHTED-AVERAGE
      RANGE OF            NUMBER         REMAINING       WEIGHTED-AVERAGE      NUMBER      WEIGHTED-AVERAGE
   EXERCISE PRICES      OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXCERCISABLE    EXERCISE PRICE
---------------------   -----------   ----------------   ----------------   ------------   ----------------
       $ 1.93              988,052       5.0 years            $1.93            988,052          $1.93
       $ 3.43              384,369             6.6             3.43            215,387           3.43
                         ---------                                           ---------
                         1,372,421             5.5             2.35          1,203,439           2.20
                         =========                                           =========

    All options issued were granted at fair market value on the original date of grant, generally have a term of 10 years, and generally become exercisable with respect to 20% of the covered shares commencing one year after grant, and are generally exercisable with respect to an additional 20% of the covered shares after each additional year until fully exercisable.

    The fair value of each option grant was estimated on the date of the grant using the minimum value method with the following assumptions: risk-free interest rate of 7.5%, no dividend yield, expected lives of 10 years and no volatility.

    The Company applies Accounting Principles Board No. 25 and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS No. 123, the Company's pro forma net income would have been $9,519 and $6,805 for the years ended November 30, 1998 and 1999, respectively.

    On June 30, 1998, CRC settled a liability assumed as part of the Patriot Merger by issuing to an executive officer 121,289 shares of CRC common stock. The stock grant vested immediately.

NOTE 12--RELATED PARTY TRANSACTIONS

    CRC and CCL entered into a trademark license agreement providing for the Company's use of the "Carnival" trademark so that the Company may conduct business as "Carnival Resorts and Casinos." Fees due under the agreement are the greater of $100 or 1% of the Company's revenues, as defined. The trademark license fees for the years ended November 30, 1997, 1998 and 1999 were $480, $518, and $649, respectively.

    The Company provides accounting services, at cost, to certain entities owned and controlled by certain of its officers. The entities are obligated to reimburse the Company for such services provided. The cost of such services were $154 and $46 for the years ended November 30, 1998 and 1999, respectively.

NOTE 13--REPORT ON CONDITIONAL LICENSE RENEWAL OF LCCI (UNAUDITED)

    On or about July 25, 2000, the Division of the Louisiana Attorney General's Office (the "Division") submitted a Report on Conditional License Renewal of LCCI, in which the Division and the Louisiana State Police outlined three conditions on the license renewal of LCCI. The first condition involved LCCI minority shareholder Jerry Bayles. The Division recommended that in order to renew

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
                      CRC HOLDINGS, INC.--GAMING DIVISION

                         NOTES TO FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) (CONTINUED)

NOTE 13--REPORT ON CONDITIONAL LICENSE RENEWAL OF LCCI (UNAUDITED) (CONTINUED) the license of LCCI, that Mr. Bayles have no more direct day to day involvement in the management or operations of Casino Rouge than he currently maintained. The second condition related to CRC officer Robert Sturges. The Division suggested in the report that LCCI's license also be conditioned upon the status quo relating to Mr. Sturges' day to day management and operation of Casino Rouge. Finally, the report addressed, among other things, Capital Lake Properties, Inc. ("CLP"), the landlord of the leased property where Casino Rouge is located, which currently receives rent based upon 1.25% of gross cash revenue, as defined. The Division's report contained a proposed condition on the license renewal of LCCI, that CLP submit itself to a suitability investigation. The report has not been formally acted upon by the Louisiana Board. Attorneys for the Louisiana Board have indicated that the Louisiana Board will decide the issue of renewal of LCCI's license, and any potential conditions, along with the decision to allow the transfer of LCCI's common stock to Penn. On or about November 29, 2000, LCCI filed suit against CLP for declaratory judgment in the 19th Judicial District Court of Louisiana seeking a determination whether CLP, as a matter of law, must submit to a suitability investigation and what, if any, obligations CLP has under the lease agreement, to submit to suitability. It is expected that the litigation will, when complete, decide whether the Louisiana Board will condition LCCI's license on the suitability of CLP. It is not expected that the conditions relating to the day to day involvement of Mr. Bayles or Mr. Sturges will be challenged by LCCI.

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